Filed pursuant to Rule 424(b)(3)

Registration Statement No. 333-252567

Prospectus Supplement no. 2 DATED May 31, 2022

(to the Prospectus dated September 23, 2021)

27,953,349 Shares of Common Stock

This prospectus supplement no. 2 amends and supplements the prospectus dated September 23, 2021 (as supplemented or amended from time to time, the “Prospectus”), which forms a part of our Registration Statement on Form S-1 (No. 333-252567) relating to the resale of up to 27,953,349 shares of our Class A common stock, $0.0001 par value per share (“Common Stock”) by the selling stockholders identified therein pursuant to the Registration Rights Agreements (as defined in the Prospectus). This prospectus supplement should be read in conjunction with the Prospectus and is qualified by reference to the Prospectus except to the extent that the information in this prospectus supplement supersedes the information contained in the Prospectus.

This prospectus supplement is being filed to update and supplement the information in the Prospectus with the information contained in (i) our Annual Report on Form 10-K filed with the Securities and Exchange Commission (the “SEC”) on March 14, 2022, (ii) our Proxy Statement for the fiscal year ended December 31, 2021 filed with the SEC on April 29, 2022, and (iii) our Quarterly Report on Form 10-Q filed with the SEC on May 10, 2022, all of which are attached to this prospectus supplement.

Our Common Stock is traded on the NYSE American under the symbol “ID.” On May 27, 2022, the last reported sale price of our Common Stock was $1.20 per share.

Investing in our securities involves a high degree of risk. You should review carefully the risks and uncertainties described under the heading “Risk Factors” beginning on page 6 of the Prospectus, and under similar headings in any amendments or supplements to this prospectus.

Neither the SEC nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

The date of this prospectus supplement is May 31, 2022

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 10-K

☒ ANNUAL REPORT PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934

For the fiscal year ended December 31, 2021

or

☐ TRANSITION REPORT PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934

Commission File Number: 001-38296

PARTS iD, INC.

(Exact Name of Registrant as Specified in Charter)

Delaware	81-3674868
(State or Other Jurisdiction of Incorporation or Organization)	(I.R.S. Employer Identification Number)

1 Corporate Drive, Suite C

Cranbury, New Jersey 08512

(Address of Principal Executive Offices, Zip Code)

Registrant’s telephone number, including area code: (609) 642-4700

Securities registered under Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Class A Common Stock, par value $0.0001 per share	ID	NYSE American

Securities registered under Section 12(g) of the Act: None.

Indicate by check mark if the registrant is a well-known seasoned issuer, as defined in Rule 405 of the Securities Act. Yes ☐ No ☒

Indicate by check mark if the registrant is not required to file reports pursuant to Section 13 or 15(d) of the Exchange Act. Yes ☐ No ☒

Indicate by check mark whether the registrant: (1) has filed all reports required to be filed by Section 13 or 15(d) of the Exchange Act during the preceding 12 months (or for such shorter period that the registrant was required to file such reports), and (2) has been subject to such filing requirements for the past 90 days. Yes ☒ No ☐

Indicate by check mark whether the registrant has submitted electronically every Interactive Data File required to be submitted pursuant to Rule 405 of Regulation S-T (§ 232.405 of this chapter) during the preceding 12 months (or for such shorter period that the registrant was required to submit such files). Yes ☒ No ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☒
Non-accelerated filer	☐	Smaller reporting company	☒
		Emerging growth company	☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Indicate by check mark whether the registrant has filed a report on and attestation to its management’s assessment of the effectiveness of its internal control over financial reporting under Section 404(b) of the Sarbanes-Oxley Act (15 U.S.C. 7262(b)) by the registered public accounting firm that prepared or issued its audit report. Yes ☐ No ☒

Indicate by check mark whether the registrant is a shell company (as defined in Rule 12b-2 of the Exchange Act). Yes ☐ No ☒

The aggregate market value of the voting and non-voting common stock held by non-affiliates of the registrant as of June 30, 2021, the last business day of the registrant’s last completed second quarter, based upon the closing price of the common stock of $6.04 on such date, was $38,679,465. Excluded from this amount is the value of all shares beneficially owned by the registrant’s sponsor or investors thereof, directors of the registrant, and the founders of the predecessor company to the registrant. These exclusions should not be deemed to constitute a representation or acknowledgment that any such individual is, in fact, an affiliate of the registrant or that there are no other persons or entities who may be deemed to be affiliates of the registrant.

As of March 10, 2022, there were 33,965,804 shares of registrant’s common stock outstanding.

DOCUMENTS INCORPORATED BY REFERENCE

Portions of the registrant’s definitive proxy statement relating to its 2022 annual meeting of shareholders are incorporated by reference into Part III of this Annual Report on Form 10-K

i

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

All statements in this Annual Report on Form 10-K that address events, developments or results that we expect or anticipate may occur in the future are “forward-looking statements” within the meaning of Section 27A of the Securities Act, Section 21E of the Exchange Act and the Private Securities Litigation Reform Act of 1995. The words “anticipate,” “believe,” “continue,” “could,” “estimate,” “expect,” “intends,” “project,” “forecast,” “may,” “might,” “plan,” “possible,” “potential,” “predict,” “project,” “should,” “seeks,” “scheduled,” or “will,” and similar expressions are intended to identify forward-looking statements. These statements relate to future periods, future events or our future operating or financial plans or performance, are made on the basis of management’s current views and assumptions with respect to future events, including management’s current views regarding the likely impacts of the COVID-19 pandemic and the conflict in Ukraine. Any forward-looking statement is not a guarantee of future performance and actual results could differ materially from those contained in the forward-looking statement. We operate in a changing environment where new risks emerge from time to time and it is not possible for us to predict all risks that may affect us, particularly those associated with the COVID-19 pandemic and the conflict in Ukraine, which have had wide-ranging and continually evolving effects. The forward-looking statements, as well as our prospects as a whole, are subject to risks and uncertainties that could cause actual results to differ materially from those set forth in the forward-looking statements. These risks and uncertainties include, without limitation:

●	the ongoing conflict between Ukraine and Russia has affected and may continue to affect our business;

●	competition and our ability to counter competition, including changes to the algorithms of Google and other search engines and related impacts on our revenue and advertisement expenses;

●	the impact of health epidemics, including the COVID-19 pandemic, on our business and the actions we may take in response thereto;

●	disruptions in the supply chain and associated impacts on demand, product availability, order cancellations and cost of goods sold including inflation;

●	difficulties in managing our international business operations, particularly in the Ukraine, including with respect to enforcing the terms of our agreements with our contractors and managing increasing costs of operations;

●	changes in our strategy, future operations, financial position, estimated revenue and losses, product pricing, projected costs, prospects and plans;

●	the outcome of actual or potential litigation, complaints, product liability claims, or regulatory proceedings, and the potential adverse publicity related thereto;

●	the implementation, market acceptance and success of our business model, expansion plans, opportunities and initiatives, including the market acceptance of our planned products and services;

●	developments and projections relating to our competitors and industry;

●	our expectations regarding our ability to obtain and maintain intellectual property protection and not infringe on the rights of others;

●	our ability to maintain and enforce intellectual property rights and our ability to maintain our technology position;

●	our future capital requirements;

●	our ability to raise capital and utilize sources of cash;

●	our ability to obtain funding for our operations;

●	changes in applicable laws or regulations;

●	the effects of current and future U.S. and foreign trade policy and tariff actions;

●	disruptions in the marketplace for online purchases of aftermarket auto parts;

●	costs related to operating as a public company; and

●	the possibility that we may be adversely affected by other economic, business, and/or competitive factors.

See also the section titled “Risk Factors” (refer to Part I, Item 1A of this report), and subsequent reports and registration statements filed from time to time with the Securities and Exchange Commission (the “SEC”), for further discussion of certain risks and uncertainties that could cause actual results and events to differ materially from our forward-looking statements. Readers of this report are cautioned not to rely on these forward-looking statements, since there can be no assurance that these forward-looking statements will prove to be accurate. Forward-looking statements speak only as of the date they are made, and we expressly disclaim any intention or obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. This cautionary note is applicable to all forward-looking statements contained in this report.

RISK FACTORS SUMMARY

Our business, financial condition, and operating results may be affected by a number of factors, whether currently known or unknown. Any one or more of such factors could directly or indirectly cause our actual results of operations and financial condition to vary materially from past or anticipated future results of operations and financial condition. Any of these factors, in whole or in part, could materially and adversely affect our business, financial condition, results of operations, and stock price. We have provided a summary of some of these risks below, with a more detailed explanation of the risks applicable to us in Part I, Item 1A. “Risk Factors” and elsewhere in this report.

●	Russian military action against Ukraine has resulted in disruptions to the operations of our outsourced teams in Ukraine and could have a material adverse effect on our operations, liquidity and business.

●	Our business is subject to risks arising from epidemic diseases, such as the COVID-19 pandemic.

●	Our recent growth rates may not be sustainable or indicative of our future growth, which will depend on: (i) our customers’ experience, (ii) the economy and disposable income of our customers, (iii) our product offering, product pricing and fulfillment, (iv) shipping speed and cost optimization, (v) our competitive position in the aftermarket parts supply market, (vi) changes in search engine algorithms affecting our website’s search engine optimization, and (vii) vendor supplies and vendor performance.

●	We are primarily dependent on negative working capital to finance our business, and any adverse change in the availability of negative working capital, due to any factor, including a decrease in revenues or a reduction and/or withdrawal of credit terms from our key vendors, could severely impact the liquidity of the Company and its operations.

●	Our business operates on thin operating margins, and even small changes in our operating scale, revenue growth rate, product costs, advertisement costs, customer traffic patterns, search engine algorithms, or selling and administrative overhead costs, or any one-time exceptional expense, could have a material impact on our profitability. If we fail to manage our growth or our cost effectively, our business, financial conditions and results of operations could be materially and adversely affected.

●	We may be unable to accurately forecast net sales and appropriately plan our expenses in the future.

●	We depend on search engines and other online sources to attract visitors to our digital commerce platform, and if we are unable to attract these visitors and convert them into customers in a cost-effective manner, our business, financial condition and results of operations will be harmed.

●	If we are unable to manage the challenges associated with our international operations, the growth of our business could be limited, and our business could suffer.

●	Our growth strategy is dependent upon our ability to expand our “iD” branded store in industries outside automotive parts and accessories and to expand beyond our core “do-it-yourself” (“DIY”) customer base into “business to business” and “do-it-for-me” (“DIFM”) customers, and these expansion efforts may fail.

●	We are highly dependent upon key product vendors. Sales of products sourced from our top ten product vendors represented approximately 34.9% of our total revenue during the fiscal year ended December 31, 2021. Our ability to source products from product vendors in amounts and on terms acceptable to the Company is dependent upon factors that are beyond our control.

●	We source a majority of our private label products, and our product vendors acquire a majority of their products, from manufacturers and distributors located in Taiwan and China. We do not have any long-term contracts or exclusive agreements with our foreign product vendors that would ensure our ability to source the types and quantities of products we desire at acceptable prices and in a timely manner or that would allow us to rely on customary indemnification protection with respect to any third-party claims similar to some of our U.S. product vendors.

●	We may not be able to properly enforce our agreements with contractors, service providers or product vendors in international markets.

●	We face intense competition and operate in an industry with limited barriers to entry, and some of our competitors may have greater resources than us and may be better positioned to capitalize on the growing online automotive aftermarket parts and accessories market.

●	Our business is largely dependent on the personal efforts and abilities of highly skilled executive and other personnel and the loss of any key employee or our inability to attract or retain other qualified employees could harm our business and results of operations.

●	Any failure to maintain the privacy and security of information, including personally identifiable information relating to our customers, employees and vendors, whether as a result of cybersecurity or ransomware attacks on our information systems or otherwise, could damage our reputation, result in litigation or other legal actions against us, cause us to incur substantial additional costs, and materially adversely affect our business, financial condition and results of operations.

●	Technology and systems failures, including failures due to natural disasters or other catastrophic events, could prevent access to our digital commerce platform, which could reduce our net sales and harm our reputation.

●	If we are unable to protect our intellectual property rights, our reputation and brand could be impaired and we could lose customers.

●	Claims of intellectual property infringement by parts manufacturers, distributors or retailers to the validity of aftermarket parts and accessories or related marketing materials could adversely affect our business.

●	We are subject to environmental laws, rules, and regulations, which may adversely impact our operations, and the failure to comply could result in harm to our reputation and could lead to fines and other penalties, including restrictions on the importation of our products into, or the sale of its products in, one or more jurisdictions until compliance is achieved.

●	Our business could be adversely affected by an ongoing legal proceeding with certain stockholders, and because we are involved in litigation from time to time and are subject to numerous laws and governmental regulations, we could incur substantial judgments, fines, legal fees and other costs as well as reputational harm.

●	We are incurring significantly increased expenses and administrative burdens as a public company, which could have an adverse effect on our business, financial condition and results of operations.

●	We depend on third-party delivery services to deliver products to our customers on a timely and consistent basis, and any deterioration in our relationship with any one of these third parties or increases in the fees that they charge could harm our reputation and adversely affect our business and financial condition.

●	Shipping is a critical part of our business and any changes in, or disruptions to, our shipping arrangements could adversely affect our business, financial condition, and results of operations. Further, customers’ increasing demands for free shipping of products could adversely impact the growth of our business.

●	We rely on our bandwidth and data center providers and other third parties to provide services and products to our customers, and any failure or interruption in the services provided by these third parties could disrupt our business and cause us to lose customers.

●	Demand for the products we sell may be affected by the number of older vehicles in service. Vehicles seven years old or older are generally no longer under the original vehicle manufacturers’ warranties and tend to need more maintenance and repair than newer vehicles.

●	Demand for the products we sell may be affected by the number of miles vehicles are driven annually. Higher vehicle mileage increases the need for maintenance and repair. Mileage levels may be affected by gas prices, ride sharing, the COVID-19 pandemic and related restrictions to slow its spread and other factors.

●	If commodity prices such as fuel, plastic and steel increase, our margins may be negatively impacted.

PART I

Item 1. Business

The following discussion reflects, and “we,” “us,” “our” the “Company” and “PARTS iD” generally refer to, the business of Onyx Enterprises Int’l, Corp. prior to giving effect to the Business Combination and PARTS iD, Inc. after giving effect to the Business Combination, as the context indicates, unless the context otherwise refers to Legacy Acquisition Corp.

Introductory Note

On November 20, 2020 (the “Closing Date”), PARTS iD, Inc., a Delaware corporation (f/k/a Legacy Acquisition Corp. (“Legacy”)) (the “Company” or “PARTS iD”), consummated the previously announced business combination pursuant to that certain Business Combination Agreement, dated September 18, 2020 (the “Business Combination Agreement”), by and among the Company, Excel Merger Sub I, Inc., a Delaware corporation and an indirect wholly owned subsidiary of the Company and directly owned subsidiary of Merger Sub 2 (“Merger Sub 1”), Excel Merger Sub II, LLC, a Delaware limited liability company and direct wholly owned subsidiary of the Company (“Merger Sub 2”), Onyx Enterprises Int’l, Corp., a New Jersey corporation (“Onyx”), and Shareholder Representative Services LLC, a Colorado limited liability company, solely in its capacity as the stockholder representative pursuant to the terms of Section 11.16 of the Business Combination Agreement.

At the closing of the transactions contemplated by the Business Combination Agreement (the “Closing”), (a) Merger Sub 1 merged with and into Onyx (the “First Merger”), with Onyx surviving as a direct wholly-owned subsidiary of Merger Sub 2, and (b) promptly following the First Merger, Onyx, as the surviving company of the First Merger, merged with and into Merger Sub 2 (the “Second Merger”). Upon the consummation of the Second Merger, Merger Sub 2 was the surviving company and Onyx ceased to exist, and Merger Sub 2 became a direct, wholly owned subsidiary of the Company (collectively with the other transactions described in the Business Combination Agreement, the “Business Combination”). On the Closing Date, (i) Legacy changed its name from Legacy Acquisition Corp. to PARTS iD, Inc. and listed its shares of Class A common stock, par value $0.0001 per share (the “Class A Common Stock”) on the NYSE under the symbol “ID” and (ii) Merger Sub 2 changed its name to PARTS iD, LLC (“PARTS iD, LLC”).

Available Information

Our website address is www.partsidinc.com. Copies of our Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q, Current Reports on Form 8-K, as well as any amendments to those reports, are available free of charge through our website as soon as reasonably practicable after they are electronically filed with, or furnished to, the SEC. In addition, our code of ethics, audit committee charter, compensation committee charter, nominating and corporate governance committee charter and strategy, technology and risk management committee charter are available free of charge on our website. The public may read materials we file with the SEC, including reports, proxy and information statements, and other information, on the Internet site maintained by the SEC. The address of that site is www.sec.gov.

The above references to our website and the SEC’s website do not constitute incorporation by reference of the information contained on the websites and such information should not be considered part of this document.

Overview

PARTS iD, Inc. is a technology-driven, digital commerce company focused on creating custom infrastructure and unique user experiences within niche markets. The Company was founded in 2008 with a vision of creating a one-stop digital commerce destination for the automotive parts and accessories market. Management believes that the Company has since become a market leader and proven brand-builder, fueled by its commitment to delivering an engaging shopping experience; comprehensive, accurate and varied product offerings; and continued digital commerce innovation.

At its core, the Company’s technology solution is a data and information platform that enables and facilitates a differentiated digital commerce experience within complex product markets, as opposed to a pure digital commerce or electronics retailer. The deep technology platform that we have built integrates software engineering with catalog management, data intelligence, mining and analytics, along with user interface development that utilizes distinctive rules-based parts fitment software capabilities. In order to handle the ever-growing need for accurate automotive product and parts data, the Company has utilized cutting-edge computational and software engineering techniques, including Bayesian classification, to enhance and improve data records and product information and also deliver an engaging user experience. The technology platform also offers the Company fungibility, which was demonstrated by the fact that it was able to launch seven additional verticals in August 2018.

Through the journey of building a comprehensive and complex product portfolio with approximately 18 million SKUs, as well as building an end-to-end digital commerce platform, the Company has developed a platform for both digital commerce and fulfillment, relying on insights gleaned from over 14 billion data points related to vehicle parts, a virtual shipping network comprising over 2,500 locations, over 5,000 active brands, and machine-learning algorithms for complex fitment industries such as vehicle parts and accessories.

While the Company’s platform has been initially focused on automotive parts and accessories, management believes the Company’s platform is scalable and can be applied to other complex, multi-dimensional fitment, product portfolio industries, in addition to the seven parts and accessories verticals — semi-truck, motorcycle, powersports, RV/camper, boating, recreation and tools — that we launched in August 2018.

The Company has positioned these verticals under its existing “iD” brand and believes this will drive brand loyalty among customers and reputation among vendors, ultimately increasing online traffic, brand visibility, and customer orders for adjacent markets. The Company has since experienced growth in revenue related to the additional verticals, our original equipment (“OE”) business, and our repair parts business.

Customer service is a key aspect of the experience the Company offers to its customers throughout their buying journey. The Company has specialized customer support teams which assist customers in navigating through the platform, addressing any technical questions, order tracking and completing the order.

Digital Commerce Platform

The Company’s digital commerce platform was developed in-house from inception as a solution for industries with data limitations and parts fitment complexities, all while making processes simpler and more efficient. A core differentiator of the Company’s digital commerce platform is its purpose-built and proprietary data catalog developed over more than a decade by collecting, analyzing and refining data regarding original equipment manufacturer, or OEM, vehicles and aftermarket products and customer feedback to define a universe of accurate Year-Make-Model, or YMM, values. Management believes this functionality creates a unique user experience path that drives purchase intelligence and increases consumer confidence and trust.

The Company’s in-house data catalog houses over 14 billion data points for automobiles and the Company’s other seven verticals. This data catalog is designed to tie vehicles with parts that fit their specific YMM, including the variations of sub-model, engine size, transmission type and drivetrain type, as well as to recommend complementary products, such as tools required to install purchased parts and accessories. To build its catalog, the Company aggregates data from multiple sources, cross-pollinates this data to address any gaps in data sets, enriches the catalog using its proprietary internal data, then applies artificial intelligence to make further improvements. Through this process, the Company’s data catalog is able to: (i) determine the exact parts fitment for a product by its parameters, even if certain fitment details are originally missing in manufacturers’ data feeds; and (ii) rapidly incorporate new SKUs as they become available. Because its data catalog is continually expanding with each customer interaction, the Company also is able to offer better purchase recommendations, increase up-sell opportunities, improve the efficiency of its fulfillment operations, and lower errors and mistakes in orders. These economic and commercial advantages result in a fly-wheel effect that increases operating leverage and momentum. Because the cost of operating the Company’s data catalog is largely fixed, the Company has been able to expand its customer offerings into adjacent categories at relatively low incremental costs. The Company’s in-house catalog and deep understanding of fitment data helps offer a personalized and tailored experience to its diverse customer base of DIY, DIFM and PRO (mechanics) customers. The Company is committed to providing an enhanced customer experience and becoming a one-stop shop and seamless solution for all vehicle enthusiast needs.

Product Vendors

The Company provides its product vendors with access to its large customer base and e-commerce market. The Company’s 1000+ product vendors can leverage the Company’s disruptive technology, enhanced fitment data, deep understanding of the market and large customer database to sell and position their innovative product catalog instantly. Product vendors can benefit from the Company’s engaging shopping experience, advanced 3D imagery, in-depth product description, reviews, installation guides and other tailored content offered by the Company’s platform, complemented by specialized customer service.

Fulfillment Operations

The Company’s virtual, proprietary and capital-efficient fulfillment model manages its sales volume while carrying minimal inventory, which is primarily associated with its private label products. The Company’s platform, which incorporates live or frequently updated inventory feeds from our product vendors, provides stock-on-hand for approximately 18 million products across over 5,000 active brands. The Company’s fulfillment model decides which product vendor to source from while the sale is made based on a proprietary algorithm, which incorporates factors such as availability of inventory, customer proximity, shipping cost and profitability.

This decentralized, data-driven approach allows the Company to increase delivery speed through more than 2,500 shipping points from its U.S. vendor network.

Products

The Company primarily sells automotive parts and accessories, including a wide range of goods from automobile accessories, wheels and tires, performance parts, lighting and repair parts. In addition, the Company launched seven new verticals in August 2018 and, in 2021, the value of the orders received from these verticals was approximately 9% of the Company’s total order value. These seven verticals offer parts and accessories for semi-trucks, motorcycles, powersports (including ATVs, snowmobiles and personal watercraft), RVs/campers, boats, recreation (including outdoor sports and camping gear) and tools using the same proprietary platform.

The Company primarily sources its products from industry leading brands and product vendors located in the U.S., except that its private label products are largely sourced from foreign product vendors. Regarding sales of products sourced from our product vendors, no single product vendor accounted for more than 10% of the Company’s total revenue for the year ended December 31, 2021. The Company’s inventory on hand, which largely relates to private label products, was approximately $1.7 million in value as of December 31, 2021. As of December 31, 2021 and December 31, 2020, the sale value of customers’ unshipped and undelivered orders were $15.5 million and $16.2 million, respectively.

Private Label Product. The Company’s private label business uses proprietary data to identify, import and sell higher margin products that are in demand on its platform. Management believes that by selecting and pairing a superior import product with its purpose-built and proprietary data catalog, consumers are provided the option to purchase a high-quality product at a reasonable cost. Private label revenue was less than 10% of the Company’s total revenue for the year ended December 31, 2021.

Branded Product. The Company has developed and implemented application-programming interfaces with the majority of its drop-ship product vendors that allow it to electronically transmit orders, check inventory availability, and receive the shipment tracking information and share it with its customers. These processes allow the Company to offer over 5,000 brands on an inventory-free basis, thereby reducing carrying costs and improving margins.

Industry and Market Opportunity

The Company’s management believes the U.S. aftermarket automotive market is massive, fragmented, and ripe for disruption as overall consumer preferences are increasingly shifting to online transactions. Although the ultimate impacts of the COVID-19 pandemic remain uncertain and consumer demand for automobile parts and accessories may be impacted in a recessionary environment, a recent survey published by Capgemini SE, a consulting corporation, found that 46% of U.S. adults surveyed plan to use their cars more often and public transportation less often in the future.

According to Hedges & Company, the light duty auto parts industry is projected to be $341 billion in 2022, which includes parts and service. The entire automotive aftermarket/auto care industry, including medium and heavy-duty parts and services, is projected to be $439 billion in 2022.

The Company has historically focused on the $48 billion specialty automotive equipment market but is seeking to accelerate its growth through automotive repairs, targeted international expansion and the addition of new verticals. The Company’s other product verticals present an aggregate market opportunity exceeding $100 billion. The Company recently hired general managers with industry experience to lead its boating, RV/camper and motorcycle verticals.

Market Size

(1)	2022 forecast published by Hedges Company based on Auto Care Association/AASA Channel Forecast Model; (2) 2021 SEMA Market Report. (3) Outdoor Industry Association, IBIS World, Global Market Insights, Technavio, Freedonia, National Marine Manufacturers Association

SEMA Future Trends January2022 report

Market by Channels

Historically consumers have bought the majority of their automotive specialty-equipment parts from in-store retail channels. However, 2020 saw shifts toward online sales due to restrictions on in-person shopping. Just over half of dollars spent on automotive specialty-equipment parts in 2020 and 2021 went through online channels. Sales channel preferences vary widely based on the cost, complexity, and local availability of a given product type. The online penetration is generally higher for accessories, as online channels offer convenience and a broader selection as compared to in-store retail channels.

According to Hedges & Company: (i) year-over-year growth in automotive eCommerce in 2022 is expected to be 11.7%; (ii)the compounded annual growth rate (CAGR) for parts eCommerce is projected just under 9% through 2025; (iii) online revenue for automotive parts eCommerce revenue is expected to reach $38 billion in 2022 in the U.S.; and (iv) first-party and third-party marketplaces auto parts industry growth combined in the U.S. is projected to reach $67 billion by the year 2030.

Source: 2021 SEMA Market Report

In summary, the market opportunity is large and heavily fragmented, and the online DIFM/installer market is an additional market opportunity.

Marketing

Management believes its customers’ core need is to find the right parts that fit their vehicle at the best price and are delivered on time. Our marketing strategies are designed around customer acquisition and retention which includes paid and non-paid advertising. Our paid advertising primarily includes search engine marketing, display, paid social media, and paid partnerships. Our non-paid advertising efforts include search engine optimization, non-paid social media and e-mail marketing.

The Company currently drives traffic to its platform primarily with search engines; 75% of the Company’s traffic and 64% of its revenue in 2021 was acquired in this manner. Once on the platform, customers are presented with the Company’s proprietary marketing and product content that is created via in-house, multi-step image and video processing. Automated image refinement and the Company’s creative design team work to ensure consistency and quality across all content, including the product images presented to customers on the Company’s platform. Product pages on the Company’s platform present customers with multiple, customized product choices, plus cross-sell and up-sell opportunities, as well as training materials, product comparison information, installation instructions and customer reviews. Customers have the option to shop and explore on the Company’s platform in multiple ways, including by part number, brand or product category.

Competition

The parts and accessories industries in which the Company sells its products are competitive and fragmented, and products are distributed through multi-tiered and overlapping channels. The Company competes with both online and offline sellers that offer parts and accessories, repair parts and OEM parts to either the DIY or the DIFM consumer groups. Current or potential competitors include (i) online retailers, including both niche retailers of uncommon, highly specialized products and general retailers of a larger number of broadly available products; (ii) national parts retailers such as Advance Auto Parts, AutoZone, NAPA and O’Reilly Auto Parts; (iii) internet-based marketplaces such as Amazon.com and eBay.com; (iv) discount stores and mass merchandisers; (v) local independent retailers; (vi) wholesale parts distributors and (vii) manufacturers, product vendors and other distributors selling online directly to consumers. The Company faces significant competition from these and other retailers in the United States and abroad. The majority of these competitors are, and will be, substantially larger than the Company, and have substantially greater resources and operating histories. There can be no assurance that the Company will be able to keep pace with the technological or product developments of its competitors. These companies also compete with the Company in recruiting and retaining highly qualified technical and professional personnel and consultants.

Competitive factors in the markets the Company serves include fitment data and related intelligence, technology, customer experience, customer service, range of product offerings, product availability, product quality, price and shipping speed. Management believes its custom-built tech-stack for the complex, multi-dimensional automotive parts and accessories industry, which offers over 5,000 active brands and approximately 18 million unique SKUs, provides it with a unique competitive advantage.

Intellectual Property

The Company owns a number of trade names, service marks and trademarks, including “iD,” “CARiD,” “BOATiD,” “MOTORCYCLEiD,” “CAMPERiD,” “POWERSPORTSiD,” “TOOLSiD,” “TRUCKiD,” “RECREATIONiD” and more, for use in connection with its business. In addition, the Company owns and has registered trademarks for certain of its private label brands. Management believes these trade names, service marks and trademarks are important to the Company’s sales and marketing strategy.

Environmental Matters

The Company is subject to various federal, state and local laws and governmental regulations relating to the operation of its business, including those governing the use and transportation of hazardous substances and emissions-related standards, established by the United States Environmental Protection Agency (the “EPA”), and similar state-level regulators, including the California Air Resources Board (“CARB”).

While the Company has processes in place to ensure that products are sold in compliance with the requirements imposed by the EPA and similar state-level regulators, all verification processes have inherent limitations. The Company has been, is currently, and may in the future be the subject of regulatory proceedings initiated by the EPA, CARB or other applicable regulatory bodies, and the results of such proceedings are uncertain. For additional information, see Note 5 of Notes to Consolidated Financial Statements.

Although management believes that the Company is in substantial compliance with currently applicable environmental laws, rules, and regulations, it is unable to predict the ultimate impact of adopted or future laws, rules, and regulations on its business, properties or products. Such laws, rules, or regulations may cause the Company to incur significant expenses to achieve or maintain compliance, may require it to modify its product offerings, may adversely affect the price of or demand for some of its products, and may ultimately affect the way the Company conducts its operations. Failure to comply with these current or future laws, rules, or regulations could result in harm to the Company’s reputation and/or could lead to fines and other penalties, including restrictions on the importation of the Company’s products into, or the sale of its products in, one or more jurisdictions until compliance is achieved.

Seasonality

The Company’s revenue is relatively evenly distributed throughout the year, although sales typically spike during the spring months upon the distribution to the general public by the IRS of income tax refunds and during the winter holiday season. While the Company expects that seasonality will not have a significant impact on its sales, it recognizes that future revenues may be affected by these seasonal trends as well as cyclical trends affecting the overall economy, especially the automotive parts and accessories industry.

Employees

As of December 31, 2021, the Company employed 108 full-time employees, all in the United States. None of the Company’s employees are represented by a labor union, and management believes that the Company’s relations with its employees are good. Most of our call center, web-site development, IT infrastructure support and back-office services are provided by independent contractors in Ukraine, Belarus, Philippines and Costa Rica. Our outside U.S. operations allow us to access requisite talent at a significantly lower cost compared to U.S.-based talent.

INFORMATION ABOUT OUR EXECUTIVE OFFICERS

The following table sets forth certain information with respect to our executive officers as of March 10, 2022.

Name	Age	Title
Antonino Ciappina	40	Chief Executive Officer
Kailas Agrawal	64	Chief Financial Officer
Ajay Roy	39	Chief Operating Officer
Mark Atwater	62	Vice President of Vendor Relations
John Pendleton	62	Executive Vice President, Legal & Corporate Affairs

Antonino Ciappina served as Onyx’s Interim General Manager from July 2020 until the Closing of the Business Combination in November 2020 and has served as the Company’s Chief Executive Officer since the Closing. Upon joining Onyx in January 2020, Mr. Ciappina served as Chief Marketing Officer and directed efforts related to marketing, customer acquisition and retention, pricing optimization, advertising, creative services, market research, analytics and public relations for the portfolio of iD brands. Prior to joining Onyx, Mr. Ciappina served in various digital marketing and e-commerce positions, most recently as Senior Director, E-Commerce & Digital Marketing at Foot Locker from May 2018 to December 2019, as Vice President, E-Commerce & Digital Marketing at Firestar Diamond Group from June 2017 to May 2018 and as Director, Digital Marketing & Customer Acquisition at The Children’s Place from April 2015 to June 2017. Mr. Ciappina earned his Bachelor of Science degree in Business Administration, Marketing and International Business from Montclair State University.

Kailas Agrawal served as Onyx’s Chief Financial Officer from January 2018 until the Closing of the Business Combination in November 2020 and has served as the Company’s Chief Financial Officer since the Closing. Prior to joining Onyx, Mr. Agrawal served as Chief Financial Officer at In Colour Capital (during this period, he functioned as the Chief Financial Officer of Onyx), an independent principal investment group, from January 2016 to December 2017 and as Principal Financial Consultant with KSS Consulting, Inc. from May 2014 to December 2015. Additionally, Mr. Agrawal has gained international experience while serving in various positions for multiple organizations across the United States, Canada, and India, including as Regional Chief Financial Officer of Minacs Worldwide, Inc. Mr. Agrawal’s experience spans numerous industries such as information technology services, food distribution, real estate, agricultural processing and manufacturing. Mr. Agrawal earned a designation as a Chartered Accountant from the Institute of Chartered Accountants of India in addition to obtaining a Bachelor of Commerce from the University of Mumbai.

Ajay Roy served as Onyx’s Chief Operating Officer from October 2019 until the Closing of the Business Combination in November 2020 and has served as the Company’s Chief Operating Officer since the Closing. Prior to joining Onyx, Mr. Roy served as Senior Vice President of Operations at Moda Operandi, Inc., an online fashion retailer, from September 2018 to August 2019 and General Manager of Global Supply Chain and Operations at Wayfair, Inc., an online furniture and home-goods retailer, from August 2017 to August 2018. Additionally, Mr. Roy gained extensive management experience while serving as Vice President of ToolsGroup, Inc., a global provider of service-driven supply chain planning and demand analytics software, from 2013 to August 2017 and as a Management Consultant with Deloitte Consulting. Mr. Roy earned his Master’s in Business Administration from SP Jain School of Management and a Bachelor of Engineering in Computer Engineering from the MS Ramaiah Institute of Technology.

Mark Atwater served as Onyx’s Vice President of Vendor Relations from October 2016 until the Closing of the Business Combination in November 2020 and has served as the Company’s Vice President of Vendor Relations since the Closing. As Vice President of Vendor Relations, Mr. Atwater is responsible for the leadership of the Vendor Relations Department, management of Onyx’s vendor partners, pricing strategy, new product category development and carrier logistics. Since joining Onyx in 2011, Mr. Atwater has served in a variety of positions including General Manager and Director of Vendor Relations. Prior to joining Onyx, while serving in a variety of positions in the automotive industry, Mr. Atwater obtained experience in negotiating, purchasing, logistics and distribution, warehouse management, retail store management, automotive sales and e-commerce sales.

John Pendleton has served as the Company’s Executive Vice President, Legal & Corporate Affairs since October 2021. Previously, he was a partner at DLA Piper for 11 years. Prior to joining DLA Piper, he was a partner at McCarter & English, where he practiced law from 1985 to 2010. Over his distinguished legal career, he defended public and private companies in breach of contract, misrepresentation, ERISA, RICO, securities fraud, complex litigation and regulatory matters. John tried numerous cases throughout the United States and managed thousands of cases as national coordinating counsel for one of the largest financial service companies in the U.S. His clients have included Fortune 100 companies in financial services, pharmaceutical, real estate, leasing, insurance, and employee benefits areas. In addition, Mr. Pendleton is the former Mayor of Mountain Lakes, New Jersey and served as a member of its governing body for eight years.  He currently serves on the board of Washington & Jefferson College and is also a trustee of the New Jersey Institute for Social Justice. He graduated from Rutgers University School of Law in 1984 and Washington & Jefferson College with a B.A. (magna cum laude) in 1981.

Item 1A. Risk Factors

Our business, financial condition and results of operations could be materially adversely affected by a number of factors. In addition to the factors discussed elsewhere in this report, the following risks and uncertainties could materially harm our business, financial condition or results of operations, including causing our actual results to differ materially from those projected in any forward-looking statements. The following list of significant risk factors is not all-inclusive or necessarily in order of importance. Additional risks and uncertainties not presently known to us, or that we currently deem immaterial, also may materially adversely affect us in future periods. You should carefully consider these risks and uncertainties before investing in our securities.

Risks Related to the Ukraine Conflict and the COVID-19 Pandemic

Russian military action against Ukraine has resulted in disruptions to the operations of our outsourced teams in Ukraine and could have a material adverse effect on our operations, liquidity and business.

As of January 31, 2022, we had approximately 670 contractors, consisting of our outsourced engineering and product data development team as well as our outsourced marketing, back office and part of our customer service teams, located in Ukraine, which has been involved in political confrontation with the Russian Federation since 2014.  While initially confined to two eastern provinces and the Crimean peninsula, the conflict escalated significantly in February 2022 when the Russian Federation launched a full scale invasion with as many as 190,000 troops across all of Ukraine.  Since that time, the conflict has escalated, has caused disruption throughout the country and has provoked strong reactions from countries around the world, including the imposition of broad financial and economic sanctions against Russia. Our outsourced teams in Ukraine are located in the southern part of the country, which has been invaded.  The actual hardware, including all servers, involved in operating our business have been located outside Ukraine for several years.

Since the onset of the active conflict in February, most our contractors have been able to continue their work, although at a reduced capacity and/or schedule.  Our websites and call centers have continued to function, but could be more negatively impacted in the future.  Some of our contractors have moved outside of Ukraine to neighboring countries where they continue to work remotely.  Some of our contractors who have remained in Ukraine have moved to areas in western Ukraine, but their ability to continue work is subject to significant uncertainty and potential disruptions.

The situation is highly complex and continues to evolve. Although we are working to provide IT support by existing personnel in other countries and planning for temporary work locations in surrounding countries, we cannot provide any assurance that our outsourced teams in Ukraine will be able to provide efficient and uninterrupted services, which could have an adverse effect on our operations and business. In addition, our ability to maintain adequate liquidity for our operations is dependent on a number of factors, including our revenue and earnings, which could be significantly impacted by the conflict in Ukraine. Further, any major breakdown or closure of utility services in Ukraine or in the neighboring countries of Moldova, Romania, Poland or Hungary or adverse displacement of our teams or disruption of international banking could materially impact our operations and liquidity.

In addition, civil unrest, political instability or uncertainty, military activities or broad-based sanctions, should they continue for the long term or escalate, could require us to re-balance our geographic concentrations and could have an adverse effect on our operations and financial performance, including through increased costs of compliance, higher volatility in foreign currency exchange rates, increased use of less cost-efficient resources and negative impacts to our business resulting from deteriorating general economic conditions. Further, we cannot predict the impact of the military actions and any heightened military conflict or geopolitical instability that may follow, including additional sanctions or counter-sanctions, heightened inflation, cyber disruptions or attacks, higher energy costs, supply chain disruptions and higher freight costs.

The global COVID-19 pandemic could harm the Company’s business, results of operations, financial condition and liquidity.

The global spread of COVID-19 and related measures to contain its spread (such as government-mandated business closures and shelter-in-place guidelines) have created significant volatility, uncertainty and economic disruption. Although the COVID-19 pandemic and related measures to contain its spread have not adversely affected the Company’s results of operations to date, they have adversely affected certain components of the Company’s business, including by increasing cancellations (which can result in an increase in advertisement costs), shipping times and cost of goods sold. The extent to which the COVID-19 pandemic impacts the Company’s business, results of operations, financial condition and liquidity in the future will depend on numerous evolving factors that it cannot predict, including the duration and scope of the pandemic; any resurgence of the pandemic; governmental, business and individuals’ actions that have been and continue to be taken in response to the pandemic; the impact of the pandemic on national and global economic activity, unemployment levels and financial markets; the potential for shipping difficulties, including slowed deliveries to customers; the potential for increased cancellations by customers; and the ability of consumers to pay for products. Although consumer online demand for and the inventory of the Company’s products have remained stable, the COVID-19 pandemic has generally resulted in a decrease in consumer spending with respect to the wider economy, which in the future could have an adverse impact on the Company through reduced consumer demand for or inventory of its products. Additionally, the COVID-19 pandemic has caused the Company to require employees to work remotely for an indefinite period of time, which could negatively impact its business and harm productivity and collaboration. If there is a prolonged impact of COVID-19, it could adversely affect the Company’s business, results of operations, financial condition and liquidity, perhaps materially. The future impact of COVID-19 and these containment measures cannot be predicted with certainty and may increase the Company’s borrowing costs, if any, and other costs of capital and otherwise adversely affect its business, results of operations, financial condition and liquidity, and the Company cannot assure that it will have access to external financing at times and on terms it considers acceptable, or at all, or that it will not experience other liquidity issues going forward.

To the extent the COVID-19 pandemic adversely affects the Company’s business, results of operations, financial condition or liquidity, it may also have the effect of heightening many of the other risks described in this “Risk Factors” section.

Risks Related to the Company’s Business and Industry

The Company depends on search engines and other online sources to attract visitors to its digital commerce platform, and if the Company is unable to attract these visitors and convert them into customers in a cost-effective manner, its business and results of operations will be harmed.

The Company’s success depends on its ability to attract customers in a cost-effective manner. The Company’s investments in marketing may not effectively reach potential consumers or those consumers may not decide to buy from it or the volume of consumers that purchase from it may not yield the intended return on investment. In order to drive traffic to its digital commerce platform, the Company relies on relationships with providers of online services, search engines, shopping comparison sites and marketplace sites to provide content, advertising banners and other links. In particular, the Company relies on Google as an important marketing channel, and if Google changes its algorithms or if competition increases for advertisements on Google or the Company’s other marketing channels, the Company may be unable to cost-effectively attract customers to its products. During the year ended December 31, 2021, 49% of the Company’s revenue was directly attributable to organic and paid traffic from Google.

In addition, many of the parties with whom the Company has online-advertising arrangements could provide advertising services to other companies, including retailers with whom the Company competes. As competition for online advertising has increased, the cost for these services has also increased. With the growing awareness of the importance of digital commerce channels, many of the Company’s competitors are investing to acquire customers at a much higher cost and with a much lower profitability threshold, including through free shipping and other loss leaders. A significant increase in the cost of the marketing channels, including a change in the proportion of paid and free traffic upon which the Company relies, could adversely impact its ability to attract customers in a cost-effective manner and harm its business and results of operations. Further, while the Company uses promotions as a way to drive sales, these promotional activities may not drive sales and may adversely affect its gross margins.

Similarly, if any free search engine, price comparison and shopping engine, or marketplace site on which the Company relies begins charging fees for listing or placement, or if one or more of the search engines, price comparison and shopping engines, marketplace sites or other online sources on which the Company relies for purchased listings increases their fees, or modifies or terminates its relationship with the Company, including by restricting certain categories of products, the Company’s expenses could rise, it could lose customers, and traffic to its digital commerce platform could decrease. Moreover, if the use of price comparison and shopping engines by consumers continues to increase in popularity, the Company may face increased pricing pressure or suffer reduced sales as consumers are more readily able to price compare among online shopping platforms.

The Company’s growth is dependent on a number of factors which may not be achieved.

The Company believes that its continued growth will depend upon the success of its multiple initiatives and higher traffic and conversion rates, which primarily depend on (i) customer experiences, (ii) the economy and customers’ disposable income, (iii) the Company’s product offerings, product pricing and fulfillment, (iv) shipping speed and cost optimization, (v) the Company’s competitive position in the aftermarket parts supply, (vi) changes in search engine algorithms affecting the Company’s website’s search engine optimization, and (vii) vendor supplies and vendor performance.

If the Company is unable to manage the challenges associated with its international operations, its operations and business could suffer and the growth of its business could be limited.

The Company maintains international business operations in Ukraine, Belarus, the Philippines and Costa Rica. These international operations include development and maintenance of the Company’s websites and call center and back-office support services. The Company is subject to a number of risks and challenges that specifically relate to its international operations. If the Company is unable to address and overcome these challenges, its operations could be interrupted or its growth could be limited, which may have an adverse effect on its business and operating results. These risks and challenges include:

●	difficulties and costs of staffing and managing foreign operations, including any impairment to its relationship with contractors, including the lead contractor of the Company’s Ukraine operations, as well as service providers controlled by that lead contractor;

●	concentration of knowledge and control held by the lead contractor of the Company’s Ukraine operations, his affiliate and service providers controlled by that lead contractor regarding material aspects of the Company’s information technology and cybersecurity frameworks;

●	changes in operating costs charged by the Company’s Ukrainian service providers, who are controlled by the Company’s lead contractor in Ukraine;

●	increasing competition with respect to technology resources in Ukraine, leading to higher costs and higher attrition;

●	restrictions imposed by local labor practices and laws on its business and operations;

●	exposure to different business practices and legal standards;

●	unexpected changes in regulatory requirements;

●	the imposition of government controls and restrictions;

●	political, social and economic instability and the risk of war, terrorist activities or other international incidents;

●	the failure of telecommunications and connectivity infrastructure;

●	natural disasters and public health emergencies, including the ongoing COVID-19 pandemic; and

●	potentially adverse tax consequences, including the possible imposition of increased withholding taxes or the re-classification of contractors as employees under local law.

The Company’s growth strategy is dependent upon its ability to expand its “iD” branded store in industries outside automotive parts and accessories and to expand beyond its core DIY customer base into “business to business” and DIFM customers.

While the Company’s digital commerce platform initially focused solely on automotive parts and accessories, management believes its platform is scalable. Accordingly, management believes that its application to other complex product portfolio industries, including the seven parts and accessories verticals launched in August 2018 under the “iD” brand (i.e., semi-truck, motorcycle, powersports, RV/camper, boating, recreation and tools), will continue to drive brand loyalty among customers and reputation among vendors and increase customer orders from adjacent markets. However, the Company can provide no assurance that this strategy will continue to be successful. The Company’s parts and accessories verticals may fail to attract new customers or appeal to the Company’s customers of automotive products, or the customers of each vertical may be more segmented than the Company expects, thereby limiting its ability to develop and maintain cross-vertical brand loyalty. The Company may also struggle to populate its additional verticals with a comprehensive assortment of products, which management believes is important to attract and retain customers. Additionally, within the automotive parts and accessories space, the Company’s growth strategy is focused on expanding beyond its core DIY customer base by increasing business-to-business sales and sales to DIFM customers. These prospective customers may not be receptive to the Company’s marketing efforts, product offerings, or current speed of fulfillment or shipping, or may remain committed to using their existing product vendors. If for these or other reasons the Company is unable to continue to execute its growth strategy, its results of operations and financial conditions could be adversely affected.

Purchasers of aftermarket automotive parts and accessories may not choose to shop online, which would prevent the Company from acquiring new customers who are necessary to the growth of its business.

The online market for automotive parts and accessories is less developed than the online market for many other business and consumer products and currently represents only a small part of the overall automotive parts and accessories market. The Company’s success will depend in part on its ability to attract new customers and to convert customers who have historically purchased automotive parts and accessories through traditional retail and wholesale operations. Specific factors that could discourage or prevent prospective customers from purchasing from the Company include:

●	concerns about buying automotive parts and accessories without face-to-face interaction with sales personnel;

●	the inability to physically handle, examine and compare products;

●	delivery time associated with internet orders;

●	concerns about the security of online transactions and the privacy of personal information;

●	delayed shipments or shipments of incorrect or damaged products;

●	increased costs related to shipping;

●	the inconvenience associated with returning or exchanging items purchased online; and

●	limited or no installation options or support for many products purchased online.

If the online market for automotive parts and accessories does not gain widespread acceptance, the Company’s sales may decline and its business and financial results may suffer.

If demand for the Company’s products slows, then its business may be materially adversely affected.

Demand for the products the Company sells may be affected by a number of factors it cannot control, including:

●	the number of older vehicles in service. Vehicles seven years old or older are generally no longer under the original vehicle manufacturers’ warranties and tend to need more maintenance and repair than newer vehicles.

●	the economy. In periods of declining economic conditions, consumers may reduce their discretionary spending by deferring vehicle maintenance or repair. Additionally, such conditions may affect the Company’s customers’ ability to obtain credit. During periods of expansionary economic conditions, more of the Company’s DIY customers may pay others to repair and maintain their vehicles instead of working on their own vehicles, or they may purchase new vehicles.

●	the weather. Milder weather conditions may lower the failure rates of automotive parts, while extended periods of rain and winter precipitation may cause the Company’s customers to defer maintenance and repair on their vehicles. Further, drastic weather storms, such as hurricanes and winter storms, can have an immediate negative impact on the demand for the Company’s products.

●	technological advances. Advances in automotive technology, such as electric vehicles, and parts design can result in cars needing maintenance less frequently and parts lasting longer.

●	the number of miles vehicles are driven annually. Higher vehicle mileage increases the need for maintenance and repair. Mileage levels may be affected by gas prices, ride sharing, the COVID-19 pandemic and related restrictions to slow its spread and other factors.

●	the number and quality of the vehicles manufactured by original vehicle manufacturers and the length of the warranties or maintenance offered on new vehicles. In turn, supply chain constraints can impact the consequent production of new vehicles, such as the recent disruptions to the global availability of chips required for the production of new vehicles.

●	restrictions on access to telematics and diagnostic tools and repair information imposed by the original vehicle manufacturers or by governmental regulation. These restrictions may cause vehicle owners to rely on dealers to perform maintenance and repairs.

●	decrease in vehicle ownership due to wider adoption of on-demand transportation and ride sharing services.

●	any change in consumer discretionary spend. This impacts the demand for the Company’s accessories business materially, which business comprises more than 75% of our total revenue.

These factors could result in a decline in the demand for the Company’s products, which could adversely affect its business and overall financial condition.

The growth of our business depends on our ability to accurately predict consumer trends, successfully introduce new products and services, improve existing products and services, and expand into new offerings

Our growth depends, in part, on our ability to successfully introduce new products and services and improve and reposition our existing products and services to meet the requirements of our customers. It also depends on our ability to expand our offerings, which depends on our ability to predict and respond to evolving consumer trends, demands and preferences. The development and introduction of innovative new products and services and expansion into new offerings can be costly. In addition, it may be difficult to establish new supplier or partner relationships and determine appropriate product selection when developing a new product, service or offering.

Any new product, service or offering may not generate sufficient customer interest and sales to become profitable or to cover the costs of its development and promotion and, as a result, may reduce our operating income. In addition, any such unsuccessful effort may adversely affect our brand and reputation. If we are unable to anticipate, identify, develop or market products, services or any new offerings that respond to changes in consumer requirements and preferences, or if our new product or service introductions, repositioned products or services, or new offerings fail to gain consumer acceptance, we may be unable to grow our business as anticipated, our sales may decline and our margins and profitability may decline or not improve. As a result, our business, financial condition, and results of operations may be materially and adversely affected.

In addition, while we plan to continue to invest in the development of our business, we may be unable to maintain or expand sales of our proprietary brand products for a number of reasons, including the loss of key suppliers and product recalls. Maintaining consistent product quality, competitive pricing, and availability of our proprietary brand products for our customers is essential to developing and maintaining customer loyalty and brand awareness. Our proprietary brand products on average provide us with higher gross margins than the comparable third-party brand products that we sell. Accordingly, our inability to sustain the growth and sales of our proprietary brand offerings may materially and adversely affect our projected growth rates, business, financial condition, and results of operations.

Our estimate of the size of market opportunities may prove to be inaccurate.

Data for retail sales of products is collected for most, but not all channels, and as a result, it is difficult to estimate the size of the market and predict the rate at which the market for our products will grow, if at all. While our market size estimates are made in good faith and are based on assumptions and estimates we believe to be reasonable, these estimates may not be accurate. If our estimates of the size of our addressable market and market opportunities are not accurate, our potential for future growth may be less than we currently anticipate, which could have a material adverse effect on our business, financial condition, and results of operations.

If we cannot successfully manage the unique challenges presented by international markets, we may not be successful in expanding our operations outside the U.S.

Our strategy may include the expansion of our operations to international markets. Although some of our executive officers have experience in international business from prior positions, we have little experience with operations outside the U.S. Our ability to successfully execute this strategy is affected by many of the same operational risks we face in expanding our U.S. operations. In addition, our international expansion may be adversely affected by our ability to identify and gain access to local suppliers, obtain and protect relevant trademarks, domain names, and other intellectual property, as well as by local laws and customs, legal and regulatory constraints, political and economic conditions and currency regulations of the countries or regions in which we may intend to operate in the future. Risks inherent in expanding our operations internationally also include, among others, the costs and difficulties of managing international operations, adverse tax consequences, domestic and international tariffs and other barriers to trade.

The Company is dependent upon relationships with product vendors in Taiwan and China for the majority of its products.

The Company acquires a majority of its private label products, and its product vendors acquire a majority of their products, from manufacturers and distributors located in Taiwan and China. The Company does not have any long-term contracts or exclusive agreements with its foreign product vendors that would ensure its ability to acquire the types and quantities of products it desires at acceptable prices and in a timely manner or that would allow it to rely on customary indemnification protection with respect to any third-party claims similar to some of its U.S. product vendors.

In addition, because many of the Company’s direct and indirect product vendors are outside of the United States, additional factors could interrupt its relationships or affect the Company’s ability to acquire necessary products on acceptable terms, including:

●	political, social and economic instability and the risk of war or other international incidents in Asia or abroad;

●	fluctuations in foreign currency exchange rates that may increase cost of products;

●	imposition of duties, taxes, tariffs or other charges on imports;

●	difficulties in complying with import and export laws, regulatory requirements and restrictions;

●	natural disasters and public health emergencies, such as COVID-19;

●	import shipping delays resulting from foreign or domestic labor shortages, slow-downs, or stoppages;

●	the failure of local laws to provide a sufficient degree of protection against infringement of its intellectual property;

●	imposition of new legislation relating to import quotas or other restrictions that may limit the quantity of its product that may be imported into the U.S. from countries or regions where it does business;

●	financial or political instability in any of the countries in which its products are manufactured;

●	potential recalls or cancellations of orders for any product that does not meet its quality standards;

●	disruption of imports by labor disputes or strikes and local business practices;

●	political or military conflict involving the United States or any country in which its product vendors are located, which could cause a delay in the transportation of its products, an increase in transportation costs and additional risk to product being damaged and delivered on time;

●	heightened terrorism security concerns, which could subject imported goods to additional, more frequent or more thorough inspections, leading to delays in deliveries or impoundment of goods for extended periods;

●	inability of its non-U.S. product vendors to obtain adequate credit or access liquidity to finance their operations; and

●	its ability to enforce any agreements with its foreign product vendors.

If the Company or its vendors were unable to import products from China and Taiwan in a cost-effective manner or at all, it could suffer irreparable harm to its business and be required to significantly curtail its operations, file for bankruptcy or cease operations. COVID-19 related supply chain constraints have caused delays in products procurement, increases in shipping cost and increases in our order cancellation rates.

From time to time, the Company may also have to resort to administrative and court proceedings to enforce its legal rights with foreign product vendors. However, it may be more difficult to evaluate the level of legal protection the Company enjoys in Taiwan and China and the corresponding outcome of any administrative or court proceedings than in comparison to its product vendors in the United States.

The Company depends on third-party delivery services to deliver products to its customers on a timely and consistent basis, and any deterioration in its relationship with any one of these third parties or increases in the fees that they charge could harm its reputation and adversely affect its business and financial condition.

The Company relies on third parties for the shipment of products, including a single carrier for the majority of its shipping needs, and it cannot be sure that these relationships will continue on terms favorable to it, or at all. In 2021, our shipping costs substantially increased, and may continue to increase, and we have not been able, and may continue to not be able, to pass all of these costs directly on to its customers. Any increased shipping costs could harm the Company’s business, prospects, financial condition and results of operations by increasing its costs of doing business and reducing gross margins, which would negatively affect its operating results.

In addition, if the Company’s relationships with these third parties, especially the single carrier the Company relies upon for the majority of its shipping needs, are terminated or impaired, or if these third parties are unable to deliver products for the Company, whether due to a labor shortage, slow down or stoppage, deteriorating financial or business conditions, responses to the COVID-19 pandemic, terrorist attacks or for any other reason, the Company would be required to use alternative carriers for the shipment of products to its customers. Changing carriers could have a negative effect on the Company’s business and operating results due to reduced visibility of order status and package tracking and delays in order processing and product delivery, and it may be unable to engage alternative carriers on a timely basis, upon terms favorable to it, or at all.

The Company relies on bandwidth and data center providers and other third parties to provide products to its customers, and any failure or interruption in the services provided by these third parties could disrupt its business and cause it to lose customers.

The Company relies on third-party vendors, including data center and bandwidth providers. Any disruption in the network access or co-location services, which are the services that house and provide internet access to the Company’s servers, provided by these third-party providers or any failure of these third-party providers to handle current or higher volumes of use could significantly harm the Company’s business. Any financial or other difficulties the Company’s providers face may have negative effects on the Company’s business, the nature and extent of which cannot be predicted. The Company exercises little control over these third-party vendors, which increases its vulnerability to problems with the services they provide.

The Company also licenses technology from third parties, including software packages, ERP systems, system applications, hosting services, and related databases, to facilitate elements of its digital commerce platform, back-office support and accounting systems. The Company has experienced and expects to continue to experience interruptions and delays in service and availability for these elements. Any errors, failures, interruptions or delays experienced in connection with these third-party technologies could negatively impact the Company’s relationship with its customers and adversely affect its business. The Company’s systems also heavily depend on the availability of electricity, which also comes from third-party providers. Information systems such as the Company’s may be disrupted by even brief power outages, or by the fluctuations in power. This could disrupt the Company’s business and cause it to lose customers.

The Company is highly dependent upon key product vendors.

The Company’s top ten product vendors represented approximately 34.9% of its total revenue during the fiscal year ended December 31, 2021. The Company’s ability to acquire products from its product vendors in amounts and on terms acceptable to it is dependent upon a number of factors that could affect its product vendors and which are beyond its control. For example, financial or operational difficulties that some of the Company’s product vendors may face could result in an increase in the cost of the products the Company purchases from them. If the Company does not maintain its relationships with its existing product vendors or develop relationships with new product vendors on acceptable commercial terms, it may not be able to continue to offer a broad selection of merchandise at competitive prices and, as a result, it could lose customers and its sales could decline.

The Company outsources the distribution and fulfillment operation for most of the products it sells and is dependent on drop-ship product vendors to manage inventory, process orders and distribute those products to its customers in a timely manner. For the fiscal year ended December 31, 2021, products shipped by drop-ship product vendors represented the vast majority of the Company’s total revenue. Because the Company outsources a number of traditional retail functions to product vendors, it has limited control over how and when orders are fulfilled. The Company also has limited control over the products that its product vendors purchase or keep in stock. The Company’s product vendors may not accurately forecast the products that will be in high demand or they may allocate popular products to other resellers, resulting in the unavailability of certain products for delivery to the Company’s customers. Any inability to offer a broad array of products at competitive prices and any failure to deliver those products to the Company’s customers in a timely and accurate manner may damage the Company’s reputation and brand and could cause it to lose customers and its sales to decline.

In addition, the increasing consolidation among automotive parts and accessories product vendors may disrupt or end the Company’s relationship with some product vendors, result in product shortages and/or lead to less competition and, consequently, higher prices. Furthermore, as part of its routine business, product vendors extend credit to the Company in connection with its purchase of their products. In the future, the Company’s product vendors may limit the amount of credit they are willing to extend to the Company in connection with its purchase of their products, including as a result of the Company’s public disclosure of its financial statements. If this were to occur, it could impair the Company’s ability to acquire the types and quantities of products that it desires from the applicable product vendors on acceptable terms, severely impact its liquidity and capital resources, limit its ability to operate its business and could have a material adverse effect on its financial condition and results of operations.

The pandemic and related measures have recently caused supply chain constraints, leading to some of our key suppliers having low in-stock rates. This has led to higher order cancellations by our customers due to vendors going out of stock or shipping delays, part of which led us to turn to alternate sourcing of products at higher prices. Due to various factors, including vaccine transportation, the shipping capacities of our carriers were reduced, and they increased our shipping costs. A few of our smaller vendors have also been consolidating their shipping locations, thereby increasing delivery time and shipping costs. The resultant inflation, higher prices as well as higher shipping cost has not been able to be entirely passed on to the customer, which has adversely impacted our cost of goods sold and gross margins, and could continue.

The Company is dependent on its product vendors to supply it with products that comply with safety and quality standards at competitive prices and to comply with the terms of their stated customer warranties.

The Company is dependent on its vendors continuing to supply quality products at favorable prices. If the Company’s merchandise offerings do not meet its customers’ expectations regarding safety and quality, it could experience lost sales, increased costs and exposure to legal and reputational risk. All of the Company’s product vendors must comply with applicable product safety laws, and the Company is dependent on them to ensure that the products its customers buy comply with all safety and quality standards. Events that give rise to actual, potential or perceived product safety concerns could expose the Company to government enforcement action and private litigation and result in costly product recalls and other liabilities. To the extent the Company’s product vendors are subject to additional governmental regulation of their product design and/or manufacturing processes, the cost of the merchandise it purchases may rise. In addition, negative customer perceptions regarding the safety or quality of the products the Company sells could cause its customers to seek alternative sources for their needs, resulting in lost sales. In those circumstances, it may be difficult and costly for the Company to regain the confidence of its customers.

The Company is also dependent on its product vendors to comply with the terms of their stated customer product warranties. To the extent that the Company’s product vendors fail to satisfy legitimate warranty claims asserted by the Company’s customers, the Company may be directly responsible for reimbursing such customers, which could have a material adverse effect on its financial condition and results of operations, particularly if one or more of the Company’s larger product vendors fails to honor its warranty obligations.

The Company is dependent on entities controlled by a lead contractor in Ukraine to recruit and manage its development team and back-office support, to provide a physical facility to its contractors and to manage the Company’s information technology and cybersecurity frameworks.

Based on management’s knowledge, the Company’s lead contractor and his affiliate have historically recruited and managed the Company’s information technology subcontractors and own the physical facility in Ukraine. Because substantially all of the Company’s information technology functions are performed in Ukraine and because, based on management’s knowledge, the Company’s lead contractor in Ukraine, his affiliate and the service providers controlled by that lead contractor have knowledge and control of certain material aspects of the Company’s information technology and cybersecurity frameworks, the Company is dependent on the lead contractor and his affiliate with respect to such functions and frameworks. If these contractors or subcontractors fail to perform according to agreed-upon terms and timetables or terminate the arrangements under which they perform these functions, the Company’s operations may be disrupted or unable to function until the Company is able to engage a substitute, which may not be available on commercially reasonable terms, or at all. This could have a material adverse effect on the Company’s business, results of operations and financial condition.

We are in the process of working with our contractors to develop disaster recovery and business continuity plans and processes related to our website and back-office functions. The current conflict in the Ukraine may temporarily delay those plans as we continue to support our contractors in an effort to prevent any disruption in services to our customers.

If the Company fails to offer a broad selection of products at competitive prices or fails to locate sufficient inventory to meet customer demands, its revenue could decline.

In order to expand its business, the Company must successfully offer, on a continuous basis, a broad selection of automotive parts and accessories that meet the needs of its customers. Products sold by the Company are used by consumers for a variety of purposes, including repair, performance, improved aesthetics and functionality. In addition, to be successful, the Company’s product offerings must be broad and deep in scope, competitively priced, well-made, innovative and attractive to a wide range of consumers. The Company cannot predict with certainty that it will be successful in offering products that meet all of these requirements. Moreover, even if the Company offers a broad selection of products at competitive prices, it must maintain access to sufficient inventory to meet consumer demand. If the Company’s product offerings fail to satisfy its customers’ requirements or respond to changes in customer preferences or if the Company otherwise fails to locate sufficient inventory to meet customer demands, its revenue could decline.

Shifting online consumer behavior regarding automotive parts and accessories could adversely impact the Company’s financial results and the growth of its business.

Shifting consumer behavior indicates that the Company’s customers are more inclined to shop for automotive parts and accessories through their mobile devices. For the year ended December 31, 2021, approximately 50% of the Company’s website revenue and 63% of its website traffic was attributable to mobile customers. Mobile customers exhibit different behaviors than more traditional desktop-based e-commerce customers. User sophistication and technological advances have increased consumer expectations around the user experience on mobile devices, including speed of response, functionality, product availability, security, and ease of use. If the Company is unable to continue to adapt its mobile device shopping experience in ways that improve its customers’ mobile experience and increase the engagement of its mobile customers, the Company’s sales may decline and its business and financial results may suffer.

Our business may be adversely affected if we are unable to provide our customers with a cost-effective platform that is able to respond and adapt to rapid changes in technology.

The number of people who access the internet through devices other than personal computers, including mobile phones, handheld computers such as notebooks and tablets, video game consoles and television set-top devices, has increased dramatically in recent years. The versions of our website and mobile applications developed for these devices may not be compelling to consumers. Our website and platform are also currently not compatible with voice-enabled products. Adapting our services and/or infrastructure to these devices as well as other new internet, networking or telecommunications technologies could be time-consuming and could require us to incur substantial expenditures, which could adversely affect our business, financial condition, and results of operations.

Additionally, as new mobile devices and platforms are released, it is difficult to predict the problems we may encounter in developing applications for alternative devices and platforms and we may need to devote significant resources to the creation, support and maintenance of such applications. If we are unable to attract consumers to our website or mobile applications through these devices or are slow to develop a version of our website or mobile applications that is more compatible with alternative devices, we may fail to capture a significant share of consumers and could also lose customers, which could materially and adversely affect our business, financial condition, and results of operations.

Further, we continually upgrade existing technologies and business applications and we may be required to implement new technologies or business applications in the future. The implementation of upgrades and changes requires significant investments. Our results of operations may be affected by the timing, effectiveness and costs associated with the successful implementation of any upgrades or changes to our systems and infrastructure. In the event that it is more difficult for our customers to buy products from us on their mobile devices, or if our customers choose not to buy products from us on their mobile devices or to use mobile products that do not offer access to our website, we could lose customers and fail to attract new customers. As a result, our customer growth could be harmed and our business, financial condition, and results of operations may be materially and adversely affected.

Significant product cancellations or returns could harm our business.

We allow our customers to cancel their orders, as well as return products, for which we offer refunds, subject to our return and refunds policy. If cancellations, returns or refunds are significant or higher than anticipated and forecasted, our business, financial condition, and results of operations could be adversely affected. Further, we modify our policies relating to returns or refunds from time to time, and may do so in the future, which may result in customer dissatisfaction and harm to our reputation or brand, or an increase in the number of product returns or the amount of refunds we make. In 2021, while our returns rates were relatively constant, our cancellation rates increased compared to pre-pandemic years.

If commodity prices such as fuel, plastic, aluminum and steel increase, the Company’s margins may be negatively impacted.

Increasing prices in the component materials for the parts the Company sells may impact the availability, the quality and the price of its products, as product vendors search for alternatives to existing materials and increase the prices they charge. The Company cannot ensure that it can recover all the increased costs through price increases, and its product vendors may not continue to provide a consistent quality of product as they may substitute lower cost materials to maintain pricing levels, all of which may have a negative impact on the Company’s business and results of operations. In 2021, there were increases in costs of product materials, and we were unable to pass on the entire increase to consumers, which negatively impacted our gross margin, and such negative impacts may continue to occur.

The Company faces intense competition and operates in an industry with limited barriers to entry, and some of its competitors may have greater resources than it and may be better positioned to capitalize on the growing online automotive aftermarket parts and accessories market.

The parts and accessories industries in which the Company sells its products are competitive and fragmented, and products are distributed through multi-tiered and overlapping channels. The Company competes with both online and offline sellers that offer parts and accessories, repair parts and original equipment manufacturer parts to either the DIY or the DIFM consumer segments. Current or potential competitors include (i) online retailers, including both niche retailers of uncommon, highly specialized products and general retailers of a larger number of broadly available products; (ii) national parts retailers such as Advance Auto Parts, AutoZone, NAPA and O’Reilly Auto Parts; (iii) internet-based marketplaces such as Amazon.com and eBay.com; (iv) discount stores and mass merchandisers; (v) local independent retailers; (vi) wholesale parts distributors and (vii) manufacturers, product vendors and other distributors selling online directly to consumers.

Barriers to entry are low, and current and new competitors can launch websites at a relatively low cost. Many of the Company’s current and potential competitors have longer operating histories, larger customer bases, greater brand recognition and significantly greater financial, marketing, technical, management and other resources than it does. For example, in the event that online marketplace companies such as Amazon or eBay, who have larger customer bases, greater brand recognition and significantly greater resources than the Company does, focus more of their resources on competing in the automotive parts and accessories market, it could have a material adverse effect on the Company’s business and results of operations. In addition, some of the Company’s competitors have used and may continue to use aggressive pricing tactics and devote substantially more financial resources to website and system development than the Company does. The Company expects that competition will further intensify in the future as internet use and online commerce continue to grow worldwide. Increased competition may result in reduced sales, lower operating margins, reduced profitability, loss of market share and diminished brand recognition.

Additionally, the Company has experienced significant competitive pressure from certain of its product vendors who are now selling their products directly to customers. Since the Company’s product vendors have access to merchandise at very low costs, they can sell products at lower prices and maintain higher gross margins on their product sales than the Company can. The Company’s financial results have been negatively impacted by direct sales from its product vendors to its current and potential customers, and the Company’s total number of orders and average order value may decline due to increased competition. Continued competition from the Company’s product vendors may also continue to negatively impact its business and results of operations, including through reduced sales, lower operating margins, reduced profitability, loss of market share and diminished brand recognition. The Company has implemented and will continue to implement several strategies to attempt to overcome the challenges created by its product vendors selling directly to its customers and potential customers, including optimizing its pricing, continuing to increase its mix of private label products and improving its diligence commerce platform, which may not be successful. If these strategies are not successful, the Company’s results of operations and financial condition could be materially and adversely affected.

The Company relies on key personnel and may need additional personnel for the success and growth of its business.

The Company’s business is largely dependent on the personal efforts and abilities of highly skilled executive, technical, managerial, merchandising, marketing, and call center personnel including overseas contractors. Competition for such personnel is intense, and the Company cannot assure that it will be successful in attracting and retaining such personnel. The loss of any key employee or the Company’s inability to attract or retain other qualified employees could harm its business and results of operations.

The Company generates a portion of its revenue from advertising, and reduced spending by advertisers or new and existing technologies that block ads online could harm its business.

The Company generates a portion of its revenue from the display of ads online. Expenditures by advertisers tend to be cyclical, reflecting overall economic conditions and budgeting and buying patterns. Adverse macroeconomic conditions can have a material adverse effect on the demand for advertising and cause the Company’s advertisers to reduce the amounts they spend on advertising, which could harm the Company’s results of operations and financial condition.

Changes to the automotive industry and consumer views on vehicle ownership could materially adversely affect our business, results of operations and financial condition.

The automotive industry is predicted to experience rapid change in the years to come, including increases in ride-sharing services, advances in electric vehicle production and driverless technology. Ride-sharing services such as Uber and Lyft provide consumers with mobility options outside of traditional vehicle ownership. Manufacturers also continue to invest in increasing production and quality of battery-electric vehicles, which generally require less maintenance than traditional cars and trucks and may be more difficult for DIY customers to repair. Technological advances are also facilitating the development of driverless vehicles, which may further reduce the need for vehicle ownership. If sales of automotive parts and accessories decline as a result of these or other changes to the automotive industry, our business, results of operations and financial condition could be materially and adversely affected.

Risks Related to the Company’s Finances

The Company has a history of losses.

The Company has a history of low operating margins and losses. The Company continues to focus on growing its business in the near term, with increasing investments in its business, which may result in the incurrence of additional losses. During the fiscal year ended December 31, 2021, the Company had a net loss of $8.0 million, compared to net income of $2.1 million before a cash and non-cash deemed distribution of $15.4 million to preferred stockholders (and after such distribution, a net loss of $13.3 million available to common stockholders) for the fiscal year ended December 31, 2020. In 2021, the decrease in gross margin and the increase in advertising costs substantially reduced the profitability of the Company. With continuing supply chain constraints, 2022 could also be adversely impacted by lower gross margins and higher advertising costs. If the Company incurs substantial net losses in the future, it could impact the Company’s liquidity, as it may not be able to provide positive cash flows from operations in order to meet its working capital requirements. The Company may need to sell additional assets or seek additional equity or additional debt financing in the future. In such case, there can be no assurance that the Company would be able to raise such additional financing or engage in such asset sales on acceptable terms, or at all. If the Company’s net losses were to continue, and if the Company is not able to raise adequate additional financing or proceeds from asset sales to continue to fund its ongoing operations, it will need to defer, reduce or eliminate significant planned expenditures, restructure or significantly curtail its operations, file for bankruptcy or cease operations.

The Company may not generate sufficient cash flows to cover its operating expenses, and any failure to obtain additional capital could jeopardize its operations and the cost of capital may be high.

As of December 31, 2021, the Company had negative working capital of approximately $30.3 million. In the event that the Company is unable to generate sufficient cash from its operating activities or obtain financing, it could be required to delay, reduce or discontinue its operations and ongoing business efforts. Further, if for any reason, the revenues of the Company decline or there are unfavorable changes in the credit terms from its key product vendors, it could have an adverse impact on the availability of working capital to the Company. Even if the Company is able to raise capital, it may raise capital by selling equity securities, which will be dilutive to existing stockholders. If the Company incurs indebtedness, costs of financing may be extremely high, and the Company will be subject to default risks associated with such indebtedness, which may harm its ability to continue its operations.

Changes in customer, product, vendor or sourcing sales mix could cause the Company’s gross margin and ultimately operating margins to decline; failure to mitigate these pressures could adversely affect its results of operations and financial condition.

The Company’s gross margins are dependent on the mix of products it sells, decisions to drop-ship rather than stock products in its distribution centers, decisions to offer private label alternatives or branded offerings, price changes by its vendors, pricing actions by competitors, and the mix of paid and organic traffic to its e-commerce platform. In addition, the Company’s margin could be adversely affected by any consumer shift away from its private label products. Declines in the Company’s margins could adversely affect its results of operations and financial condition.

We may be unable to accurately forecast net sales and appropriately plan our expenses in the future.

Net sales and results of operations are difficult to forecast because they generally depend on the volume, timing and type of orders we receive, all of which are uncertain. We base our expense levels and investment plans on our estimates of net sales and gross margins. We cannot be sure the same growth rates, trends, and other key performance metrics are meaningful predictors of future growth. If our assumptions prove to be wrong, we may spend more than we anticipate acquiring and retaining customers or may generate lower net sales per active customer than anticipated, either of which could have a negative impact on our business, financial condition, and results of operations.

Risks Related to Regulation and Tax

Regulation in the areas of privacy and protection of user data could harm the Company’s business.

The Company is subject to laws relating to the collection, use, retention, security, and transfer of personally identifiable information about its users around the world. Much of the personal information that the Company collects, especially customer identity and financial information, is regulated by multiple laws. User data protection laws may be interpreted and applied inconsistently from country to country. These laws continue to develop in ways the Company cannot predict and that may harm its business.

Regulatory scrutiny of privacy, user data protection, use of data and data collection is increasing on a global basis. The Company is subject to a number of privacy and similar laws and regulations in the countries in which it operates, and these laws and regulations will likely continue to evolve over time, both through regulatory and legislative action and judicial decisions. In addition, compliance with these laws may restrict the Company’s ability to provide services to its customers that they may find to be valuable. For example, the EU General Data Protection Regulation (“GDPR”) applies to all of the Company’s activities conducted from an establishment in the European Union or related to products and services offered in the European Union, and imposes significant compliance obligations regarding the handling of personal data. If the Company fails to comply with the GDPR, or if regulators assert the Company has failed to comply with the GDPR, it may lead to regulatory enforcement actions, which can result in monetary penalties of up to 4% of worldwide revenue, private lawsuits, or reputational damage. In the United States, all 50 states now have data breach laws that require timely notification to individuals, and at times regulators, the media or credit reporting agencies, if a company has experienced the unauthorized access or acquisition of personal information. California has adopted the California Consumer Privacy Act of 2018 (“CCPA”), which became effective January 1, 2020 and which provides a private right of action for data breaches and requires companies that process information on California residents to make new disclosures to consumers about their data collection, use and sharing practices and allows consumers to opt out of certain data sharing with third parties. Moreover, on November 3, 2020, Californians voted to approve a ballot measure that created the California Privacy Rights Act (“CPRA”), which expands the scope of the CCPA and establishes a new California Privacy Protection Agency that will enforce the law and issue regulations. The CPRA is scheduled to take effect on January 1, 2023, with a lookback to January 1, 2022. In addition to the CCPA and CPRA, several other U.S. states have or are considering adopting laws and regulations imposing obligations regarding the handling of personal data. Compliance with the GDPR, the CCPA, the CPRA and other current and future applicable international and U.S. privacy, cybersecurity and related laws can be costly and time-consuming. Complying with these varying national and international requirements could cause the Company to incur substantial costs or require it to change its business practices in a manner adverse to its business, and violations of privacy-related laws can result in significant penalties.

A determination that there have been violations of laws relating to the Company’s practices under communications-based laws could also expose it to significant damage awards, fines and other penalties that could, individually or in the aggregate, materially harm its business. In particular, because of the enormous number of emails and other communications the Company sends to its users, communications laws that provide a specified monetary damage award or fine for each violation (such as those described below) could result in particularly large awards or fines.

For example, the Federal Communications Commission amended certain of its regulations under the Telephone Consumer Protection Act, or TCPA, in 2012 and 2013 in a manner that could increase the Company’s exposure to liability for certain types of telephonic communication with customers. Under the TCPA, plaintiffs may seek actual monetary loss or statutory damages of $500 per violation, whichever is greater, and courts may treble the damage award for willful or knowing violations. Given the enormous number of communications the Company sends to its users, a determination that there have been violations of the TCPA or other communications-based statutes could expose the Company to significant damage awards that could, individually or in the aggregate, materially harm its business.

The Company posts on its websites its privacy policies and practices concerning the collection, use and disclosure of user data. Any failure, or perceived failure, by the Company to comply with its posted privacy policies or with any regulatory requirements or orders or other federal, state or international privacy or consumer protection-related laws and regulations, including the GDPR and the CCPA, could result in proceedings or actions against it by governmental entities or others (e.g., class action privacy litigation), subject it to significant penalties and negative publicity, require it to change its business practices, increase its costs and adversely affect its business. Data collection, privacy and security have become the subject of increasing public concern. If internet and mobile users were to reduce their use of the Company’s websites, mobile platforms, products, and services as a result of these concerns, its business could be harmed. As noted above, the Company is subject to the possibility of security breaches, which themselves may result in a violation of these laws.

The Company is subject to various federal, state and local laws and governmental regulations relating to the operation of its business, which may affect the way the Company conducts its operations.

The Company is subject to various federal, state and local laws and governmental regulations relating to the operation of its business, including those governing the use and transportation of hazardous substances and emissions-related standards, established by the U.S. Environmental Protection Agency (“EPA”), and similar state-level regulators, including the California Air Resources Board (“CARB”).

While the Company has processes in place to ensure that products are sold in compliance with the requirements imposed by the EPA and similar state-level regulators, all verification processes have inherent limitations. The Company has been, is currently, and may in the future be the subject of regulatory proceedings initiated by the EPA, CARB or other applicable regulatory bodies, and the results of such proceedings are uncertain. For additional information, see Note 5 of Notes to Consolidated Financial Statements included in this report.

Although management believes that the Company is in substantial compliance with currently applicable environmental laws, rules, and regulations, it is unable to predict the ultimate impact of adopted or future laws, rules, and regulations on its business, properties or products. Such laws, rules, or regulations may cause the Company to incur significant expenses to achieve or maintain compliance, may require it to modify its product offerings, may adversely affect the price of or demand for some of its products, and may ultimately affect the way the Company conducts its operations. Failure to comply with these current or future laws, rules, or regulations could result in harm to the Company’s reputation and/or could lead to fines and other penalties, including restrictions on the importation of the Company’s products into, or the sale of its products in, one or more jurisdictions until compliance is achieved.

The Company could be required to collect additional sales taxes or be subject to other tax liabilities that may increase the costs its customers would have to pay for its products and adversely affect its operating results.

In general, the Company has not historically collected state or local sales, use, or other similar taxes in any jurisdictions in which it believed it did not have a tax nexus. In addition, the Company has not historically collected state or local sales, use, or other similar taxes in certain jurisdictions in which it does have a physical presence, in reliance on applicable exemptions. On June 21, 2018, the U.S. Supreme Court decided, in South Dakota v. Wayfair, Inc., that state and local jurisdictions may, at least in certain circumstances, enforce a sales and use tax collection obligation on remote vendors that have no physical presence in such jurisdiction. A number of states have begun, or have positioned themselves to begin, requiring sales and use tax collection by remote vendors and/or by online marketplaces. The details and effective dates of these collection requirements vary from state to state. While we believe we now collect, remit, and report sales tax in all required states, it is still possible that one or more jurisdictions may assert that we have liability for previous periods for which we did not collect sales, use, or other similar taxes, and if such an assertion or assertions were successful it could result in substantial tax liabilities, including for past sales taxes and penalties and interest, which could materially adversely affect our business, financial condition, and operating results.

Certain U.S. state tax authorities could assert that the Company has nexus in that state and seek to impose state and local income taxes which could harm its results of operations.

For the tax year ending December 31, 2020, and for years prior thereto, the Company filed state income tax returns in New Jersey. There is a risk that state tax authorities in other states could assert that the Company is liable for state and local income taxes based upon income or gross receipts allocable to such states because the Company has nexus with those states. The Company could then be subject to state and local taxation in other states, in lieu of or in addition to, taxation in New Jersey. Penalties and interest could apply to unpaid tax attributable to prior periods. Such tax assessments, penalties and interest may adversely impact the Company’s results of operations and financial position.

Risks Related to Intellectual Property and Cybersecurity

Any failure to maintain the security of the information relating to the Company’s customers, employees and vendors, whether as a result of cybersecurity attacks on its information systems or otherwise, could damage its reputation, result in litigation or other legal actions against it, cause it to incur substantial additional costs, and materially adversely affect its business and results of operations.

Like most retailers, the Company receives and stores in its information systems personal information about its customers, employees and vendors. Most of this information is stored digitally in connection with the Company’s digital commerce platform. The Company also utilizes third-party service providers for a variety of reasons, including, without limitation, for digital storage technology, back-office support, and other functions. Such providers may have access to information the Company holds about its customers, employees or vendors. In addition, the Company depends upon the secure transmission of confidential information over public networks, including information permitting cashless payments.

Cyber threats are rapidly evolving and those threats and the means for obtaining access to information in digital and other storage media are becoming increasingly sophisticated. Cyber threats and cyber-attackers can be sponsored by countries or sophisticated criminal organizations or be the work of hackers with a wide range of motives and expertise. The Company and the businesses with which it interacts have experienced and continue to experience threats to data and systems, including by perpetrators of random or targeted malicious cyber-attacks, computer viruses, worms, bot attacks or other destructive or disruptive software and attempts to misappropriate customer information, including credit card information, and cause system failures and disruptions. Some of the Company’s systems have experienced security breaches in the past, and there can be no assurance that similar breaches will not recur in the future.

Employee error or malfeasance, faulty password management, social engineering or other irregularities may also result in a defeat of the Company or its third-party service providers’ security measures and a breach of its or their information systems. Moreover, hardware, software or applications the Company uses may have inherent vulnerabilities or defects of design, manufacture or operations or could be inadvertently or intentionally implemented or used in a manner that could compromise information security.

Any compromise of the Company’s data security systems or of those of businesses with which it interacts, which results in confidential information being accessed, obtained, damaged, modified, lost or used by unauthorized or improper persons, could harm the Company’s reputation and expose it to regulatory actions, customer attrition, remediation expenses, and claims from customers, employees, vendors, financial institutions, payment card networks and other persons, any of which could materially and adversely affect the Company’s business operations, financial condition and results of operations. Because the techniques used to obtain unauthorized access, disable or degrade service, or sabotage systems change frequently and may not immediately produce signs of a compromise, the Company may be unable to anticipate these techniques or to implement adequate preventative measures, and the Company or its third-party service providers may not discover any security breach, vulnerability or compromise of information for a significant period of time after the security incident occurs.

In addition, such events could be widely publicized and could materially adversely affect the Company’s reputation with its customers, employees, vendors and stockholders, could harm its competitive position with respect to other digital commerce websites, and could result in a material reduction in net sales from its digital commerce platform. Such events could also result in the release to the public of confidential information about the Company’s operations and financial condition and performance and could result in litigation or other legal actions against the Company or the imposition of penalties, fines, fees or liabilities, which may not be covered by its insurance policies. Moreover, a security compromise could require the Company to devote significant management resources to address the problems created by the issue and to expend significant additional resources to upgrade further the security measures it employs to guard personal and confidential information against cyber-attacks and other attempts to access or otherwise compromise such information and could result in a disruption of its operations.

The Company accepts payments using a variety of methods, including credit and debit cards, online payment systems such as PayPal, Google Pay, Affirm and gift cards, and it may offer new payment options over time. As an online retailer, the Company is reliant upon third-party payment processors to sell its products, and any interruption to the services provided by such payment processors, including as a result of payment disputes, would have an immediate impact on the Company’s cash flows, financial position and results of operations. Third-party payment processors may also increase their fees or increase the minimum reserves on the Company’s accounts, which could decrease the Company’s profit margin and impair the Company’s liquidity, respectively.

As a retailer accepting debit and credit cards for payment, the Company also is subject to various industry data protection standards and protocols, such as payment network security operating guidelines and the Payment Card Industry Data Security Standard. The Company cannot be certain that the security measures it maintains to protect all of its information technology systems are able to prevent, contain or detect cyber-attacks, cyber terrorism, security breaches or other compromises from known malware or other threats that may be developed in the future. To the extent that any cyber-attack or incursion in the Company or one of its third-party service provider’s information systems results in the loss, damage, misappropriation or other compromise of information, the Company may be materially adversely affected by claims from customers, financial institutions, regulatory authorities, payment card networks and others. In certain circumstances, the Company’s contracts with payment card processors and payment card networks (such as Visa, Mastercard, American Express and Discover) generally require the Company to adhere to payment card network rules, which could make it liable to payment card issuers and others if information in connection with payment cards and payment card transactions that it processes is compromised or if the Company permits fraudulent purchases on its platform, which liabilities could be substantial. If the event of a material increase in fraudulent purchases on the Company’s platform, payment card processors and payment card networks could refuse to process further payments for purchases on the Company’s platform, which would materially impact the Company’s results of operations and financial position.

If the Company’s proprietary data catalog is stolen, misappropriated or damaged, or if a competitor is able to create a substantially similar database without infringing the Company’s rights, then the Company may lose an important competitive advantage.

The Company has invested significant resources and time to build and maintain its proprietary data catalog, which maps stock-keeping units, to relevant product applications based on vehicle years, makes, and models. Management believes that the Company’s data catalog provides it with an important competitive advantage in both driving traffic to its digital commerce platform and converting that traffic to revenue by enabling customers to quickly locate the parts and accessories they require. The Company cannot assure you that it will be able to protect its data catalog from unauthorized copying or theft or that such database will continue to operate adequately, without any technological challenges. In addition, it is possible that a competitor could develop a catalog or database that is similar to or more comprehensive than the Company’s data catalog, without infringing the Company’s rights. In the event its data catalog is damaged or is stolen, copied or otherwise replicated to compete with the Company, whether lawfully or not, the Company may lose an important competitive advantage and its business could be harmed.

Claims of intellectual property infringement by parts manufacturers, distributors or retailers to the validity of aftermarket parts and accessories or related marketing materials could adversely affect the Company’s business.

Parts manufacturers, distributors and retailers have asserted claims of intellectual property infringement against retailers of aftermarket products, including the Company. The Company has received in the past, and anticipates receiving in the future, communications alleging that certain products it sells infringe the patents, copyrights, trademarks and trade names or other intellectual property rights of parts manufacturers, distributors or retailers. Other parts retailers have also asserted ownership of product images that were provided by product vendors for the Company to use on its online platform. While the Company now has processes in place designed to prevent the use of unauthorized product images on its platform, there can be no assurance that such processes will work as intended or prevent future infringement claims.

Infringement claims could result in increased costs of doing business arising from new importing requirements, increased port and carrier fees and legal expenses, adverse judgments or settlements or changes to the Company’s business practices required to settle such claims or satisfy any judgments. Litigation or regulatory enforcement could also result in interpretations of the law that require the Company to change its business practices or otherwise increase its costs and harm its business. The Company may not maintain sufficient, or any, insurance coverage to cover the types of claims that could be asserted. If a successful claim were brought against the Company, it could expose the Company to significant liability.

If the Company is unable to protect its intellectual property rights, its reputation and brand could be impaired and it could lose customers.

The Company regards its trademarks, trade secrets and similar intellectual property such as its “iD” brand, its proprietary digital commerce platform, its proprietary data catalog and its back-end order processing and fulfillment code and process as important to its success. The Company relies on trademark, patent and copyright law, and trade secret protection, and confidentiality and/or license agreements with employees, customers, partners and others to protect its proprietary rights. The Company cannot be certain that it has taken adequate steps to protect its proprietary rights, especially in countries where the laws may not protect its rights as fully as in the United States. In addition, the Company’s proprietary rights may be infringed or misappropriated, and the Company could be required to incur significant expenses in its efforts to preserve them. In the past, the Company has filed litigation to protect its intellectual property rights, including its “iD” brand. The outcome of such litigation can be uncertain, and the cost of prosecuting such litigation may have an adverse impact on the Company’s earnings. The Company has common law trademarks, as well as pending federal trademark registrations for several marks and several registered marks. However, any registrations may not adequately cover the Company’s intellectual property or protect it against infringement by others. Effective trademark, service mark, copyright, patent and trade secret protection may not be available in every country in which the Company’s products may be made available online. The Company also currently owns or controls a number of internet domain names, including www.carid.com, www.truckid.com, www.motorcycleid.com, www.powersportsid.com, www.camperid.com, www.boatid.com, www.recreationid.com and www.toolsid.com, and has invested time and money in the purchase of domain names and other intellectual property, which may be impaired if it cannot protect such intellectual property. The Company may be unable to protect these domain names or acquire or maintain relevant domain names in the United States and in other countries. If the Company is not able to protect its trademarks, domain names or other intellectual property, it may experience difficulties in achieving and maintaining brand recognition and customer loyalty.

The Company’s digital commerce platform is dependent on open-source software, which exposes it to uncertainty and potential liability.

The Company utilizes open-source software such as Linux, Apache, MySQL, PHP, and Perl throughout its digital commerce platform and supporting infrastructure, although it has created proprietary programs. Open-source software is maintained and upgraded by a general community of software developers under various open-source licenses, including the GNU General Public License (“GPL”). These developers are under no obligation to maintain, enhance or provide any fixes or updates to this software in the future. Additionally, under the terms of the GPL and other open-source licenses, the Company may be forced to release to the public source-code internally developed by it pursuant to such licenses. Furthermore, if any of these developers contribute any code of others to any of the software that the Company uses, the Company may be exposed to claims and liability for intellectual property infringement and may also be forced to implement changes to the code-base for this software or replace this software with internally developed or commercially licensed software.

System failures, including failures due to natural disasters or other catastrophic events, could prevent access to the Company’s digital commerce platform, which could reduce its net sales and harm its reputation.

The Company’s sales would decline and it could lose existing or potential customers if it is not able to access its digital commerce platform or if its digital commerce platform, transactions processing systems or network infrastructure do not perform to its customers’ satisfaction. Any internet network interruptions or problems with the Company’s digital commerce platform could:

●	prevent customers from accessing such digital commerce platform;

●	reduce its ability to fulfill orders or bill customers;

●	reduce the number of products that it sells;

●	cause customer dissatisfaction; or

●	damage its brand and reputation.

The Company has experienced brief computer system interruptions in the past, and it believes they may continue to occur from time to time in the future. The Company’s systems and operations are also vulnerable to damage or interruption from a number of sources, including a natural disaster or other catastrophic event such as an earthquake, typhoon, volcanic eruption, fire, flood, tsunami, winter storms, terrorist attack, riots, social disturbances, political unrest, computer viruses, power loss, telecommunications failure, physical and electronic break-ins, hardware failures, hosting issues, domain name system issues, distributed denial-of-service attacks, content management system issues, malicious hackers, lapses in maintenance, and other similar events. The Company also maintains offshore and outsourced operations in the Philippines, an area that has been subjected to a typhoon and a volcanic eruption in the past, and Costa Rica, a seismically active region.

The Company’s engineering and product data development team as well as back office and part of its customer service center are located in Ukraine, which has been involved in political confrontation with Russian federation. The Russo-Ukrainian war is an ongoing and protracted conflict that started in February 2014, primarily involving Russia and pro-Russian forces on one hand, and Ukraine on the other. The war has centered on the status of Crimea and parts of the Donbas and Luhansk, which are largely internationally recognized as part of Ukraine. With recent Russian move to recognize Donbas and Luhansk Ukrainian territories as independent republic appears to be the opening salvo of a larger potential military operation targeting Ukraine. The latest estimates by the US government suggests that between 169,000 and 190,000 Russian and rebel troops are stationed along Ukraine’s border, both in Russia and neighboring Belarus. Against this backdrop, diplomatic talks between Russia and the United States and its allies have not yet yielded any solutions. Our business continuity plans are not strong enough to protect us in any such adverse situation. Any major breakdown or closure of utility services or any major threat to civilians or international banking disruption could materially impact the operations and liquidity of the Company.

Natural disasters or other catastrophic events may recur in the future and could disrupt the operation of the Company’s business. The Company’s technology infrastructure is also vulnerable to computer viruses, physical or electronic break-ins, employee or contractor malfeasance and other disruptions, and not all of the Company’s systems and data are fully redundant. Any substantial disruption of the Company’s technology infrastructure could cause interruptions or delays in its business and loss of data or render it unable to accept and fulfill customer orders or operate its digital commerce platform in a timely manner, or at all.

Risks Related to Litigation

Because the Company is involved in litigation from time to time and is subject to numerous laws and governmental regulations, it could incur substantial judgments, fines, legal fees and other costs as well as reputational harm.

The Company is sometimes the subject of complaints or litigation from customers, current and former employees, current and former stockholders, or other third parties for various reasons. The damages sought against the Company in some of these litigation proceedings could be substantial. Although the Company maintains liability insurance for some litigation claims, if one or more of the claims were to greatly exceed its insurance coverage limits or if its insurance policies do not cover a claim, this could have a material adverse effect on its business, financial condition, results of operations and cash flows.

The Company is also subject to numerous federal, state and local laws and governmental regulations relating to, among other things, environmental protection, product quality and safety standards, labor and employment, discrimination, anti-bribery/anti-corruption, data privacy and income taxes. Compliance with existing and future laws and regulations could increase the cost of doing business and adversely affect the Company’s results of operations. If the Company fails to comply with existing or future laws or regulations, it may be subject to governmental or judicial fines or sanctions, while incurring substantial legal fees and costs, as well as reputational risk. In addition, the Company’s capital and operating expenses could increase due to remediation measures that may be required if the Company is found to be noncompliant with any existing or future laws or regulations.

For additional information regarding legal actions, claims and administrative proceedings that management believes could have a material adverse effect on its financial position, results of operations or cash flows, including ongoing litigation with certain stockholders and the notice of violation it received from the EPA, see Note 5 of Notes to Consolidated Financial Statements included in this report.

The Company faces exposure to product liability lawsuits.

The automotive industry in general has been subject to a large number of product liability claims due to the nature of personal injuries that result from car accidents or malfunctions. As a distributor of automotive parts and accessories, including parts and accessories obtained overseas, the Company could be held liable for the injury or damage caused if the products it sells are defective or malfunction, regardless of whether the product manufacturer is the party at fault. While the Company carries insurance against product liability claims, if the damages in any given action were high or the Company were subject to multiple lawsuits, the damages and costs could exceed the limits of its insurance coverage or prevent it from obtaining coverage in the future. If the Company were required to pay substantial damages as a result of these lawsuits, it may seriously harm its business and financial condition. Even defending against unsuccessful claims could cause the Company to incur significant expenses and result in a diversion of management’s attention. In addition, even if the money damages themselves did not cause substantial harm to the Company’s business, the damage to its reputation and the brands offered on its digital commerce platform could adversely affect its future reputation and its brand and could result in a decline in its net sales.

Risks Related to Ownership of our Common Stock

Concentration of ownership among certain stockholders may prevent other stockholders from influencing significant corporate decisions.

As of December 31, 2021, each of Prashant Pathak, Chairman of the Board of the Company and a director and President of Onyx Enterprises Canada Inc. (“OEC”), Roman Gerashenko and Stanislav Royzenshteyn, beneficially owned, directly or indirectly, approximately 41.9%, 17.8%, and 17.8%, respectively, of our outstanding Common Stock, and our directors and executive officers as a group beneficially owned approximately 46% of our outstanding Common Stock. As a result of their current holdings, these stockholders will be able to exercise a significant level of control over all matters requiring stockholder approval, including the election of directors, any amendment of the Certificate of Incorporation and approval of significant corporate transactions. This control could have the effect of delaying or preventing a change of control or changes in management and will make the approval of certain transactions difficult or impossible without the support of these stockholders.

Sales of a substantial number of shares of our Common Stock in the public market could cause the price of our common stock to fall.

Sales of a substantial number of shares of our Common Stock in the public market or the perception that these sales might occur could depress the market price of our Common Stock and could impair our ability to raise capital through the sale of additional equity securities. We are unable to predict the effect that sales may have on the prevailing market price of our Common Stock. In addition, the sale of substantial amounts of our Common Stock could adversely impact its price.

The shares of Common Stock covered by effective registration statements, pursuant to which certain stockholders may sell their shares, represent approximately 90% of our outstanding Common Stock. Sales, or the potential sales, of substantial numbers of shares in the public market by those selling stockholders could increase the volatility of the market price of our Common Stock or adversely affect the market price of our Common Stock.

We have never paid dividends on our Common Stock, and we do not anticipate paying dividends in the foreseeable future.

We have never paid dividends on any of our capital stock and currently intend to retain any future earnings to fund the growth of our business. Any determination to pay dividends in the future will be at the discretion of the Board and will depend on our financial condition, operating results, capital requirements, general business conditions and other factors that the Board may deem relevant. As a result, capital appreciation, if any, of our Common Stock will be the sole source of gain for the foreseeable future.

Our stock price is volatile, and you may not be able to sell shares of our Common Stock at or above the price you paid.

The trading price of our Common Stock is volatile and could be subject to wide fluctuations in response to various factors, some of which are beyond our control. These factors include:

●	actual or anticipated fluctuations in operating results;

●	failure to meet or exceed financial estimates and projections of the investment community or that we provide to the public;

●	issuance of new or updated research or reports by securities analysts or changed recommendations for our stock or the transportation industry in general;

●	announcements by us or our competitors of significant acquisitions, strategic partnerships, joint ventures, collaborations or capital commitments;

●	operating and share price performance of other companies that investors deem comparable to us;

●	our focus on long-term goals over short-term results;

●	the timing and magnitude of our investments in the growth of our business;

●	actual or anticipated changes in laws and regulations affecting our business;

●	additions or departures of key management or other personnel;

●	disputes or other developments related to our intellectual property or other proprietary rights, including litigation;

●	our ability to market new and enhanced products and technologies on a timely basis;

●	sales of substantial amounts of the Common Stock by the Board, executive officers or significant stockholders or the perception that such sales could occur;

●	changes in our capital structure, including future issuances of securities or the incurrence of debt; and

●	general economic, political and market conditions.

In addition, the stock market in general, and the NYSE American in particular, has experienced extreme price and volume fluctuations that have often been unrelated or disproportionate to the operating performance of those companies. Broad market and industry factors may seriously affect the market price of our Common Stock, regardless of our actual operating performance. In addition, in the past, following periods of volatility in the overall market and the market price of a particular company’s securities, securities class action litigation has often been instituted against these companies. This litigation, if instituted against us, could result in substantial costs and a diversion of our management’s attention and resources.

Risks Related to Our Being a Public Company

We will incur significant increased expenses and administrative burdens as a public company, which could have an adverse effect on our business, financial condition and results of operations.

We face increased legal, accounting, administrative and other costs and expenses as a public company that we did not incur as a private company. The Sarbanes-Oxley Act of 2002 (the “Sarbanes-Oxley Act”), including the requirements of Section 404, as well as rules and regulations subsequently implemented by the SEC, the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010 and the rules and regulations promulgated and to be promulgated thereunder, the Public Company Accounting Oversight Board (the “PCAOB”) and the securities exchanges, impose additional reporting and other obligations on public companies. Compliance with public company requirements will increase costs and make certain activities more time-consuming. A number of those requirements require us to carry out activities that Onyx, as a private company, had not done previously. For example, we created new board committees and have adopted new internal controls and disclosure controls and procedures. In addition, expenses associated with SEC reporting requirements have been, and will continue to be, incurred. Furthermore, if any issues in complying with those requirements are identified (for example, if the auditors identify a material weakness or significant deficiency in the internal control over financial reporting), we could incur additional costs rectifying those issues, and the existence of those issues could adversely affect our reputation or investor perceptions of it. In addition, we have obtained director and officer liability insurance. Risks associated with our status as a public company may make it more difficult to attract and retain qualified persons to serve on the Board or as executive officers. The additional reporting and other obligations imposed by these rules and regulations increase legal and financial compliance costs and the costs of related legal, accounting and administrative activities. These increased costs require us to divert a significant amount of money that could otherwise be used to expand the business and achieve strategic objectives. Advocacy efforts by stockholders and third parties may also prompt additional changes in governance and reporting requirements, which could further increase costs.

Our failure to timely and effectively implement controls and procedures required by Section 404(a) of the Sarbanes-Oxley Act could have a material adverse effect on our business.

As a public company, we are required to provide management’s attestation on internal controls. The standards required for a public company under Section 404(a) of the Sarbanes-Oxley Act are significantly more stringent than those required of Onyx as a private company. Management may not be able to effectively and timely implement controls and procedures that adequately respond to the increased regulatory compliance and reporting requirements now applicable to it. If we are not able to implement the additional requirements of Section 404(a) in a timely manner or with adequate compliance, we may not be able to assess whether our internal controls over financial reporting are effective, which may subject us to adverse regulatory consequences and could harm investor confidence and the market price of our securities.

Our management has limited experience in operating a public company.

Our executive officers have limited experience in the management of a publicly traded company. Our management team may not successfully or effectively manage our transition to a public company that will be subject to significant regulatory oversight and reporting obligations under federal securities laws. Their limited experience in dealing with the increasingly complex laws pertaining to public companies could be a significant disadvantage in that it is likely that an increasing amount of their time may be devoted to these activities which will result in less time being devoted to the management and growth of the Company. We may not have adequate personnel with the appropriate level of knowledge, experience, and training in the accounting policies, practices or internal controls over financial reporting required of public companies in the United States. The development and implementation of the standards and controls necessary for the Company to achieve the level of accounting standards required of a public company in the United States may require costs greater than expected. It is possible that we will be required to expand our employee base and hire additional employees to support our operations as a public company which will increase our operating costs in future periods.

The Company is an “emerging growth company” and a “smaller reporting company” and the reduced disclosure and governance requirements applicable to those types of companies may make its securities less attractive to investors.

The Company is an “emerging growth company,” as defined in the JOBS Act. As an emerging growth company, the Company is not required to comply with the auditor attestation requirements of Section 404(b) of the Sarbanes-Oxley Act, which would require the Company’s internal control over financial reporting to be audited by its independent registered public accounting firm, has reduced disclosure obligations regarding executive compensation in its periodic reports and proxy statements, and is exempt from the requirements of holding a nonbinding advisory vote on executive compensation and stockholder approval of any golden parachute payments not previously approved. Additionally, as an emerging growth company, the Company has elected to delay the adoption of new or revised accounting standards that have different effective dates for public and private companies until those standards apply to private companies (as defined under Section 2(a) of the Sarbanes-Oxley Act). As such, the Company’s financial statements may not be comparable to companies that comply with public company effective dates.

The Company also is a “smaller reporting company” under Rule 12b-2 of the Exchange Act. As a smaller reporting company, the Company is entitled to rely on certain exemptions and reduced disclosure requirements, such as simplified executive compensation disclosures and reduced financial statement disclosure requirements, in the Company’s SEC filings.

These exemptions and decreased disclosures in the Company’s SEC filings due to our status as an emerging growth company and a smaller reporting company may make it harder for investors to analyze the Company’s results of operations and financial prospects. Investors may find our Common Stock less attractive because we rely on these exemptions. If some investors find our Common Stock less attractive as a result, there may be a less active trading market for our Common Stock and our Common Stock price may be more volatile.

If securities or industry analysts do not publish or cease publishing research or reports about the Company, its business or its market, or if they adversely change their recommendations regarding the Common Stock, the price and trading volume of the Common Stock could decline.

The trading market for our Common Stock is influenced by the research and reports that industry or securities analysts may publish about the Company, its business, market or competitors. If any of the analysts who cover the Company change their recommendation regarding its Common Stock adversely, or provide more favorable relative recommendations about its competitors, the price of its Common Stock would likely decline. If any analyst who may cover the Company were to cease coverage of the Company or fail to regularly publish reports on it, it could lose visibility in the financial markets, which could cause the Company’s stock price or trading volume to decline.

Certain minority stockholders of the Company could engage in activities that might be disruptive of the Company’s ongoing business.

Certain minority stockholders of the Company could engage in litigation against the Company and its directors seeking monetary damages and/or potentially distracting the Company’s directors and officers from executing upon the Company’s business plans, and could engage in shareholder activism that may be disruptive to the Company. See “—The Company’s business could be adversely affected by an ongoing legal proceeding with certain stockholders” for more information regarding litigation brought by these minority stockholders prior to the Business Combination.

The Company’s Certificate of Incorporation designates the Court of Chancery of the State of Delaware as the sole and exclusive forum for certain types of actions and proceedings that may be initiated by the Company’s stockholders, which could limit its stockholders’ ability to obtain a favorable judicial forum for disputes with the Company or its directors, officers, employees or stockholders.

Our Certificate of Incorporation provides that, subject to limited exceptions, (i) any derivative action or proceeding brought on behalf of the Company, (ii) any action asserting a claim of breach of a fiduciary duty owed by any director, officer or other employee of the Company to the Company or the stockholders of the Company, (iii) any action asserting a claim against the Company, its directors, officers or employees arising pursuant to any provision of the General Corporation Law of the State of Delaware (the “DGCL”) or the second amended and restated certificate of incorporation or the amended and restated bylaws of the Company (the “Bylaws”), or (iv) any action asserting a claim against the Company, its directors, officers or employees is governed by the internal affairs doctrine. The Company’s bylaws designate the federal district courts of the United States as the exclusive forum for the resolution of any complaint asserting a cause of action arising under the Securities Act. Any person or entity purchasing or otherwise acquiring any interest in shares of Common Stock shall be deemed to have notice of and to have consented to the provisions of the Certificate of Incorporation and bylaws described above. In addition, Section 22 of the Securities Act provides that federal and state courts have concurrent jurisdiction over lawsuits brought to enforce any duty or liability created by the Securities Act or the rules and regulations thereunder. To the extent the exclusive forum provision restricts the courts in which claims arising under the Securities Act may be brought, there is uncertainty as to whether a court would enforce such a provision. We note that investors cannot waive compliance with the federal securities laws and the rules and regulations thereunder. This choice of forum provision may limit a stockholder’s ability to bring a claim in a judicial forum that it finds favorable for disputes with the Company or its directors, officers or other employees, which may discourage such lawsuits against the Company and its directors, officers and employees. Alternatively, if a court were to find these provisions of the Certificate of Incorporation inapplicable to, or unenforceable in respect of, one or more of the specified types of actions or proceedings, the Company may incur additional costs associated with resolving such matters in other jurisdictions, which could adversely affect the Company’s business and financial condition.

Item 1B. Unresolved Staff Comments

None.

Item 2. Properties

The Company leases corporate office space in each of Cranbury and Jersey City, New Jersey, and space for call centers, warehouses and photo and video service facilities in Cranbury, New Jersey. Management believes that the Company’s properties are adequate and suitable for its business as presently conducted as well as for the foreseeable future.

Item 3. Legal Proceedings

Except as disclosed below, information pertaining to certain legal and regulatory matters and proceedings in which we are involved can be found in Note 5 of Notes to Consolidated Financial Statements included in this report beginning on page F-1 and is incorporated herein by reference.

The legal and regulatory matters and proceedings discussed in this report could result in adverse judgments, settlements, fines, injunctions, restitutions or other relief that could require significant expenditures or have other effects on our business.

Item 4. Mine Safety Disclosure

Not applicable.

PART II

Item 5. Market for Registrant’s Common Equity, Related Stockholder Matters and Issuer Purchases of Equity Securities

Market Information, Holders, and Dividends

Our common stock is listed on the NYSE American under the symbol “ID”. Prior to the consummation of the Business Combination, our common stock was listed on the New York Stock Exchange under the symbol “LGC”. As of March 10, 2022, there were 71 holders of record of our Common Stock.

We have not paid any cash dividends on our common stock to date. We intend to retain future earnings, if any, for future operations, expansion and debt repayment and have no current plans to pay cash dividends for the foreseeable future. Any decision to declare and pay dividends in the future will be made at the discretion of the Board and will depend on, among other things, our results of operations, financial condition, cash requirements, contractual restrictions and other factors that the Board may deem relevant. In addition, our ability to pay dividends may be limited by covenants of any existing and future outstanding indebtedness we or our subsidiaries incur. We do not anticipate declaring any cash dividends to holders of our common stock in the foreseeable future.

Securities Authorized for Issuance Under Equity Compensation Plans

The information required by this Item concerning equity compensation plans is incorporated herein by reference from Part III, Item 12 of this report.

Item 6. [Reserved.]

Item 7. Management’s Discussion and Analysis of Financial Condition and Results of Operations.

The following discussion and analysis of our financial condition and results of operations should be read together with our audited consolidated financial statements as of December 31, 2021 and 2020, together with the related notes thereto, included in Part II, Item 8, Financial Statements and Supplementary Data of this Annual Report on Form 10-K.

The following discussion contains forward-looking statements. Our actual results may differ significantly from those projected in the forward-looking statements. Factors that might cause future results to differ materially from those projected in the forward-looking statements include, but are not limited to, those discussed in the sections entitled “Risk Factors” and “Cautionary Note Regarding Forward-Looking Statements.” For the purposes of this section, “we,” “us,” “our,” “Onyx,” the “Company” and “PARTS iD” each refer to Onyx prior to the closing of the Business Combination and PARTS iD, Inc. following the closing of the Business Combination, as the context indicates, unless the context otherwise refers to Legacy Acquisition Corp.

Overview

PARTS iD, Inc. is a technology-driven, digital commerce company focused on creating custom infrastructure and unique user experiences within niche markets. The success of the Company has inspired pursuit of our long-term strategy to scale into similar markets via our proprietary built, modular digital commerce technology platform. While our core focus continues to be automotive, in August 2018, we launched seven additional verticals (including BOATiD.com, MOTORCYCLEiD.com, CAMPERiD.com and more) which demonstrates fungibility of our technology platform. These verticals address similar market challenges and focus on the enthusiasts’ needs through our seamless shopping experience using proprietary tools and techniques.

Although the ongoing COVID-19 pandemic has caused economic disruptions on a global scale, and created significant uncertainty, we believe it increased the adoption of online shopping by consumers and, for periods during which stimulus payments were disbursed by the government, increased demand, which had a positive effect on the Company’s revenue and profitability. However, there was a decline in traffic after the first quarter of 2021, primarily due to an increase in the average cost-per-click in the Company’s search advertising programs and lower consumer discretionary spend that adversely impacted marketing productivity. We also experienced increased order cancellations in 2021 due to supply chain disruptions. Despite the decrease in traffic and increased order cancellations, increases in the conversion rate and average order values resulted in higher revenue for the year ended December 31, 2021, as compared to the prior year.

COVID-19 and related containment measures have disrupted the supply chain, negatively affecting the Company and our industry. In 2021, spikes in the price of steel and other materials, low in-stock rates by our key suppliers, workforce shortages and shipping and seaport delays led to increases in the cost of goods sold, which negatively impacted gross margins of the Company. In 2021, supply chain challenges increased order cancellations and shipping costs. Our real-time multi-sourced inventory model helped us mitigate some of the risk by sourcing certain products from secondary and tertiary sources during 2021, but these measures resulted in increased costs. We continue to pass a portion of the increased costs through to our customers, while balancing the need to maintain price competitiveness.

Management continues to focus on efforts to drive growth, including product cultivation, vendor optimization, distribution network expansion and marketing diversification with a greater emphasis on the additional verticals, original equipment (“OE”) and repair parts business. We also recently filled a number of key executive positions to support this growth, including hiring leaders for our key categories of Boating and Marine and RV/Camper.

Key Financial and Operating Metrics

We measure our business using financial and operating metrics, as well as non-GAAP financial measures. See “Results of Operations – Non-GAAP Financial Measures” below for more information on non-GAAP financial measures. We monitor several key business metrics to evaluate our business, measure our performance, develop financial forecasts and make strategic decisions, including the following traffic and engagement metrics:

For the Year Ended December 31,

	2021	2020	YoY Change	% Change
Number of Users	127,459,324	139,131,292	(11,671,968)	(8.4)%
Number of Sessions	238,708,556	279,004,608	(40,296,052)	(14.4)%
Number of Pageviews	988,152,867	1,165,312,820	(177,159,953)	(15.2)%
Pages/Sessions	4.14	4.18	(0.04)	(0.9)%
Average Session Duration	0:03:15	0:03:26	(0:00:11)	(5.3)%

We use the metrics above to gauge our ability to acquire targeted traffic and keep users engaged. This information informs us of how effective our proprietary technology, data, and content is, and helps us define our strategic roadmap and key initiatives.

Results of Operations

	Years ended December 30,				Change
	2021	% of Rev.	2020	% of Rev.	Amount	%
Revenue, net	$448,668,928		$400,832,371		$47,836,557	11.9%
Cost of goods sold	358,439,239	79.9%	315,027,012	78.6%	43,412,227	13.8%
Gross profit	90,229,689	20.1%	85,805,359	21.4%	4,424,330	5.2%
Gross Margin	20.1%		21.4%
Operating expenses:
Advertising	42,346,886	9.4%	33,359,299	8.3%	8,987,587	26.9%
Selling, general & administrative	49,554,126	11.0%	44,266,151	11.0%	5,287,975	11.9%
Depreciation	7,465,095	1.7%	6,859,237	1.7%	605,858	8.8%
Total operating expenses	99,366,107	22.1%	84,484,687	21.1%	14,881,420	17.6%
(Loss) income from operations	(9,136,418)	(2.0)%	1,320,672	0.3%	(10,457,090)	(791.8)%
Interest expense	7,172	0.0%	8,395	0.0%	(1,223)	(14.6)%
(Loss) income before income tax	(9,143,590)	(2.0)%	1,312,277	0.3%	(10,455,867)	(796.8)%
Income tax (benefit)	(1,180,790)	(0.3)%	(801,552)	-0.2%	(379,238)	47.3%
Net (loss) income	$(7,962,800)	(1.8)%	$2,113,829	0.5%	$(10,076,629)	(476.7)%

Revenue

Revenue increased $47.8 million, or 11.9%, for the year ended December 31, 2021, compared to the year ended December 31, 2020. This increase was primarily attributable to increases in the conversion rate of 11.3% and in the average order value of 12.9%, partially offset by a decrease in traffic of 14.4%.

Supply chain disruptions adversely impacted net sales. Cancellations of sales orders increased to 12.8% for the year ended December 31, 2021 compared to 10.9% for the year ended December 31, 2020. The increase in cancellation rates resulted in $10 million more in cancellations in 2021 compared to 2020, and $30 million more in cancellations in 2021 compared to 2019.

The increase in the site conversion rate was primarily attributable to search engine bidding automation and optimization, continuous customer experience enhancements and pricing initiatives, product cultivation, and continued e-commerce adoption. The increase in the average order value was primarily attributable to increases in the average number of items per order, changes in the mix of categories of items sold and inflation.

Cost of Goods Sold

Cost of goods sold is composed of product cost, the associated fulfillment and handling costs charged by vendors, if any, and shipping costs. In the year ended December 31, 2021, cost of goods sold increased by $43.4 million, or 13.8%, compared to the year ended December 31, 2020. This increase in cost of goods sold was primarily driven by an increase in the number of orders or products sold, as well as increases in cost of product and shipping costs.

For the year ended December 31, 2021, cost of goods sold was 79.9% of revenue, compared to 78.6% of revenue for the year ended December 31, 2020. The 1.3% increase in cost of goods sold as a percentage of revenue was primarily attributable to ongoing supply chain disruptions associated with the COVID-19 pandemic. During the year ended December 31, 2021, we had to source some products from alternate vendors that had higher price points due to product price inflation and higher shipping costs, which higher prices were not passed on to the customer entirely. We have now begun to pass a portion of the increased costs through to our customers, while balancing the need to maintain price competitiveness. Management only expects these cost pressures to materially ease if and when the COVID-19 pandemic and related containment measures abate, which cannot be currently predicted with any certainty.

Gross Profit and Gross Margin

Gross profit increased $4.4 million, or 5.2%, for the year ended December 31, 2021, compared to the year ended December 31, 2020. This increase was primarily attributable to the 11.9% increase in revenue in the year ended December 31, 2021, partially offset by the increase in cost of goods sold due primarily to increases in product costs and ongoing supply chain disruptions associated with the COVID-19 pandemic.

Gross margin of 20.1% for the year ended December 31, 2021, was lower than the gross margin of 21.4% for the year ended December 31, 2020, primarily attributable to increases in product and shipping costs associated with ongoing supply chain disruptions as discussed above.

Operating Expenses

Advertising expenses increased $9.0 million, or 26.9%, for the year ended December 31, 2021, compared to the year ended December 31, 2020. This increase in advertising costs was primarily attributable to (i) an increase in average cost-per-click, (ii) a change in the mix of advertising channels used, and (iii) testing of new advertising campaigns and content development. Management believes investment in advertisement is one of the key drivers of revenue and its efficiency is measured by management in terms of revenue per advertisement dollar spent.

Decreases in overall available searches and increasing competition, coupled with additional campaigns that were transitioned to automated bidding from manual bidding, led to higher costs-per-click for the year ended December 31, 2021 as compared to the year ended December 31, 2020.

The consequent higher advertising cost was partly offset by an increase in the site conversion rate and the average order value. Management continues to take steps to diversify advertising in new channels, such as paid social and customer retention programs to drive growth.

Selling, general and administrative (“SG&A”) expenses increased $5.3 million, or 11.9%, compared to the year ended December 31, 2020. This increase was primarily attributable to an increase of (i) $4.9 million in non-cash stock compensation expense, (ii) $4.0 million in public company operating expenses, and (iii) $1.3 million in merchant services provider processing fees in line with the increase in revenue, partially offset by a $5.5 million decrease in business combination transaction expenses which occurred in the year ended December 31, 2020 but did not reoccur in the year ended December 31, 2021.

Depreciation expenses increased $0.6 million, or 8.8%, for the year ended December 31, 2021 compared to the year ended December 31, 2020.

Interest Expense

Interest expense decreased by $1,223, or 14.6%, for the year ended December 31, 2021, compared to the year ended December 31, 2020.

Income Tax Expenses

Income tax expenses decreased by $0.4 million for the year ended December 31, 2021, compared to the year ended December 31, 2020. For the year ended December 31, 2021, the effective income tax rate was 12.91% compared to (61.08)% for the year ended December 31, 2020. The change in rate was primarily attributable to changes in state taxes and the incurrence of expenses that are not deductible for income tax purposes.

Non-GAAP Financial Measures

EBITDA and Adjusted EBITDA

This report includes non-GAAP financial measures that differ from financial measures calculated in accordance with U.S. generally accepted accounting principles (“GAAP”). These non-GAAP financial measures may not be comparable to similar measures reported by other companies and should be considered in addition to, and not as a substitute for, or superior to, other measures prepared in accordance with GAAP. Management uses non-GAAP financial measures internally to evaluate the performance of the business. Additionally, management believes certain non-GAAP measures provide meaningful incremental information to investors to consider when evaluating the performance of the Company.

To this end, we provide EBITDA and Adjusted EBITDA, which are non-GAAP financial measures. EBITDA consists of net income (loss) plus (a) interest expense; (b) income tax provision (or less benefit); and (c) depreciation expense. Adjusted EBITDA consists of EBITDA plus stock compensation expense and other costs, fees, expenses, write offs and other items that do not impact the fundamentals of our operations, as described further below following the reconciliation of these metrics. Management believes these non-GAAP measures provide useful information to investors in their assessment of the performance of our business. The exclusion of certain expenses in calculating EBITDA and Adjusted EBITDA facilitates operating performance comparisons on a period-to-period basis as these costs may vary independent of business performance. Accordingly, we believe that EBITDA and Adjusted EBITDA provide useful information to investors and others in understanding and evaluating our operating results in the same manner as our management and the Board.

EBITDA and Adjusted EBITDA have limitations as an analytical tool, and you should not consider these measures in isolation or as a substitute for analysis of our results as reported under GAAP. Some of these limitations are:

●	Although depreciation is a non-cash charge, the assets being depreciated may have to be replaced in the future, and EBITDA and Adjusted EBITDA do not reflect cash capital expenditure requirements for such replacements or for new capital expenditure requirements;

●	EBITDA and Adjusted EBITDA do not reflect changes in our working capital;

●	EBITDA and Adjusted EBITDA do not reflect income tax payments that may represent a reduction in cash available to us;

●	EBITDA and Adjusted EBITDA do not reflect depreciation and interest expenses associated with the lease financing obligations; and

●	Other companies, including companies in our industry, may calculate Adjusted EBITDA differently, which reduces its usefulness as a comparative measure.

Because of these limitations, you should consider EBITDA and Adjusted EBITDA alongside other financial performance measures, including various cash flow metrics, net income (loss) and our other GAAP results.

The following table reflects the reconciliation of net income (loss) to EBITDA and Adjusted EBITDA for each of the periods indicated.

	Year ended December 31,
	2021	2020
Net income (loss)	$(7,962,800)	$2,113,829
Interest expense	7,172	8,395
Income tax (benefit)	(1,180,790)	(801,552)
Depreciation	7,465,095	6,859,237
EBITDA	(1,671,323)	8,179,909
Stock compensation expense	4,852,985	-
Business combination transaction expenses(1)	-	5,544,520
Founder’s compensation(2)	-	687,692
Legal & settlement expenses (3)	1,150,247	725,081
Other items(4)	-	291,164
Adjusted EBITDA Total	$4,331,909	$15,428,366
% of revenue	1.0%	3.8%

(1)	Represents the expenses incurred solely related to the Business Combination that closed in November 2020. It primarily includes investment banker fees, legal fees, professional fees for accountants and SEC and Hart-Scott-Rodino filing fees.
(2)	Represents the excess compensation paid to one of the two founders of Onyx over the amount management believes would have been the compensation of an independent professional CEO for the applicable reporting periods.
(3)	Represents legal and settlement expenses and gains related to significant matters that do not impact the fundamentals of our operations, pertaining to: (i) causes of action between certain of the Company’s shareholders and which involves claims directly against the Company seeking the fulfillment of alleged indemnification obligations with respect to these matters, and (ii) trademark and IP protection cases. We are involved in routine IP litigation, commercial litigation and other various litigation matters. We review litigation matters from both a qualitative and quantitative perspective to determine if excluding the losses or gains will provide our investors with useful incremental information. Litigation matters can vary in their characteristics, frequency and significance to our operating results.
(4)	Includes write-offs of advances and certain fraud loss claims from earlier years that we determined were uncollectible.

Net income (loss) decreased by $10.1 million to a net loss of $8.0 million for the year ended December 31, 2021, as compared to net income of $2.1 million for the year ended December 31, 2020. The decrease in net income (loss) was primarily driven by increases in advertising costs, non-cash stock compensation expense and public company operating expenses, as discussed above. The year-over-year decrease in Adjusted EBITDA for the year ended December 31, 2021, was attributable to the decrease in net income (loss), partially offset by the decrease in business combination transaction expenses during 2020 that did not recur in 2021, as noted in the reconciliation table above.

Free Cash Flow

To provide investors with additional information regarding our financial results, we have also disclosed free cash flow, a non-GAAP financial measure that we calculate as net cash provided by (used in) operating activities less capital expenditures (which consist of purchases of property and equipment and website and software development costs). We have provided a reconciliation below of free cash flow to net cash provided by operating activities, the most directly comparable GAAP financial measure.

We have included free cash flow in this report because it is an important indicator of our liquidity as it measures the amount of cash we generate. Accordingly, we believe that free cash flow provides useful information to investors and others in understanding and evaluating our operating results in the same manner as our management.

Free cash flow has limitations as a financial measure, and you should not consider it in isolation or as a substitute for analysis of our results as reported under GAAP. There are limitations to using non-GAAP financial measures, including that other companies, including companies in our industry, may calculate free cash flow differently. Because of these limitations, you should consider free cash flow alongside other financial performance measures, including net cash provided by (used in) operating activities, capital expenditures and our other GAAP results.

The following table presents a reconciliation of net cash provided by operating activities to free cash flow for each of the periods indicated.

	Years ended December 31,
	2021	2020
Net cash provided by operating activities	$8,620,390	$21,988,592
Purchase of property and equipment	(324,025)	(58,544)
Purchase of intangible assets	(25,214)	(15,269)
Website and software development costs	(7,250,921)	(7,283,044)
Free Cash Flow	$1,020,230	$14,631,735

Liquidity and Capital Resources

The Company’s cash was $23.2 million and $22.2 million as of December 31, 2021 and 2020, respectively. Our ability to maintain adequate liquidity for our operations is dependent upon a number of factors, including our revenue and earnings, the impacts of COVID-19 on macroeconomic conditions, and our ability to take further cost savings and cash conservation measures if necessary. At this time, we believe that cash flows generated from operations and our cash will be sufficient to meet our anticipated operating cash needs for at least the next twelve months. However, any projections of future cash needs and cash flows are subject to substantial uncertainty. See Item 1A of Part I, “Risk Factors” for a discussion of the factors that may impact our ability to maintain adequate liquidity.

Cash Flow Summary

The change in cash and cash equivalents is as follows:

	Years ended December 31,
	2021	2020
Net cash provided by operating activities	$8,620,390	$21,988,592
Net cash used in investing activities	(7,600,160)	(7,320,857)
Net cash used in financing activities	(19,706)	(6,083,864)
Net change in cash	$1,000,524	$8,583,871

Our principal sources of liquidity are cash flows generated from operations, particularly negative working capital.

Cash Flows from Operating Activities

The net cash provided by operating activities consist of our net income (loss), adjusted for certain non-cash items, including depreciation, and share based compensation expense, as well as the effect of changes in working capital and other activities. Operating cash flows can be volatile and are sensitive to many factors, including changes in working capital and our net income (loss). We have a negative working capital model (current liabilities exceed current assets). Any profitable growth in revenue results in incremental cash for the Company, as we receive funds when customers place orders on the website, while accounts payable are paid over a period of time, based on vendor terms, which range on average from one week to eight weeks.

Cash provided by operating activities in the year ended December 31, 2021 was $8.6 million and was driven primarily by the impact of non-cash depreciation and amortization expense of $7.5 million, cash provided by changes in operating assets and liabilities of $5.5 million, and share based compensation expense of $4.8 million.

Cash provided by operating activities in the year ended December 31, 2020, was $22.0 million and was driven primarily by cash provided by operating assets and liabilities of $13.9 million and the impact of non-cash depreciation and amortization expense of $6.9 million.

Cash Flows from Investing Activities

Net cash used in investing activities was $7.6 million and $7.3 million for the years ended December 31, 2021 and 2020, respectively, consisting primarily of website and software development costs in both years. Cash used in investing activities varies depending on the timing of technology and product development cycles.

Cash Flows from Financing Activities

Net cash used in financing activities for the year ended December 31, 2021, was $0.02 million, compared to $6.1 million for the year ended December 31, 2020. The decrease was primarily related to a cash payout of $5.6 million for the cancellation of Legacy common stock warrants in the year ended December 31, 2020, that did not reoccur in the year ended December 31, 2021.

Future Cash Requirements

Operating Leases

The Company has several non-cancelable operating leases for facilities and vehicles that expire over the next four years. Rental expense for operating leases was $1,207,969 and $1,220,408 for the years ended December 31, 2021 and 2020, respectively.

Future minimum lease payments under non-cancelable operating leases as of December 31, 2021 are as follows:

Year ending December 31,
2022	$947,275
2023	548,993
2024	46,092
$1,542,360

Debt and Capital Structure Activity

We had no borrowings as of December 31, 2021. However, we continually evaluate opportunities to sell additional equity or debt securities, obtain credit facilities, obtain finance and operating lease arrangements, and/or enter into financing obligations for strategic reasons or to further strengthen our financial position. The sale of additional equity or convertible debt securities would be dilutive to our shareholders. In addition, we will, from time to time, consider the acquisition of, or investment in, complementary businesses, products, services, capital infrastructure, and technologies, which might affect our liquidity requirements or cause us to secure additional financing, or issue additional equity or debt securities. There can be no assurance that additional credit lines or financing instruments will be available in amounts or on terms acceptable to us, if at all.

Capital Expenditures

Capital expenditures consists primarily of website and software development, and the amount and timing thereof varies depending on the timing of technology and product development cycles.

Dividends

The Company has never paid dividends on any of our capital stock and currently intends to retain any future earnings to fund the growth of our business. Any determination to pay dividends in the future will be at the discretion of the Board and will depend on our financial condition, operating results, capital requirements, general business conditions and other factors that the Board may deem relevant.

Cash Taxes

Taxes paid in cash in the year ended December 31, 2021 were $4,209 (none in the year ended December 31, 2020). As of December 31, 2021, the Company had $8,173,388 in federal net operating losses (“NOL”), all remaining from 2019 and onwards and accordingly available to offset future taxable income indefinitely. However, the NOL’s are subject to an 80% of taxable income limitation for all periods after January 1, 2021. The Company does not currently anticipate any significant increase or decrease of the total amount of unrecognized tax benefits within the next twelve months.

Critical Accounting Estimates

Critical accounting estimates are those estimates made in accordance with GAAP that involve a significant level of estimation uncertainty and have had or are reasonably likely to have a material impact on the financial condition or results of operation of the registrant. These items require the application of management’s most difficult, subjective, or complex judgments, often because of the need to make estimates about the effect of matters that are inherently uncertain and that may change in subsequent periods. In preparing our consolidated financial statements in accordance with GAAP, management has made estimates, assumptions and judgments that affect the reported amounts of assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting periods.

In preparing these financial statements, management has utilized available information, including our past history, industry standards and the current and projected economic environments, among other factors, in forming its estimates, assumptions and judgments, giving due consideration to materiality. Because the use of estimates is inherent in GAAP, actual results could differ from those estimates. In addition, other companies may utilize different estimates, which may impact comparability of our results of operations to those of companies in similar businesses. A summary of the accounting estimates that management believes are critical to the preparation of our consolidated financial statements is set forth below. See Note 2 of the Notes to Consolidated Financial Statements included in this report for our other significant accounting policies and accounting pronouncements that may impact the Company’s consolidated financial position, earnings, cash flows or disclosures.

Revenue Recognition

In May 2014, the Financial Accounting Standards Board (“FASB”) issued Accounting Standards Update (“ASU”) 2014-09, Revenue from Contracts with Customers (Topic 606) (“ASU 2014-09”). This new standard replaced all previous accounting guidance on this topic, eliminated all industry-specific guidance and provided a unified model to determine how revenue is recognized. The core principle of the guidance is that an entity should recognize revenue to depict the transfer of promised goods or services to customers in an amount that reflects the consideration to which the entity expects to be entitled in exchange for those goods or services. In doing so, companies need to use more judgment and make more estimates than under prior guidance. Judgments include identifying performance obligations in the contract, estimating the amount of consideration to include in the transaction price, and allocating the transaction price to each performance obligation.

In determining the appropriate amount of revenue to be recognized as it fulfills its obligations under its agreements, we perform the following steps: (i) identify contracts with customers; (ii) identify performance obligation(s); (iii) determine the transaction price; (iv) allocate the transaction price to the performance obligation(s); and (v) recognize revenue when (or as) we satisfy each performance obligation.

We recognize revenue on product sales through our website as the principal in the transaction, as we have concluded we control the product before it is transferred to the customer. We control products when we are the entity responsible for fulfilling the promise to the customer and take responsibility for the acceptability of the goods, assume inventory risk from shipment through the delivery date, have discretion in establishing prices, and select the product vendors of products sold.

Our revenue recognition is impacted by estimates of unshipped and undelivered orders at the end of the applicable reporting period. As we ship a large volume of packages through multiple carriers, actual delivery dates may not always be available, and as such we estimate delivery dates based on historical data. If actual unshipped and undelivered orders are not consistent with our estimates, the impact on our revenue for the applicable reporting period could be material. The Company has two types of customer liabilities: (i) amounts received from customers prior to the delivery of products are recorded as customer deposits on our balance sheets and are recognized as revenue when the products are delivered, amounting to $15,497,857 and $16,185,648 as of December 31, 2021 and 2020, respectively and (ii) site credits, which are initially recorded in accrued expenses and are recognized as revenue in the period they are redeemed, amounting to $2,855,998 and $2,422,051 as of December 31, 2021 and 2020, respectively.

The outstanding days from the order date of our unshipped and undelivered orders based on our actual determination were, on average, 11.6 days as of December 31, 2021, and 12.7 days as of December 31, 2020. The decrease in time between outstanding days from December 31, 2021 compared to December 31, 2020 was due to our prioritizing vendors with higher inventory levels.

Sales discounts earned by customers at the time of purchase and taxes collected from customers, which are remitted to governmental authorities, are deducted from gross revenue in determining net revenue. Allowances for sales returns are estimated and recorded based on historical experience and reduce product revenue, inclusive of shipping fees, by expected product returns. Net allowances for sales returns as of December 31, 2021 and 2020, were $738,465 and $1,062,077, respectively.

If actual sales returns are not consistent with our estimates, or if we have to make adjustments, we may incur future losses or gains that could be material.

Adjustments to our estimated net allowances for sales returns over the years ended December 31, 2021 and 2020 were as follows:

Year Ended December 31,	Balance at Beginning of Period	Adjustments	Balance at Close of Period
2021	$1,062,077	$(323,612)	$738,465
2020	$495,697	$566,380	$1,062,077

Website and Software Development

We capitalize certain costs associated with website and software (technology platform including the catalog) developed for internal use in accordance with Accounting Standards Codification (“ASC”) 350-50, Intangibles — Goodwill and Other — Website Development Costs, and ASC 350-40, Intangibles — Goodwill and Other — Internal Use Software, when both the preliminary project design and the testing stage are completed and management has authorized further funding for the project, which it deems probable of completion and to be used for the function intended. Capitalized costs include amounts directly related to website and software development such as contractors’ fees, payroll and payroll-related costs for employees who are directly associated with and who devote time to our internal-use software. Capitalization of such costs ceases when the project is substantially complete and ready for its intended use. Capitalized costs are amortized over a three-year period commencing on the date that the specific module or platform is placed in service. Costs incurred during the preliminary stages of development and ongoing maintenance costs are expensed as incurred. Determinations as to when a project is substantially complete and what constitutes ongoing maintenance require judgments and estimates by management. We periodically review the carrying values of capitalized costs and makes judgments as to ultimate realization.

 The amount of capitalized software costs for the years ended December 31, 2021 and 2020 were as follows:

Year Ended December 31,	Capitalized Software
2021	$7,250,921
2020	$7,283,044

Stock-Based Compensation

Compensation expense related to stock option awards and restricted stock units granted to certain employees, directors and consultants is based on the fair value of the awards on the grant date. If the service inception date precedes the grant date, accrual of compensation cost for periods before the grant date is based on the fair value of the award at the reporting date. In the period in which the grant date occurs, cumulative compensation cost is adjusted to reflect the cumulative effect of measuring compensation cost based on fair value at the grant date rather than the fair value previously used at the service inception date or any subsequent reporting date. Forfeitures are recorded as they occur. The Company recognizes compensation cost related to time-vested options and restricted stock units with graded vesting features on a straight-line basis over the requisite service period. Compensation cost related to a performance-vesting options and performance-based units, where a performance condition or a market condition that affects vesting exists, is recognized over the shortest of the explicit, implicit, or defined service periods. Compensation cost is adjusted depending on whether or not the performance condition is achieved. If the achievement of the performance condition is probable or becomes probable, the full fair value of the award is recognized. If the achievement of the performance condition is not probable or ceases to be probable, then no compensation cost is recognized or amounts previously recognized are reversed.

Changes in expectations and outcomes different from estimates (such as the achievement or non- achievement of performance conditions) may cause a significant adjustment to earnings in a reporting period as timing and amount of expense recognition is highly dependent on management’s estimate.

Deferred Tax Assets

Deferred tax assets and liabilities are recognized for the estimated future tax consequences attributable to temporary differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases and net operating loss carryforwards. Deferred tax assets and liabilities are measured using enacted tax rates for years in which those temporary differences are expected to be recovered or settled. The measurement of deferred tax assets is reduced by the amount of any tax benefit that, based on available evidence, is not expected to be realized, and a corresponding allowance is established. The current income tax provision reflects the tax consequences of revenues and expenses currently taxable or deductible on the Company’s various income tax returns for the reporting year.

Allowance for Doubtful Accounts

Accounts receivable balances include amounts due from customers. The Company periodically reviews its accounts receivable balances to determine whether an allowance for doubtful accounts is necessary based on an analysis of past due accounts, historical occurrences of credit losses, existing economic conditions, and other circumstances that may indicate that the realization of an account is in doubt. As of December 31, 2021 and 2020, the Company determined that an allowance for doubtful accounts was not necessary. As circumstances change, it could result in material adjustments to the allowance for doubtful accounts.

Off-Balance Sheet Arrangements

PARTS iD is not a party to any off-balance sheet arrangements.

Recent Accounting Pronouncements

See Note 2 of the Notes to the Consolidated Financial Statements included elsewhere in this report for information on how recent accounting pronouncements have affected or may affect our financial position, results of operations or cash flows.

Item 7A. Quantitative and Qualitative Disclosures about Market Risk

Not required for smaller reporting companies.

Item 8. Financial Statements and Supplementary Data

Our financial statements and other information required by this item are set forth herein in a separate section beginning with the Index to Consolidated Financial Statements on page F-1 and are incorporated herein by reference.

Item 9. Changes in and Disagreements with Accountants on Accounting and Financial Disclosure

On December 22, 2020, following a review undertaken by the Audit Committee of the Board, the Audit Committee approved the engagement of WithumSmith+Brown, PC (“Withum”) to serve as the Company’s independent registered public accounting firm to audit the Company’s consolidated financial statements for the year ended December 31, 2020. Since 2017, Withum had served as the independent registered public accounting firm of Legacy.

Withum had also served as Onyx’s independent registered public accounting firm since 2016, but was not engaged to audit Onyx’s financial statements in connection with the Business Combination. In connection with the Business Combination, UHY LLP (“UHY”) served as Onyx’s independent registered public accounting firm, and it audited the balance sheets of Onyx as of December 31, 2019 and 2018, and the related statements of operations, changes in shareholders’ deficit, and cash flows for the years ended December 31, 2019, 2018, and 2017, and the related notes (collectively, the “Onyx Financial Statements”). The Company informed UHY that it would be replaced by Withum as the Company’s independent registered public accounting firm, effective on December 22, 2020.

The audit report of UHY on the Onyx Financial Statements did not contain an adverse opinion or a disclaimer of opinion and was not qualified or modified as to uncertainty, audit scope or accounting principles.

During fiscal 2018 and 2019, and through December 22, 2020, there were (i) no “disagreements” as that term is defined in Item 304(a)(1)(iv) of Regulation S-K with UHY on any matter of accounting principles or practices, financial statement disclosure or auditing scope or procedure, which disagreement(s), if not resolved to the satisfaction of UHY would have caused UHY to make reference to the subject matter of the disagreement(s) in connection with its report on the Onyx Financial Statements, and (ii) no “reportable events” as that term is defined in Item 304(a)(1)(v) of Regulation S-K.

As noted above, Withum had served as Legacy’s independent registered public accounting firm since 2017. Withum also had served as Onyx’s independent registered public accounting firm beginning in 2016, but it did not provide any auditing services to Onyx in connection with the Business Combination. During fiscal 2018 and 2019, and through December 22, 2020, Withum did not provide any services or consultations to the Company or Onyx, except pursuant to that for which it was engaged.

Item 9A. Controls and Procedures.

Management’s Evaluation of Disclosure Controls and Procedures

Disclosure controls and procedures are controls and other procedures that are designed to ensure that information required to be disclosed in our reports filed or submitted under the Exchange Act, is recorded, processed, summarized and reported within the time periods specified in the SEC’s rules and forms. Disclosure controls and procedures include, without limitation, controls and procedures designed to ensure that information required to be disclosed in company reports filed or submitted under the Exchange Act is accumulated and communicated to management, including our Chief Executive Officer and Chief Financial Officer, to allow timely decisions regarding required disclosure.

As required by Rules 13a-15 and 15d-15 under the Exchange Act, our Chief Executive Officer and Chief Financial Officer carried out an evaluation of the effectiveness of the design and operation of our disclosure controls and procedures as of December 31, 2021. Based upon their evaluation, our Chief Executive Officer and Chief Financial Officer concluded that our disclosure controls and procedures (as defined in Rules 13a-15(e) and 15d-15(e) under the Exchange Act) were effective as of December 31, 2021.

Management’s Report on Internal Control over Financial Reporting

Management is responsible for establishing and maintaining adequate internal control over financial reporting, as defined in Rules 13a-15(f) and 15d-15(f) under the Exchange Act. Our internal control over financial reporting is a process designed under the supervision of the Chief Executive Officer and Chief Financial Officer to provide reasonable assurance regarding the reliability of financial reporting and the preparation of our financial statements for external purposes in accordance with accounting principles generally accepted in the United States of America.

Because of its inherent limitations, internal control over financial reporting may not prevent or detect misstatements under all potential conditions. Therefore, effective internal control over financial reporting provides only reasonable, and not absolute, assurance with respect to the preparation and presentation of financial statements.

Management conducted an evaluation of the effectiveness of our internal control over financial reporting as of December 31, 2021 using the criteria set forth in the Internal Control Integrated Framework (2013) issued by the Committee of Sponsoring Organizations of the Treadway Commission (COSO). As a result of that evaluation, management concluded that our internal control over financial reporting was effective as of December 31, 2021.

This Annual Report on Form 10-K does not include an attestation report of the Company’s registered public accounting firm regarding internal control over financial reporting. As an emerging growth company, management’s report is not subject to attestation by our registered public accounting firm.

Changes in Internal Control over Financial Reporting

There were no changes in our internal control over financial reporting that occurred during the quarter ended December 31, 2021 that have materially affected, or are reasonably likely to materially affect, our internal control over financial reporting.

Item 9B. Other Information

None.

Item 9C. Disclosure Regarding Foreign Jurisdictions that Prevent Inspections

Not Applicable.

PART III

Item 10. Directors, Executive Officers and Corporate Governance

We have adopted a code of ethics applicable to our directors, officers and employees. Complete copies of our code of ethics, our audit committee charter, our compensation committee charter, our nominating and corporate governance committee charter and our strategy, technology and risk management committee charter are available on our website at www.partsidinc.com. The inclusion of the Company’s website address in this report does not include or incorporate by reference the information on the Company’s website into this report. In addition, a copy of the code of ethics will be provided without charge upon request to us. We intend to disclose any amendments to or waivers of certain provisions of our code of ethics that applies to our principal executive officer, principal financial officer, principal accounting officer or controller by posting such information on our website at www.partsidinc.com.

Additional information required by this Item 10 will be contained in our definitive proxy statement for our 2022 Annual Meeting of Stockholders (the “Definitive Proxy Statement”) and is incorporated herein by reference.

Item 11. Executive Compensation

The information required by this Item 11 will be contained in the Definitive Proxy Statement and is incorporated herein by reference.

Item 12. Security Ownership of Certain Beneficial Owners and Management and Related Stockholder Matters

The information required by this Item 12 will be contained in the Definitive Proxy Statement and is incorporated herein by reference.

Item 13. Certain Relationships and Related Transactions, and Director Independence

The information required by this Item 13 will be contained in the Definitive Proxy Statement and is incorporated herein by reference.

Item 14. Principal Accountant Fees and Services

The information required by this Item 14 will be contained in the Definitive Proxy Statement and is incorporated herein by reference.

PART IV

Item 15. Exhibits and Financial Statement Schedules

1.	Financial Statements

The following consolidated financial statements of PARTS iD, Inc. are set forth beginning on page F-1 below.

2.	Financial Statement Schedules

A list of exhibits required to be filed as part of this report is set forth in the Exhibit Index below.

3.	Exhibits

Not applicable

Exhibit Number	Description

2.1	Share Exchange Agreement, dated as of August 23, 2019, by and between the Company and Blue Valor Limited (incorporated by reference to Exhibit 2.1 to the Company’s Current Report on Form 8-K filed on August 27, 2019).
2.2	First Amendment to Share Exchange Agreement, dated as of December 2, 2019, by and between the Company and Blue Valor Limited (incorporated by reference to Exhibit 2.1 to the Company’s Current Report on Form 8-K filed on December 2, 2019).
2.3	Amended and Restated Share Exchange Agreement, dated as of December 2, 2019, by and between Blue Valor Limited, a company incorporated in Hong Kong and an indirect, wholly-owned subsidiary of Blue Focus Intelligent Communications Group Ltd. and the Company (incorporated by reference to Exhibit 2.1 to the Company’s Current Report on Form 8-K filed on December 2, 2019).
2.4	First Amendment to the Amended and Restated Share Exchange Agreement, dated March 13, 2020, by and between Legacy Acquisition Corp. and Blue Valor Limited (incorporated by reference to Exhibit 2.1 to the Company’s Current Report on Form 8-K filed on March 13, 2020).
2.5	Business Combination Agreement among Legacy Acquisition Corp., Excel Merger Sub I, Inc., Excel Merger Sub II, LLC, and Onyx Enterprises Int’l Corp., and Shareholder Representative Services LLC, dated as of September 18, 2020 (incorporated by reference to Exhibit 2.1 to the Company’s Current Report on Form 8-K filed on September 22, 2020).
3.1	Second Amended and Restated Certificate of Incorporation (incorporated by reference to Exhibit 3.1 to the Company’s Registration Statement on Form 8-A filed on November 23, 2020).
3.2	Amended and Restated Bylaws (incorporated by reference to Exhibit 3.2 to the Company’s Registration Statement on Form 8-A filed on November 23, 2020).
4.1	See Exhibit 3.1 for provisions of the Second Amended and Restated Certificate of Incorporation of the Company defining the rights of holders of Common Stock of the Company (incorporated by reference to Exhibit 3.1 to the Company’s Registration Statement on Form 8-A filed on November 23, 2020).
4.2	See Exhibit 3.2 for provisions of the Amended and Restated Bylaws, as amended, of the Company defining the rights of holders of Common Stock of the Company (incorporated by reference to Exhibit 3.2 to the Company’s Registration Statement on Form 8-A filed on November 23, 2020).
4.3	Description of Registrant’s Securities.
10.1	Investment Management Trust Account Agreement, dated as of November 16, 2017, between Continental Stock Transfer & Trust Company and the Company (incorporated by reference to Exhibit 10.1 to the Company’s Current Report on Form 8-K filed on November 22, 2017).
10.2	Amendment No. 1 to Investment Management Trust Agreement dated October 22, 2019 by and between the Company and Continental Stock Transfer & Trust Company (incorporated by reference to Exhibit 10.1 to the Company’s Current Report on Form 8-K filed on October 23, 2019).
10.3	Amendment No. 2 to Investment Management Trust Agreement dated May 18, 2020 by and between the Company and Continental Stock Transfer & Trust Company (incorporated by reference to Exhibit 10.1 to the Company’s Current Report on Form 8-K filed on May 19, 2020).
10.4	Registration Rights Agreement, dated as of November 16, 2017, by and among the Company and the initial security holders (incorporated by reference to Exhibit 10.2 to the Company’s Current Report on Form 8-K filed on November 22, 2017).

10.5	Registration Rights Agreement, dated as of November 20, 2020, by and among the Company and the parties listed on the signature page thereto (incorporated by reference to Exhibit 10.2 to the Company’s Form 8-A filed on November 23, 2020).
10.6	Amended and Restated Promissory Note, dated October 20, 2017, issued to Legacy Acquisition Sponsor I LLC (Incorporated by reference to Exhibit 10.1 to the Company’s Registration Statement on Form S-1 (File No. 333-221116) filed with the Securities and Exchange Commission on October 25, 2017).
10.7	Securities Subscription Agreement, dated October 16, 2016, between the Registrant and Legacy Acquisition Sponsor I LLC (Incorporated by reference to Exhibit 10.5 to the Company’s Registration Statement on Form S-1 (File No. 333-221116) filed with the Securities and Exchange Commission on October 25, 2017).
10.8	Sponsor Warrants Purchase Agreement effective as of October 24, 2017, between the Registrant and Legacy Acquisition Sponsor I LLC (Incorporated by reference to Exhibit 10.6 to the Company’s Registration Statement on Form S-1 (File No. 333-221116) filed with the Securities and Exchange Commission on October 25, 2017).
10.9	Administrative Services Agreement, dated as of November 16, 2017, by and among the Company and Legacy Acquisition Sponsor I LLC (Incorporated by reference to Exhibit 10.7 to the Company’s Annual Report on Form 10-K (File No. 001-38296) filed with the Securities and Exchange Commission on March 29, 2018).
10.10	Form of Indemnity Agreement (incorporated by reference to Exhibit 10.7 to Amendment No. 1 to the Company’s Registration Statement on Form S-1 (File No. 333-221116) filed with the Securities and Exchange Commission on November 8, 2017).
10.11	Form of Indemnification Agreement (incorporated by reference to Exhibit 10.2 to the Company’s Current Report on Form 8-K filed on November 27, 2020).
10.12	Promissory Note dated as of October 23, 2019 issued by the Company to Blue Valor Limited (incorporated by reference to Exhibit 10.1 to the Company’s Current Report on Form 8-K filed on October 29, 2019).
10.13	Promissory Note dated as of December 17, 2019 issued by the Company to Blue Valor Limited (incorporated by reference to Exhibit 10.1 to the Company’s Current Report on Form 8-K filed on December 23, 2019).
10.14	Promissory Note dated as of December 17, 2019 issued by the Company to Blue Valor Limited (incorporated by reference to Exhibit 10.1 to the Company’s Current Report on Form 8-K filed on March 20, 2020).
10.15	Promissory Note dated as of December 17, 2019 issued by the Company to Blue Valor Limited (incorporated by reference to Exhibit 10.1 to the Company’s Current Report on Form 8-K filed on April 21, 2020).
10.16	Termination Agreement, dated as of March 13, 2020, by and among the Company, Legacy Acquisition Sponsor I LLC and Blue Valor Limited (incorporated by reference to Exhibit 10.3 to the Company’s Current Report on Form 8-K filed on March 13, 2020).
10.17	Sponsor Support Agreement, dated as of September 18, 2020 (incorporated by reference to Exhibit 10.1 to the Company’s Current Report on Form 8-K filed on September 22, 2020).
10.18	Amended and Restated Sponsor Support Agreement, dated as of November 20, 2020 (incorporated by reference to Exhibit 10.3 to the Company’s Current Report on Form 8-K filed on November 27, 2020)
10.19	Sponsor Lock-Up Agreement, dated September 18, 2020 (incorporated by reference to Exhibit 10.3 to the Company’s Current Report on Form 8-K filed on September 22, 2020)
10.20	Form of Stockholder Support Agreement, dated as of September 18, 2020 (incorporated by reference to Exhibit 10.2 to the Company’s Current Report on Form 8-K filed on September 22, 2020).
10.21	Amended and Restated Promissory Note Amendment Side Letter, dated November 20, 2020, by and between the Company, Legacy Acquisition Sponsor I LLC and Blue Valor Limited. (incorporated by reference to Exhibit 10.21 to the Company’s Registration Statement on Form S-1 (File No. 333-252567) filed with the Securities and Exchange Commission on January 29, 2021).

10.22*	PARTS iD, Inc. 2020 Equity Incentive Plan (incorporated by reference to Exhibit 10.4 to the Company’s Quarterly Report on Form 10-Q filed on August 9, 2021).
10.23*	PARTS iD, Inc. 2020 Employee Stock Purchase Plan, (incorporated by reference to Annex F to the Company’s Information Statement on Schedule 14C filed on October 30, 2020).
10.24*	Form of Option Agreement under the PARTS iD 2020 Equity Incentive Plan (incorporated by reference to Exhibit 10.4 to the Company’s Current Report on Form 8-K filed on November 27, 2020).
10.25*	Form of Restricted Stock Unit Agreement under the PARTS iD 2020 Equity Incentive Plan (incorporated by reference to Exhibit 10.5 to the Company’s Current Report on Form 8-K filed on November 27, 2020).
10.26*	Non-Employee Director Compensation Policy (incorporated by reference to Exhibit 10.1 to the Company’s Quarterly Report on Form 10-Q filed on November 9, 2021).
10.27*	Employment Agreement, dated October 8, 2019, between Onyx Enterprises Int’l Corp. and Ajay Roy (incorporated by reference to Exhibit 10.4 to the Company’s Quarterly Report on Form 10-Q filed on May 10, 2021).
10.28*	Employment Agreement, dated November 28, 2019, between Onyx Enterprises Int’l Corp. and Antonino Ciappina (incorporated by reference to Exhibit 10.2 to the Company’s Quarterly Report on Form 10-Q filed on May 10, 2021).
10.29*	Employment Agreement, dated August 4, 2020, between Onyx Enterprises Int’l Corp. and Kailas Agrawal (incorporated by reference to Exhibit 10.3 to the Company’s Quarterly Report on Form 10-Q filed on May 10, 2021).
10.30*	Form of Restricted Stock Units Agreement under the PARTS iD, Inc. 2020 Equity Incentive Plan (incorporated by reference to Exhibit 10.5 to the Company’s Quarterly Report on Form 10-Q filed on May 10, 2021).
10.31*	Form of Performance Units Agreement under the PARTS iD, Inc. 2020 Equity Incentive Plan (incorporated by reference to Exhibit 10.6 to the Company’s Quarterly Report on Form 10-Q filed on May 10, 2021).
10.32*	Employment Agreement, amended and restated on July 19, 2021, between PARTS iD, LLC and Ajay Roy (incorporated by reference to Exhibit 10.1 to the Company’s Quarterly Report on Form 10-Q filed on August 9, 2021).
10.33*	Employment Agreement, amended and restated on July 12, 2021, between PARTS iD, LLC and Antonino Ciappina (incorporated by reference to Exhibit 10.2 to the Company’s Quarterly Report on Form 10-Q filed on August 9, 2021).
10.34*	Employment Agreement, amended and restated on July 13, 2021, between PARTS iD, LLC and Kailas Agrawal (incorporated by reference to Exhibit 10.3 to the Company’s Quarterly Report on Form 10-Q filed on August 9, 2021).
10.35*	Offer Letter, dated September 14, 2021, between PARTS iD, LLC and B. John Pendleton, Jr.
21	Subsidiaries of the Registrant (incorporated by reference to Exhibit 21 to the Company’s Current Report on Form 8-K filed on November 27, 2020).
23.1	Consent of WithumSmith+Brown, PC, independent registered public accounting firm of PARTS iD, Inc. (f/k/a Legacy Acquisition Corp.)
24	Power of Attorney (included on the signature page hereof).
31.1	Certification of Principal Executive Officer pursuant to Rule 13a-14(a)/15d-14(a) of the Securities Exchange Act of 1934, as amended
31.2	Certification of Principal Financial Officer pursuant to Rule 13a-14(a)/15d-14(a) of the Securities Exchange Act of 1934, as amended
32.1	Certification of Principal Executive Officer pursuant to 18 U.S.C. §1350, as adopted pursuant to Section 906 of the Sarbanes-Oxley Act of 2002
32.2	Certification of Principal Financial Officer pursuant to 18 U.S.C. §1350, as adopted pursuant to Section 906 of the Sarbanes-Oxley Act of 2002
101.1	The following financial statements from the Company’s Annual Report on Form 10-K for the year ended December 31, 2021, formatted in Inline XBRL: (i) Balance Sheets, (ii) Statements of Operations, (iii) Statements of Changes in Shareholders’ Deficit, (iv) Statements of Cash Flows, and (v) Notes to the Financial Statements
104	Cover Page Interactive Data File (formatted as Inline XBRL and contained in Exhibit 101.1).

*	Each of these Exhibits constitutes a management contract, compensatory plan or arrangement.

Item 16. Form 10-K Summary

None

SIGNATURES

Pursuant to the requirements of Section 13 or 15(d) of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

PARTS iD, INC.

March 14, 2022	By:	/s/ Antonino Ciappina
Antonino Ciappina
Chief Executive Officer

Each of the undersigned hereby appoints Antonino Ciappina and Kailas Agrawal, and each of them (with full power to act alone), as attorneys and agents for the undersigned, with full power of substitution, for and in the name, place and stead of the undersigned, to sign and file with the Securities and Exchange Commission under the Securities Exchange Act of 1934, as amended, any and all amendments and exhibits to this annual report on Form 10-K and any and all applications, instruments and other documents to be filed with the Securities and Exchange Commission pertaining to this annual report on Form 10-K or any amendments thereto, with full power and authority to do and perform any and all acts and things whatsoever requisite and necessary or desirable. Pursuant to the requirements of the Securities Exchange Act of 1934, this report has been signed below by the following persons on behalf of the registrant and in the capacities indicated on March 14, 2022.

Pursuant to the requirements of the Securities Exchange Act of 1934, this report has been signed below by the following persons on behalf of the registrant and in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Antonino Ciappina	Chief Executive Officer	March 14, 2022
Antonino Ciappina	(Principal Executive Officer)

/s/ Kailas Agrawal	Chief Financial Officer and Assistant	March 14, 2022
Kailas Agrawal	Secretary (Principal Financial Officer and Principal Accounting Officer)

/s/ Prashant Pathak	Director	March 14, 2022
Prashant Pathak

/s/ Aditya Jha	Director	March 14, 2022
Aditya Jha

/s/ Darryl T.F. McCall	Director	March 14, 2022
Darryl T.F. McCall

/s/ Rahul Petkar	Director	March 14, 2022
Rahul Petkar

/s/ Edwin J. Rigaud	Director	March 14, 2022
Edwin J. Rigaud

/s/ Ann M. Schwister	Director	March 14, 2022
Ann M. Schwister

/s/ Richard White	Director	March 14, 2022

Richard White

PARTS iD, INC.

Audited Consolidated Financial Statements

For the years ended December 31, 2021 and 2020

PARTS iD, INC.

PARTS iD, INC.

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the shareholders and the board of directors of PARTS iD, Inc

Opinion on the Financial Statements

We have audited the accompanying consolidated balance sheets of PARTS iD, Inc (the "Company") as of December 31, 2021 and 2020, the related consolidated statements of operations, changes in shareholders’ deficit, and cash flows, for each of the two years in the period ended December 31, 2021 and the related notes (collectively referred to as the "financial statements"). In our opinion, the financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 2021 and 2020, and the results of its operations and its cash flows for each of the two years in the period ended December 31, 2021, in conformity with accounting principles generally accepted in the United States of America.

Basis for Opinion

These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on the Company's financial statements based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) ("PCAOB") and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audits in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audit we are required to obtain an understanding of internal control over financial reporting but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion.

Our audit included performing procedures to assess the risks of material misstatement of the financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements. Our audit also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audit provides a reasonable basis for our opinion.

/s/ WithumSmith+Brown, PC

We have served as the Company's auditor since 2020.

Princeton NJ

March 14, 2022

PCAOB ID Number 100

PARTS iD, INC.

Consolidated Balance Sheets

As of December 31, 2021 and 2020

	2021	2020
ASSETS
Current assets
Cash	$23,203,230	$22,202,706
Accounts receivable	2,157,108	2,236,127
Inventory	5,754,748	4,856,265
Prepaid expenses and other current assets	4,874,704	5,811,332
Total current assets	35,989,790	35,106,430

Property and equipment, net	13,700,876	11,470,360
Intangible assets	262,966	237,752
Deferred tax assets	2,314,907	1,099,800
Other assets	267,707	267,707
Total assets	$52,536,246	$48,182,049

LIABILITIES AND SHAREHOLDERS' DEFICIT
Current liabilities
Accounts payable	$40,591,938	$35,631,913
Customer deposits	15,497,857	16,185,648
Accrued expenses	6,221,330	5,468,570
Other current liabilities	3,930,841	3,592,782
Notes payable, current portion	-	19,706
Total liabilities	66,241,966	60,898,619

COMMITMENTS AND CONTINGENCIES (Note 5)

SHAREHOLDERS' DEFICIT
Preferred stock, $0.0001 par value per share;
1,000,000 shares authorized and 0 issued and outstanding	-	-
Common stock, $0.0001 par value per share;
10,000,000 Class F shares authorized and 0 issued and outstanding	-	-
100,000,000 Class A shares authorized and 33,965,804 and 32,873,457 issued and outstanding, as of December 31, 2021 and 2020, respectively	3,396	3,287
Additional paid in capital	6,973,541	-
Accumulated deficit	(20,682,657)	(12,719,857)
Total shareholders' deficit	(13,705,720)	(12,716,570)

Total liabilities and shareholders' deficit	$52,536,246	$48,182,049

The accompanying notes are an integral part of these consolidated financial statements.

PARTS iD, INC.

Consolidated Statements of Operations

For the years ended December 31, 2021 and 2020

	Year ended December 31,
	2021	2020

Net revenue	$448,668,928	$400,832,371
Cost of goods sold	358,439,239	315,027,012

Gross profit	90,229,689	85,805,359

Operating expenses:
Advertising	42,346,886	33,359,299
Selling, general and administrative	49,554,126	44,266,151
Depreciation	7,465,095	6,859,237
Total operating expenses	99,366,107	84,484,687
(Loss) income from operations	(9,136,418)	1,320,672

Interest expense	7,172	8,395
(Loss) income before income taxes	(9,143,590)	1,312,277
Income tax (benefit)	(1,180,790)	(801,552)
Net (loss) income	$(7,962,800)	$2,113,829

Net (loss) income	$(7,962,800)	$2,113,829
Less: Preferred stocks dividends	-	15,442,697
Loss available to common shareholders	$(7,962,800)	$(13,328,868)
Loss per common share
Loss per share (basic and diluted)	$(0.24)	$(0.52)
Weighted average number of shares (basic and diluted)	33,179,973	25,860,097

The accompanying notes are an integral part of these consolidated financial statements.

PARTS iD, INC.

Consolidated Statements of Changes in Shareholders’ Deficit

For the years ended December 31, 2021 and 2020

	Class A Common Stock		Additional Paid In	Accumulated Deficit	Total Shareholders’
	Shares	Amount	Capital	Amount	Deficit
Balance at January 1, 2020	24,950,958	$2,495	$4,998,505	$(14,008,170)	$(9,007,170)
Preferred stock dividend	-	-	-	(442,697)	(442,697)
Acquisition of Legacy Acquisition Corp.	5,362,152	536	238,951	-	239,487
Redemption of warrants in connection with acquisition of Legacy Acquisition Corp.	2,560,347	256	(5,237,456)	(382,819)	(5,620,019)
Net income	-	-	-	2,113,829	2,113,829
Balance at December 31, 2020	32,873,457	$3,287	$-	$(12,719,857)	$(12,716,570)
Shares issued on release of working capital reserve	299,999	30	(30)	-	-
Share based compensation	792,348	79	6,973,571	-	6,973,650
Net loss	-	-	-	(7,962,800)	(7,962,800)
Balance at December 31, 2021	33,965,804	$3,396	$6,973,541	$(20,682,657)	$(13,705,720)

The accompanying notes are an integral part of these consolidated financial statements.

PARTS iD, INC.

Consolidated Statements of Cash Flows

For the years ended December 31, 2021 and 2020

	Year ended December 31,
	2021	2020

Cash Flows from Operating Activities:
Net (loss) income	$(7,962,800)	$2,113,829
Adjustments to reconcile net (loss) income to net cash provided by operating activities:
Depreciation	7,465,095	6,859,237
Deferred income (benefits) taxes	(1,215,107)	(836,500)
Share based compensation expense	4,852,985	-
Gain sale of fixed assets	-	(3,228)
Changes in operating assets and liabilities:
Accounts receivable	79,019	(1,067,867)
Inventory	(898,483)	(1,456,889)
Prepaid expenses and other current assets	936,628	(2,777,595)
Accounts payable	4,960,025	10,418,256
Customer deposits	(687,791)	7,585,734
Accrued expenses	752,760	458,002
Other current liabilities	338,059	695,613
Net cash provided by operating activities	8,620,390	21,988,592

Cash Flows from Investing Activities:
Proceeds from sale of fixed assets	-	36,000
Purchase of property and equipment	(324,025)	(58,544)
Purchase of intangible assets	(25,214)	(15,269)
Website and software development costs	(7,250,921)	(7,283,044)
Net cash used in investing activities	(7,600,160)	(7,320,857)

Cash Flows from Financing Activities:
Principal paid on notes payable	(19,706)	(20,892)
Payments of preferred stock dividends	-	(442,697)
Cash payments for cancellation of Legacy warrants	-	(5,620,275)
Net cash used in financing activities	(19,706)	(6,083,864)

Net change in cash	1,000,524	8,583,871
Cash, beginning of period	22,202,706	13,618,835
Cash, end of period	$23,203,230	$22,202,706

Supplemental disclosure of cash flows information:
Cash paid for interest	$7,172	$7,684
Cash paid for income taxes	$4,209	$-

The accompanying notes are an integral part of the consolidated financial statements.

PARTS iD, INC.

Notes to Consolidated Financial Statements

Note 1 – Organization and Description of Business

Description of Business

PARTS iD, Inc., a Delaware corporation (the “Company,” “PARTS iD,” “we” or “us”), is a technology-driven, digital commerce company focused on creating custom infrastructure and unique user experience within niche markets. PARTS iD has a product portfolio comprising approximately 18 million SKUs, an end-to-end digital commerce platform for both digital commerce and fulfillment, and a virtual shipping network comprising over 2,500 locations, over 5,000 active brands, and machine learning algorithms for complex fitment industries such as vehicle parts and accessories. Management believes that the Company is a market leader and proven brand-builder, fueled by its commitment to delivering an engaging shopping experience; comprehensive, accurate and varied product offerings; and continued digital commerce innovation.

Merger between Legacy Acquisition Corp. and Onyx Enterprises Int’l, Corp.

On November 20, 2020, Legacy Acquisition Corp., a special purpose acquisition company and publicly traded “shell company” (as defined in Rule 12b-2 of the Securities Exchange Act of 1934, as amended) (“Legacy”), and Onyx Enterprises Int’l, Corp., a New Jersey corporation (“Onyx”), consummated a business combination (the “Business Combination”) pursuant to that Business Combination Agreement, dated as of September 18, 2020 (the “Business Combination Agreement”), by and among Legacy, Excel Merger Sub I, Inc., a Delaware corporation and an indirect wholly owned subsidiary of Legacy and directly owned subsidiary of Merger Sub 2 as defined below (“Merger Sub 1”), Excel Merger Sub II, LLC, a Delaware limited liability company and direct wholly owned subsidiary of Legacy (“Merger Sub 2”), Onyx, and Shareholder Representative Services LLC, a Colorado limited liability company, solely in its capacity as the stockholder representative, pursuant to which: (a) Merger Sub 1 merged with and into Onyx, with Onyx surviving as a direct wholly-owned subsidiary of Merger Sub 2, (b) Onyx merged with and into Merger Sub 2, with Merger Sub 2 surviving as direct wholly-owned subsidiary of Legacy, and (c) Legacy changed its name from Legacy Acquisition Corp. to PARTS iD, Inc. and Merger Sub 2 changed its name to PARTS iD, LLC.

At the effective time of the Business Combination, Legacy issued 24,950,958 shares of Class A common stock to Onyx shareholders and all outstanding shares of Legacy Class F common stock and warrants for Legacy Class A common stock were settled through a combination of cash, redemptions, cancellation and conversions into Class A common stock of the Company. In addition, all outstanding Onyx preferred shares were redeemed and settled through a combination of cash and issuance of Class A common stock of the Company.

The Business Combination was treated as a recapitalization and reverse acquisition for financial reporting purposes. Onyx is considered the acquirer for accounting purposes, and Legacy’s historical financial statements before the Business Combination have been replaced with the historical financial statements of Onyx in this and future filings with the SEC. Accordingly, the operations of the Company are primarily comprised of the historical operations of Onyx and the financial position and result of operations of Legacy have been incorporated into the Company’s consolidated financial statements beginning on November 20, 2020, the effective date of the Business Combination.

Note 2 – Summary of Significant Accounting Policies

Basis of Presentation and Principles of Consolidation

The consolidated financial statements are presented in U.S. dollars and have been prepared in conformity with accounting principles generally accepted in the United States of America (“GAAP”). Any reference in these notes to applicable guidance is meant to refer to the authoritative GAAP as found in the Accounting Standards Codification (“ASC”) and as amended by Accounting Standards Updates (“ASU”) of the Financial Accounting Standards Board (“FASB”).

The consolidated financial statements include the accounts of PARTS iD, Inc. and its wholly-owned subsidiary PARTS iD, LLC. All intercompany accounts and transactions have been eliminated in consolidation.

PARTS iD, INC.

Notes to Consolidated Financial Statements

Use of Estimates

The preparation of financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Critical accounting estimates are estimates for which (a) the nature of the estimate is material due to the level of subjectivity and judgment necessary to account for highly uncertain matters or the susceptibility of such matters to change and (b) the impact of the estimate on financial condition or operating performance is material. The Company’s critical accounting estimates and assumptions affecting the financial statements include revenue recognition, return allowances, allowance for doubtful accounts, valuation of deferred income tax assets, stock-based compensation, and the capitalization and recoverability of software development costs.

Stock Compensation

Compensation expense related to stock option awards and restricted stock units granted to certain employees, directors and consultants is based on the fair value of the awards on the grant date. If the service inception date precedes the grant date, accrual of compensation cost for periods before the grant date is based on the fair value of the award at the reporting date. In the period in which the grant date occurs, cumulative compensation cost is adjusted to reflect the cumulative effect of measuring compensation cost based on fair value at the grant date rather than the fair value previously used at the service inception date or any subsequent reporting date. Forfeitures are recorded as they occur. The Company recognizes compensation cost related to time-vested options and restricted stock units with graded vesting features on a straight-line basis over the requisite service period. Compensation cost related to a performance-vesting options and performance-based units, where a performance condition or a market condition that affects vesting exists, is recognized over the shortest of the explicit, implicit, or defined service periods. Compensation cost is adjusted depending on whether or not the performance condition is achieved. If the achievement of the performance condition is probable or becomes probable, the full fair value of the award is recognized. If the achievement of the performance condition is not probable or ceases to be probable, then no compensation cost is recognized or amounts previously recognized are reversed.

Cash

The Company considers all immediately available cash and any investments with original maturities of three months or less, when acquired, to be cash equivalents.

Concentration of Credit Risk

Financial instruments that expose the Company to a concentration of credit risk principally include cash and accounts receivable balances. The Company maintains all of its cash in high credit quality financial institutions located in the United States. Amounts on deposit may at times exceed the Federal Deposit Insurance Corporation (FDIC) insurance limit. The Company has not experienced any losses in such accounts. Accordingly, management believes that its credit risk relating to cash is minimal. The Company manages accounts receivable credit risk through its policy of limiting extensions of credit to customers. Substantially all customer orders are paid by credit card at the point of sale.

Certain Significant Risks and Uncertainties

In February 2022, the Russian Federation launched a full-scale invasion against Ukraine, and sustained conflict and disruption in the region is ongoing. The Company’s ability to maintain adequate liquidity for its operations is dependent upon a number of factors, including its revenue and earnings, the impacts of COVID-19 on macroeconomic conditions, and its ability to take further cost savings and cash conservation measures if necessary. The conflict could have a material adverse effect upon the Company. Refer to Note 9— Subsequent Events for additional information.

Accounts Receivable

Accounts receivable balances include amounts due from customers. The Company periodically reviews its accounts receivable balances to determine whether an allowance for doubtful accounts is necessary based on an analysis of past due accounts, historical occurrences of credit losses, existing economic conditions, and other circumstances that may indicate that the realization of an account is in doubt. As of December 31, 2021 and 2020, the Company determined that an allowance for doubtful accounts was not necessary.

Inventory

Inventories consist of purchased goods that are immediately available-for-sale and are stated at the lower of cost or net realizable value, determined using the first-in first-out method. Merchandise-in-transit directly from suppliers to customers is recorded in inventory until the product is delivered to the customer. As of December 31, 2021 and 2020, merchandise-in-transit amounted to $4,053,610 and $4,208,514, respectively. Risk of loss is transferred from the supplier to the Company at the shipping point.

Other Current Assets

Other current assets include advances to vendors amounting to $3,185,681 and $3,708,759, as of December 31, 2021 and 2020, respectively which is included in prepaid expenses and other current assets on the consolidated balance sheets.

PARTS iD, INC.

Notes to Consolidated Financial Statements

Website and Software Development

The Company capitalizes certain costs associated with website and software developed for internal use in accordance with ASC 350-50, Intangibles – Goodwill and Other – Website Development Costs and ASC 350-40, Intangibles – Goodwill and Other – Internal Use Software when both the preliminary project design and the testing stage are completed and management has authorized further funding for the project, which it deems probable of completion and to be used for the function intended. Capitalized costs include amounts directly related to website and software development such as contractors’ fees, payroll and payroll-related costs for employees who are directly associated with and who devote time to the internal-use software project. Capitalization of such costs ceases when the project is substantially complete and ready for its intended use. Capitalized costs are amortized over a three-year period commencing on the date that the specific module or platform is placed in service. Costs incurred during the preliminary stages of development and ongoing maintenance costs are expensed as incurred.

Property and Equipment

Property and equipment are stated at cost less accumulated depreciation. Depreciation of property and equipment is calculated on a straight-line basis over the estimated useful lives of the assets as follows:

Asset Class	Estimated useful lives
Video and studio equipment	5 years
Website and internally developed software	3 years
Computer and electronics	5 years
Vehicles	5 years
Furniture and fixtures	5 years
Leasehold improvements	Lesser of useful life or lease term

Intangible Assets

Intangible assets consist of indefinite-lived domain names and are stated at cost less impairment losses, if any. The Company reviews its intangible assets for impairment whenever events or changes in circumstances indicate that the carrying amount of the intangible asset may not be recoverable. When such events occur, the Company compares the carrying amount of the asset to the undiscounted expected future cash flows related to the asset. If the comparison indicates that an impairment exists, the amount of the impairment is calculated as the difference between the excess of the carrying amount over the fair value of the asset. The Company has determined that there were no triggering events in the years ended December 31, 2021 and 2020, and no impairment charges were necessary.

Revenue Recognition

In May 2014, the FASB issued ASU No. 2014-09, Revenue from Contracts with Customers (Topic 606) (“ASU 2014-09”). This standard replaced all previous accounting guidance on this topic, eliminated all industry-specific guidance and provided a unified model to determine how revenue is recognized. The core principle of the guidance is that an entity should recognize revenue to depict the transfer of promised goods or services to customers in an amount that reflects the consideration to which the entity expects to be entitled in exchange for those goods or services. In doing so, companies need to use more judgment and make more estimates than under prior guidance. Judgments include identifying performance obligations in the contract, estimating the amount of consideration to include in the transaction price, and allocating the transaction price to each performance obligation.

In determining the appropriate amount of revenue to be recognized as it fulfills its obligations under its agreements, the Company performs the following steps: (i) identifies contracts with customers; (ii) identifies performance obligation(s); (iii) determines the transaction price; (iv) allocates the transaction price to the performance obligation(s); and (v) recognizes revenue when (or as) the Company satisfies each performance obligation.

The Company recognizes revenue on product sales through its website as the principal in the transaction as the Company has concluded it controls the product before it is transferred to the customer. The Company controls products when it is the entity responsible for fulfilling the promise to the customer and takes responsibility for the acceptability of the goods, assumes inventory risk from shipment through the delivery date, has discretion in establishing prices, and selects the suppliers of products sold.

Sales discounts earned by customers at the time of purchase and taxes collected from customers, which are remitted to governmental authorities, are deducted from gross revenue in determining net revenue. Allowances for sales returns are estimated and recorded based on historical experience and reduce product revenue, inclusive of shipping fees, by expected product returns. Allowances for sales returns at December 31, 2021 and 2020, were $738,465 and $1,062,077, respectively.

PARTS iD, INC.

Notes to Consolidated Financial Statements

The Company also earns advertising revenues through sales of media space on its e-commerce site. Advertising revenue is recognized during the period in which the advertisements are displayed on the Company’s e-commerce site. Advertising revenue amounted to $353,985 and $392,262 for the years ended December 31, 2021 and 2020, respectively.

The Company has two types of contractual liabilities: (i) amount received from customers prior to the delivery of products are recorded as customer deposits in the accompanying balance sheets and are recognized as revenue when the products are delivered, amounting to $15,497,857 and $16,185,648 at December 31, 2021 and 2020, respectively and (ii) site credits, (which are initially recorded in accrued expenses and are recognized as revenue in the period they are redeemed), amounting to $2,855,998 and $2,422,051 at December 31, 2021 and 2020, respectively.

Cost of Goods Sold

Cost of goods sold consists of the cost of product sold to customers, plus shipping and handling costs and shipping supplies, net of vendor rebates.

Income Taxes

The Company is a C-corporation for U.S. federal income tax purposes. Accordingly, the Company accounts for income taxes in accordance with the provisions of ASC 740 Income Taxes (“ASC 740”). Deferred tax assets and liabilities are recognized for the estimated future tax consequences attributable to temporary differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases and net operating loss carryforwards. Deferred tax assets and liabilities are measured using enacted tax rates for years in which those temporary differences are expected to be recovered or settled. The measurement of deferred tax assets is reduced by the amount of any tax benefit that, based on available evidence, is not expected to be realized, and a corresponding allowance is established. The current income tax provision reflects the tax consequences of revenues and expenses currently taxable or deductible on the Company’s various income tax returns for the reporting year.

ASC 740 also provides guidance on the accounting for uncertain tax positions recognized in an enterprise’s financial statements and prescribes a recognition threshold and measurement process for financial statement recognition and measurement of a tax position taken or expected to be taken in a tax return. For those benefits to be recognized, a tax position must be more-likely-than-not to be sustained upon examination by taxing authorities. ASC 740 also provides guidance on derecognition, classification, interest and penalties, accounting in interim periods, disclosure and transition. Based on the Company’s evaluation, management concluded that there are no significant uncertain tax positions requiring recognition in the Company’s financial statements. The Company files U.S. federal and State of New Jersey tax returns and had no unrecognized tax benefits at December 31, 2021 and 2020.

The Company’s policy for recording interest and penalties associated with audits is to record such expense as a component of income tax expense. There were no amounts accrued for penalties or interest as of or during the years ended December 31, 2021 and 2020. Management is currently unaware of any issues under review that could result in significant payments, accruals or material deviations from its filing positions.

Earnings (Loss) Per share

Prior to January 1, 2021, the Company used the two-class method to compute earnings per common share because the Company had issued preferred securities that entitled the holder to participate in dividends and earnings of the Company. Under this method, net income (loss) was reduced by any dividends earned during the period. The remaining earnings (undistributed earnings) were allocated to Class A common stock and each series of preferred stock to the extent that each preferred security may share in earnings as if all of the earnings for the period had been distributed. The total earnings allocated to common stock was then divided by the number of outstanding shares to which the earnings were allocated to determine the earnings per share. The two-class method is not applicable during periods with a net loss, as the holders of the preferred stock have no obligation to fund losses.

For the years ended December 31, 2021 and 2020, basic net loss per common share was determined by dividing net loss attributable to common stockholders by the weighted-average number of shares of common stock outstanding during the period. For purposes of calculating diluted net loss per common share, the denominator includes both the weighted average common shares outstanding and the number of common stock equivalents if the inclusion of such common stock equivalents would be dilutive. Dilutive common stock equivalents potentially include performance-based stock units and unvested restricted stock units using the treasury stock method. For all periods presented, there is no difference in the number of shares used to compute basic and diluted net loss per common share due to the Company’s net loss.

PARTS iD, INC.

Notes to Consolidated Financial Statements

The following average number of potentially dilutive securities were excluded from the computation of diluted weighted-average shares outstanding for the years ended December 31, 2021 and 2020, as they would be antidilutive:

	Year ended December 31,
	2021	2020
Performance-based units	619,000	-
Unvested restricted stock units	1,551,033	-
Total	2,170,033	-

New Accounting Standards

In February 2016, the FASB issued ASU 2016-02, Leases (Topic 842) which requires the recognition of a “right to use” asset and a corresponding lease liability, initially measured at the present value of the lease payments, on the balance sheet for all of the Company’s lease obligations. This ASU is effective for fiscal years beginning after December 15, 2021. The Company does not believe Topic 842 will have a material impact on its financial statements.

Note 3 – Property and Equipment

Property and equipment consisted of the following as of:

	December 31,
	2021	2020
Website and software development	$43,265,793	$33,894,207
Furniture and fixtures	851,926	843,575
Computers and electronics	994,925	696,684
Vehicles	430,162	430,162
Leasehold improvements	237,190	219,757
Video and equipment	176,903	176,903
Total - Gross	45,956,899	36,261,288
Less: accumulated depreciation	(32,256,023)	(24,790,928)
Total - Net	$13,700,876	$11,470,360

Website and software development included capitalized stock-based compensation of $2,120,665 and $0 for the year ended December 31, 2021 and 2020 respectively. Depreciation of property and equipment for the years ended December 31, 2021 and 2020 amounted to $7,465,095 and $6,859,237, respectively.

Note 4 – Shareholders’ Deficit

Preferred Stock

In connection with the merger in November 2020 (Note 1), Legacy purchased all outstanding shares of preferred stock of Onyx for payments of $9.0 million in cash and $11.0 million in stock, assumed by Legacy Acquisition Sponsor I LLC, a Delaware limited liability company (the “Sponsor”), through the transfer of 1,100,000 of the Sponsor’s shares of Legacy Class A common stock at $10.00 per share.

This redemption of preferred stock was accounted for as an extinguishment and the Company recognized a deemed dividend of $15.4 million. The deemed dividend was calculated as the excess fair value of the $9.0 million cash and $11.0 million of PARTS iD, Inc common stock over the $5.0 million carrying value of the preferred stock at the time of redemption. The deemed dividend is recognized as a component of net loss attributable to Class A common stockholders for purposes of computing basic and diluted earnings per share. Because the Company has an accumulated deficit, the deemed dividend and the redemption of preferred stock is recorded within additional paid in capital.

PARTS iD, INC.

Notes to Consolidated Financial Statements

As of December 31, 2021 and 2020, the Company had authorized for issuance a total of 1,000,000 shares of preferred stock, par value of $0.0001 per share (“Preferred Stock”). As of December 31, 2021 and 2020, no shares of Preferred Stock were issued or were outstanding. The Certificate of Incorporation of the Company authorizes the Board to fix the voting rights, if any, designations, powers, preferences and relative, participating, optional, special, and other rights at the time of issue of any Preferred Stock.

Common Stock

As of December 31, 2021 and 2020, the Company had 33,965,804 and 32,873,457, respectively, shares of Class A common stock outstanding. As of December 31, 2021 and 2020, the Company had reserved 6,905,830 and 7,698,178, respectively, shares of Class A common stock for issuance as follows:

	Nature of Reserve	As of December 31, 2021	As of December 31, 2020
a.	Indemnification reserve: Upon the expiration of the indemnification period of two years as described in the Business Combination Agreement, subject the payments of indemnity claims, if any, the Company will issue up to 750,000 Common shares to former Onyx shareholders	750,000	750,000
b.	Adjustment reserve: Upon finalizing the Merger consideration, in 2021, the Company issued 299,999 Common shares to former Onyx shareholders	-	300,000
c.	EIP reserve: Shares reserved for future issuance under the stockholder approved Parts iD, Inc. 2020 Equity Incentive Plan	4,112,248	4,904,596
d	ESPP reserve: Shares reserved for future issuance under the stockholder approved Parts iD, Inc. 2020 Employee Stock Purchase Plan	2,043,582	2,043,582
	Total shares reserved for future issuance	6,905,830	7,998,178

Further, pursuant to the Business Combination Agreement, the Sponsor has a right to 1,502,129 shares of Class A common stock should its price exceed $15.00 per share for any thirty-day trading period during the 730 calendar days after the effective date of the Business Combination.

Voting, Dividends, and Other Distributions:

Subject to the rights of Preferred stock, if any, the holders of Class A and Class F Common stock are entitled to a) one vote for each share on all matters that require stockholder approval, b) receive dividends and distributions as and when declared by the Board out of any assets or funds legally available therefor, equally on a per share basis, and c) share the distribution of all remaining or surplus assets, if any, in the event of liquidation, dissolution or winding up of the Company, ratably in proportion to the number of shares of Common stock held by them.

Rights and Options:

The Company has the authority to create and issue rights, warrants and options entitling the holders thereof to acquire from the Corporation any shares of its capital stock of any class or classes, with such rights, warrants and options to be evidenced by or in instrument(s) approved by the Board. The Board is empowered to set the exercise price, duration, times for exercise and other terms and conditions of such rights, warrants or options; provided, however, that the consideration to be received for any shares of capital stock issuable upon exercise thereof may not be less than the par value thereof. The Common stockholders does not carry any preemptive rights enabling them to subscribe for, or receive shares of, common stock or any other securities convertible into shares of common stock.

PARTS iD, INC.

Notes to Consolidated Financial Statements

Note 5 – Commitments and Contingencies

Operating Leases

The Company has several non-cancelable operating leases for facilities and vehicles that expire over the next four years. Rental expense for operating leases was $1,207,969 and $1,220,408 for the years ended December 31, 2021 and 2020, respectively.

Future minimum lease payments under non-cancelable operating leases as of December 31, 2021 are as follows:

Year ending December 31,
2022	$947,275
2023	548,993
2024	46,092
$1,542,360

Legal Matters

Closed matters:

Seoul Semiconductor Co, LTD et. al. v. Onyx Enterprises Int’l Corp

On May 15, 2020, the Company was sued for patent infringement by Seoul Semiconductor Company (“Seoul Semiconductors”), a designer of LED component packages and the manufacturing processes necessary to produce LED packages. The Civil Action is captioned as Seoul Semiconductor Co., LTD. and Seoul Viosys Co., LTD v. Onyx Enterprises Int’l Corp, Civil Action Number 2:20-cv-05955 and was heard in the United States District Court for the District of New Jersey. On April 29, 2021, the Company and Seoul Semiconductors entered into a Settlement and Patent License Agreement, pursuant to which the Company paid a cash settlement to Seoul Semiconductors, and which contained a mutual release of certain claims each party may have had against the other as well as certain licensing terms. The final disposition of this matter did not have a material adverse effect on the Company’s balance sheets or results of operations.

Lexidine LLC v. Onyx Enterprises Int’l Corp

On January 20, 2021, Lexidine, LLC filed a patent infringement suit against the Company in the United States District Court for the District of New Jersey. The case is based upon United States Patent No. 7,609,961 and is directed toward certain OEM Fit 3rd Brake Light Cameras offered for sale by third party brands on the Company’s eCommerce platform. It is captioned as Lexidine LLC v. Onyx Enterprises Int’l Corp, d/b/a www.carid.com, Case No. 3:21-cv-00946. This matter was administratively terminated by the United States District Court for the District of New Jersey on July 27, 2021.

Business Combination Litigation

On October 3, 2020, counsel to Stanislav Royzenshteyn and Roman Gerashenko (together, the “Founder Stockholders”) and Onyx Enterprises Canada Inc. and its principals (collectively, the “Investor Stockholder and Principals”) received a letter from counsel to the Founder Stockholders objecting to the Investor Stockholder’s use of the “drag-along right” under Section 4.5 of the Stockholders Agreement, dated July 17, 2015 (the “Stockholders Agreement”), and the proxy granted pursuant to Section 5.1 of the Stockholders Agreement to execute (i) the stockholder written consent, dated September 18, 2020, approving the Business Combination Agreement and (ii) the Stockholder Support Agreements, in each case on behalf of the Founder Stockholders. The letter also describes the Business Combination as unlawful and threatens further unspecified actions by the Founder Stockholders.

On October 15, 2020, the Founder Stockholders filed an order to show cause to preliminarily enjoin the Business Combination pending final adjudication of the Shareholder Litigation. On October 23, 2020, the Superior Court of New Jersey, Chancery Division, Monmouth County refused to grant a preliminary injunction and set the hearing date on the order to show cause for December 4, 2020. On October 26, 2020, the Founder Stockholders filed an application for permission to file emergent motion to request a temporary restraining order preventing the closing of the Business Combination prior to the hearing on December 4, 2020 with the Superior Court of New Jersey, Appellate Division, which such court denied. On October 27, 2020, the Founder Stockholders appealed the Appellate Division’s ruling to the Supreme Court of New Jersey. On October 28, 2020, the Supreme Court of New Jersey denied such appeal. On November 20, 2020, the Founder Stockholders requested another emergent motion before the Superior Court of New Jersey, Chancery Division, Monmouth County for a temporary restraining order preventing the closing of the Business Combination.  The Superior Court of New Jersey, Chancery Division, Monmouth County denied that request by order dated November 20, 2020.  The Founder Stockholders withdrew their order to show cause after the November 20, 2020 order was entered. Since then, the Founding Stockholders advised the court that they will no longer seek to unwind the Business Combination. Rather, they are seeking damages from the defendants in the Shareholder Litigation (as defined below).

PARTS iD, INC.

Notes to Consolidated Financial Statements

Open Matters:

Environmental Protection Agency (“EPA”) v. Onyx Enterprises Int’l, Corp. d/b/a CARiD

On October 22, 2018, the U.S. Environmental Protection Agency (the “EPA”), submitted a formal information request asserting that the Company sold improper and illegal defeat devices in violation of the Clean Air Act (the “CAA”). The Company responded in December 2018. On July 16, 2020, the EPA presented the Company with a proposed notice of violation directed to a subset of sales performance parts that the EPA alleges were sold by the Company in violation of the CAA. The EPA did not propose an aggregate fine but identified 267 transactions as being in violation of the CAA. The products in question were sold by the Company in 2018 and have since been removed from its platform. On November 22 2020, the Company provided a response to the EPA with analysis directed at the reasons the 267 transactions did not violate the CAA.  EPA subsequently proposed a fine to the Company and the parties are negotiating a final disposition of this matter that the Company believes will not have a material adverse effect on the Company’s financial condition or results of operations.

Onyx Enterprises Int’l, Corp. v. IDParts, LLC

On June 30, 2020, the Company  initiated a trademark infringement action against IDParts, LLC  (“IDParts”) for the unlawful use of “ID” to sell automotive products through its eCommerce platform found at www.idparts.com.  The Company first used “iD” to sell automotive products in March of 2009 on its ecommerce platform found at www.carid.com.  The Civil Action is captioned as Onyx Enterprises Int’l, Corp. v. IDParts, LLC, Civil Action Number 1:20-cv-11253-RMZ and is currently pending before the United States District Court for the District of Massachusetts.   On August 4, 2020, the Company filed the First Amended Complaint.  Upon being served by the Company, IDParts counterclaimed against the Company for infringement of its alleged common law trademark rights arising from is use of “IDParts” on www.idparts.com in January of 2010.  On January 22, 2021, the Company filed the Second Amended Complaint against IDParts.  The Company is seeking monetary damages for use of its trademark as well as an order precluding IDParts from continuing to use “ID” as part of its branding.  IDParts is seeking similar relief through its counterclaims. As discovery is almost completed, the parties are now engaged in expert discovery and the case is expected to go to trial later in 2022. The case value and exposure are undetermined at this time.

Onyx Enterprises Int’l Corp v. Volkswagen Group of America, Inc.

On August 4, 2020, Onyx initiated a trademark infringement action against Volkswagen Group of America, Inc. (“Volkswagen”) for the unlawful use of “ID” to brand its new line of electric vehicles due to be imported into the United States in 2021 and manufactured in Tennessee in 2022.  The United States Patent and Trademark Office rejected Volkswagen’s application to register “ID” multiple times due to the Company’s priority over the mark in the automotive space.  In 2019, Volkswagen approached the Company for a license to use ID for a royalty. When Volkswagen announced in July of 2020 that it would proceed with the launch using this branding, the Company filed suit. The Civil Action is captioned as Onyx Enterprises Int’l, Corp v. Volkswagen Group of America, Inc., Civil Action Number 3:20-cv-09976-BRM-ZNQ and is currently pending in the United States District Court for the District of New Jersey.

Volkswagen has obtained a stay of this matter pending the outcome in the ID Parts matter. The Company is seeking monetary damages for use of its trademark as well as an order precluding Volkswagen from continuing to use ID as part of its branding. As discovery has not commenced, the case value and exposure are undetermined at this time.

Shareholder Litigation

Royzenshteyn, et. al. v. Pathak, et al. v. Onyx Enterprises Int’l Corp, Superior Court of New Jersey, Monmouth County, Chancery Division, Docket No. MON-C-45.

This is a pending litigation matter that involves a shareholder dispute that arises from a stock purchase and warrant purchase agreement between Onyx Enterprises Int’l Corp. (“Onyx”) and Onyx Enterprises Canada, Inc. (“OEC”) (the “Transaction”).  The litigation was instituted by the plaintiffs, Stanislav Royzenshteyn and Roman Gerashenko (the “Plaintiffs”), who were the founding stockholders of Onyx, in the Superior Court of New Jersey, Chancery Division, Monmouth County on February 12, 2018 (the “Shareholder Litigation”).

PARTS iD, INC.

Notes to Consolidated Financial Statements

Onyx was named by the Plaintiffs as a nominal defendant based upon the plaintiffs’ shareholder derivative claims. The Defendants Carey Curtin and Prashant Pathak asserted third party claims against Onyx seeking indemnification from the Onyx to the extent that the claims were asserted by the Plaintiffs against the Defendants in their capacity as Directors of Onyx.

On August 31, 2021, the Judge issued a decision on the Defendants’ Motion for Summary Judgement, in which he granted the motion in part and denied it in part.  The fraud related claims asserted by the Plaintiffs against OEC, and the other defendants were not dismissed as well as certain other claims, including claims under the New Jersey Oppressed Minority Shareholder statute.   The shareholder derivative claims were dismissed leaving the Third-Party Complaint for indemnification as the only remaining claim that involves the Company.

The Company has not received a specific demand for any monetary damages from the Defendants regarding their indemnification claims, nor does the Company have any concrete information regarding the scope of any such potential damages.  Given the amount of time that the Defendants attorneys have devoted to defending the claims against their clients in the Shareholder Litigation, the potential damages arising from the indemnification claims could be significant. If the Defendants prevail on their  indemnification claims, the Company  will assert that that any damages sought should be allocated based on the time and effort spent in defending against the breach of fiduciary claims, as opposed to defending against the Plaintiffs’ fraud claims, which are the predominant claims in the litigation. Given that the breach of fiduciary claims against the Defendants have been dismissed, any claim for indemnification will only include fees and costs incurred prior to the decision on the Summary Judgment Motion.

Potential Claim by Former CEO

On August 12, 2020, the former CEO of the Company, Mr. Royzenshteyn, a plaintiff in the Shareholder Litigation, filed a motion to amend the complaint in the Shareholder Litigation matter first listed above, to assert claims arising from the Board’s acceptance of his resignation as CEO. Mr. Royzenshteyn has asserted that he did not resign but was terminated by the Board in breach of his employment agreement. His proposed complaint seeks payment of his severance and damages from the Company associated with his alleged termination. Mr. Royzenshteyn’s motion to amend the complaint has been denied by the Special Discovery Master, but his proposed claims are preserved for any potential future action brought by him against the Company. Management believes that Mr. Royzenshteyn’s claims are without merit, but at this stage without any litigation actually having been commenced, it is not possible  to determine the likelihood of success of any such claims and the potential  amount of liability, if any, of any award that may be made against the Company. Any amount awarded as a result will be recorded in the period it occurs.

Potential Indemnification Claims by Former Directors of Onyx

On October 29, 2020, former Onyx  Directors Royzenshteyn and Gerashenko ( the “Plaintiff Directors”) tendered a demand for indemnification from the Company pursuant to their  Director Indemnification agreements with Onyx.  The Company’s Board denied the request for indemnification.  On March 04, 2021, the Plaintiff Directors filed a motion in the Shareholder Litigation to reserve their indemnification claims for future litigation.  That motion was heard by the Special Discovery Master, who denied the motion on the grounds that the Plaintiff Directors had not filed a proposed amended pleading asserting these alleged claims with their motion. Subsequently, the Plaintiff Directors attempted to file an amended pleading with respect to the indemnification claims, which pleading was rejected by the court because it was not accompanied by an order.   Thereafter, the Plaintiff Directors submitted the proposed pleading to the Special Master, which pleading was opposed by the Company and the Defendants on the grounds that it was time barred based on the statute of limitations contained in the indemnification agreements. On January 04, 2022, the Special Master issued a report and recommendation in which he held that the Plaintiff Directors’ indemnification claims are not time-barred and are preserved for a future litigation. The Company has filed an objection to that Report and Recommendation.  The court has not yet ruled on the objection.

PARTS iD, INC.

Notes to Consolidated Financial Statements

Misappropriation Action

The Company commenced an action on November 24, 2020 against Stanislav Royzenshteyn, the Company’s former CEO, captioned Parts iD, LLC v. Stanislav Royzenshteyn (the “Misappropriation Action”). The Misappropriation Action arises from Mr. Royzenshteyn’s failure to immediately return two Company computers and other equipment he had had in his possession upon his resignation as CEO in July 2020.  The Company is asserting claims against Mr. Royzenshteyn for violation of the Computer Related Offenses Act, New Jersey’s Trade Secrets Act, breach of fiduciary duties and breach of his employment agreement.  The Company is also asserting claims against Mr. Royzenshteyn for failing to return a luxury automobile purchased by the Company. The Company is seeking return of the automobile and any associated damages for the wrongful possession. At the same time the Company commenced the Misappropriation Action, it filed an application for a preliminary injunction and temporary restraints via order to show cause, and on January 8, 2021, the court entered an order enjoining Mr. Royzenshteyn from sharing or disseminating any Company information.  The Company filed an amended complaint on January 20, 2021 to include claims for breach of fiduciary duty and breach of contract relating to a bonus payment Mr. Royzenshteyn directed be paid to him in July 2020. Mr. Royzenshteyn moved to dismiss or stay the complaint in February 2021.  The Company opposed the motion and it has not yet been heard by the Court.  Given its early stage, the outcome of this matter cannot be determined.

Other Matters

The Company is subject to certain legal proceedings and claims which are common to, and arise in the ordinary course of, its business. Historically, the Company has been involved in legal proceedings or has received a variety of communications alleging that certain products marketed through its e-commerce distribution platform violate a) third-party intellectual property rights, including but not limited to copyrights, designs, marks, patents and trade names, b) governmental regulation, including emission control regulations or c) defective products or employee disputes. With regard to intellectual property rights, brand and content owners and others have actively asserted their alleged intellectual property rights against many online companies, including the Company. With regard to governmental regulation, the Company receives inquiries from governmental agencies that regulate the automobile industry to monitor compliance with emissions and other standards. With regard to defective products, the Company is covered by the vendor or manufacturer’s warranty. The Company has not incurred any material losses to date with respect to these types of matters nor does management believe that the final disposition of any such pending matters will have a material adverse effect on the Company’s financial position or results of operations.

The Company accrued $620,000 and $375,000 as of December 31, 2021 and 2020, respectively, in aggregate for the above open matters.

Note 6 – Employee Retirement Plan

The Company maintains a 401(k)-defined contribution plan covering all full-time employees who have completed twelve months of service. The Company may, at its sole discretion, match up to a percentage of each participating employee’s salary. The Company’s contributions vest in annual installments over five years. The Company did not make any discretionary contributions during the years ended December 31, 2021 and 2020.

Note 7 – Stock-Based Compensation

Equity Incentive Plan

In October 2020, in connection with the Business Combination, the Company’s stockholders approved the Parts iD, Inc. 2020 Equity Incentive Plan (the “2020 EIP”). The 2020 EIP became effective immediately upon the closing of the Business Combination. As of December 31, 2021, of the 4,904,596 shares of Class A common stock reserved for issuance under the 2020 EIP in the aggregate, 4,112,248 shares remained available for issuance.

The 2020 EIP provides for the grant of stock options, restricted stock, restricted stock units, performance shares, performance units, stock appreciation rights, other stock-based awards and cash awards (collectively “awards”). The awards may be granted to employees, directors and consultants of the Company.

Beginning in January 2021, the Company has granted both restricted stock units (“RSUs”) and restricted performance-based stock units (“PSUs”) as described below.

PARTS iD, INC.

Notes to Consolidated Financial Statements

Restricted Stock Units

The following table summarizes the activity related to RSUs during the year ended December 31, 2021:

	Year ended December 31, 2021
		Weighted
	Restricted	Average Grant
	Stock Units	Date Fair Value
Unvested balance at beginning of the period	-	$-
Granted	2,358,381	$6.54
Vested	(792,348)	$6.56
Forfeited	(15,000)	$8.02
Unvested balance at December 31, 2021	1,551,033	$6.52

The Company has granted RSUs that vest over a specified period, generally up to three years from the date of grant. RSUs granted in 2021 included (a) 106,806 RSUs granted to directors, of which 49,994 vested on November 20, 2021 and the balance of 56,812 will vest on the earlier of June 8, 2022 or the date of the 2022 annual meeting of stockholders, and (b) 2,251,575 RSUs granted to various employees, contractors and consultants, of which (i) 742,354 vested on November 20, 2021, (ii) 15,000 were forfeited, and (iii) 1,494,221 will vest, subject to the participants’ continued service to the Company, as provided in the applicable award agreement.

The Company recognized $6,011,550 of stock-based compensation expense associated with RSUs for the year ended December 31, 2021. As of December 31, 2021, approximately $9.32 million of unamortized stock-based compensation expense was associated with outstanding RSUs, which is expected to be recognized over a remaining weighted average period of 1.8 years.

Performance Based Restricted Stock Units

The following tables summarize the activity related to PSUs during the year ended December 31, 2021:

PSU Type	Balance at January 1, 2021	Granted	Forfeited	Balance at December 31, 2021
Net revenue based	-	503,200	8,000	495,200
Weighted average grant date fair value	$-	$8.00	$8.02	$8.00
Cash flow based	-	125,800	2,000	123,800
Weighted average grant date fair value	$-	$2.44	$2.44	$2.44
Total	-	629,000	10,000	619,000

During the year ended December 31, 2021, the Company granted 629,000 PSUs to several employees, contractors and consultants that contain both service and performance-based vesting conditions, of which 10,000 PSUs were forfeited and the remaining were outstanding as of December 31, 2021. The PSUs will vest in March 2024 based upon the level of achievement of several Company-specific cumulative operational performance milestones for the three years ended December 31, 2023, as determined by the Compensation Committee of the Company.

Of the PSUs granted in 2021, 80% are based on net revenue performance-based vesting conditions that were established at the grant date and 20% are subject to cash flow performance-based vesting conditions, of which certain thresholds had not been established as of December 31, 2021. As a result, the service inception date of the cash-flow based PSUs precedes the grant date associated with these PSUs and the recognition of compensation expense is based upon the fair value of these PSUs as of December 31, 2021. See “Stock Compensation” in Note 2 for more information.

During the year ended December 31, 2021, the Company recognized stock-based compensation expense associated with PSUs of $962,100. As of December 31, 2021, approximately $3.3 million of unamortized stock-based compensation expense was associated with outstanding PSUs, which is expected to be recognized over a weighted average period of 2.0 years.

PARTS iD, INC.

Notes to Consolidated Financial Statements

Employee Stock Purchase Plan

In October 2020, in connection with the Business Combination, the Company’s stockholders approved the Parts iD, Inc. 2020 Employee Stock Purchase Plan (the “2020 ESPP”). There are 2,043,582 shares of Class A common stock available for issuance under the 2020 ESPP. The 2020 ESPP became effective immediately upon the closing of the Business Combination, but it has not yet been implemented. As of December 31, 2021 and 2020, no shares had been issued under the 2020 ESPP.

Note 8 – Income Taxes

Income tax expense consisted of the following:

	December 31,
	2021	2020
Current
Federal	$-	$-
State	34,317	34,951
Sub-total	34,317	34,951
Deferred
Federal	(1,208,287)	(813,189)
State	(6,820)	(23,314)
Sub-total	(1,215,107)	(836,503)
Total income tax	$(1,180,790)	$(801,552)

For the years ended December 31, 2021 and 2020, the effective income tax rate of 12.91% and (61.08%), respectively, differs from the federal statutory rate of 21% primarily due to the effect of state income taxes, expenses not deductible for income tax purposes and recognition of benefits accruing due to start-up costs of the Company incurred for the period prior to the Business Combination. The Company’s effective income tax rate reconciliation is as follows.

	December 31,
	2021	2020
Federal statutory rate	21.00%	21.00%
Permanent items	(5.27)%	48.70%
State and local taxes, net of federal taxes	(0.16)%	1.91%
Deferred rate changes	0.00%	0.08%
Other	(2.66)%	(132.77)%
	12.91%	(61.08)%

The components of the Company’s net deferred tax (liabilities)/assets consisted of the following at:

	December 31,
	2021	2020
Inventory capitalization	$1,400	$2,100
Allowance for doubtful accounts	108,000	107,400
Accrued expenses	181,500	110,400
Stock compensation	225,600	-
Net operating loss carryforward	1,717,400	613,700
Accumulated depreciation	(2,362,800)	(2,428,200)
Deferred revenue	867,900	1,027,200
Start-up costs	1,575,907	1,667,200
Deferred tax assets, net	$2,314,907	$1,099,800

PARTS iD, INC.

Notes to Consolidated Financial Statements

As of December 31, 2021, the Company had $8,173,388 in federal net operating losses (“NOL”), all remaining from 2019 and onwards and accordingly available to offset future taxable income indefinitely, however they are subject to an 80% of taxable income limitation for all periods after January 1, 2021. It is possible that Internal Revenue Code (IRC) Section 382 may apply to these losses and limit their ability to be used in future periods. The analysis thereof has not yet been performed. On March 27, 2020, the Coronavirus Aid, Relief, and Economic Security Act (“CARES Act”) was enacted in the United States. The CARES Act contains several tax provisions, including modifications to the NOL and business interest limitations as well as a technical correction to the recovery period for qualified improvement property. The Company has evaluated these provisions in the CARES Act and does not expect a material impact to its tax provision, except for the 80% of taxable income limitation on the future utilization of the Company’s NOLs.

The Business Combination consummated on November 20, 2020 was treated as a double-merger for tax reporting purposes. For tax purposes, Onyx filed a short period final return for the year ended November 20, 2020 and the Company filed a full calendar year return for the year ended December 31, 2020. For purposes of Section 382 of the Internal Revenue Code, the Company expects that all tax attributes will continue to be available as more than 50% of its equity continued to be held by the original shareholders of Onyx.

The Company does not currently anticipate any significant increase or decrease of the total amount of unrecognized tax benefits within the next twelve months.

None of the Company’s U.S. federal or state income tax returns are currently under examination by the Internal Revenue Service (the “IRS”) or state authorities. However, fiscal years 2017 and later remain subject to examination by the IRS and respective states.

Note 9 – Subsequent Events

In February 2022, the Russian Federation launched a full-scale invasion against Ukraine, and sustained conflict and disruption in the region is ongoing. The conflict could have a material adverse effect upon the Company.

As of January 31, 2022, the Company had approximately 670 contractors, consisting of its outsourced engineering and product data development team as well as its outsourced marketing, back office and part of its customer service teams, located in Ukraine. The Company’s outsourced teams in Ukraine are located in the southern part of the country, which has been invaded.  The actual hardware, including all servers, involved in operating the Company’s business have been located outside Ukraine for several years.

Since the onset of the active conflict in February, most the Company’s contractors have been able to continue their work, although at a reduced capacity and/or schedule.  The Company’s websites and call centers have continued to function, but could be more negatively impacted in the future.  Some of the Company’s contractors have moved outside of Ukraine to neighboring countries where they continue to work remotely.  Some of the Company’s contractors who have remained in Ukraine have moved to areas in western Ukraine, but their ability to continue work is subject to significant uncertainty and potential disruptions.

The situation is highly complex and continues to evolve. Although the Company is working to provide IT support by existing personnel in other countries and planning for temporary work locations in surrounding countries, the Company cannot provide any assurance that its outsourced teams in Ukraine will be able to provide efficient and uninterrupted services, which could have an adverse effect on the Company’s operations and business. In addition, the Company’s ability to maintain adequate liquidity for our operations is dependent on a number of factors, including our revenue and earnings, which could be significantly impacted by the conflict in Ukraine. Further, any major breakdown or closure of utility services in Ukraine or in the neighboring countries of Moldova, Romania, Poland or Hungary or adverse displacement of our teams or disruption of international banking could materially impact the Company’s operations and liquidity.

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No.     )

Filed by the Registrant ☒

Filed by a party other than the Registrant ☐

Check the appropriate box:
☐	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☒	Definitive Proxy Statement
☐	Definitive Additional Materials
☐	Soliciting Material under §240.14a-12

PARTS iD, INC.
(Name of Registrant as Specified In Its Charter)

N/A
(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check all boxes that apply):
☒	No fee required.
☐	Fee paid previously with preliminary materials
☐	Fee computed on table in exhibit required by Item 25(b) per Exchange Act Rules 14a-6(i)(1) and 0-11

April 29, 2022

Dear Stockholders:

On behalf of the Board of Directors (the “Board”), it is my pleasure to invite you to attend the 2022 Virtual Annual Meeting of Stockholders (the “Annual Meeting”) of PARTS iD, Inc. (“PARTS” or the “Company”), to be held on Tuesday, June 14, 2022, at 10:00 a.m., Eastern Time. You will be able to attend the Annual Meeting virtually and to vote and submit questions during the virtual Annual Meeting by visiting www.virtualshareholdermeeting.com/ID2022 and entering the 16-digit control number provided in your proxy materials.

The Annual Meeting is being held for the purpose of considering and taking action with respect to the following:

(1)	To elect three persons to serve as Class I directors for a two-year term expiring at the 2024 Annual Meeting of Stockholders; and

(2)	To ratify the appointment of WithumSmith+Brown, PC as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2022.

Regardless of whether you choose to attend the virtual Annual Meeting, please vote prior to the Annual Meeting by following the instructions contained in the accompanying Proxy Statement and in other proxy materials. Voting prior to the Annual Meeting does not deprive you of your right to attend the virtual Annual Meeting and to vote your shares during the Annual Meeting.

Sincerely,

Prashant Pathak
Chairman of the Board of Directors

1 Corporate Drive, Suite C
Cranbury, New Jersey 08512

NOTICE OF VIRTUAL ANNUAL MEETING OF STOCKHOLDERS

TIME AND DATE	LOCATION
Tuesday, June 14, 2022 10:00 a.m. Eastern Time	Online Meeting Only – No Physical Meeting Location Virtual Meeting Site: www.virtualshareholdermeeting.com/ID2022

NOTICE HEREBY IS GIVEN that the 2022 Virtual Annual Meeting of Stockholders (the “Annual Meeting”) of PARTS iD, Inc. will be held on Tuesday, June 14, 2022, at 10:00 a.m., Eastern Time. The following matters will be considered and voted upon at the Annual Meeting:

1.	A proposal to elect three nominees to serve as Class I directors for a two-year term expiring at the 2024 Annual Meeting of Stockholders; and
2.	A proposal to ratify the appointment of WithumSmith+Brown, PC as the independent registered public accounting firm of PARTS iD, Inc. for the fiscal year ending December 31, 2022.

The foregoing items of business are more fully described in the proxy statement accompanying this Notice. The Annual Meeting will be virtual and will be held entirely online via live webcast at www.virtualshareholdermeeting.com/ID2022. There will not be an option to attend the meeting in person. Stockholders will have the same opportunities to participate in the Annual Meeting as they would at an in-person meeting, including having the ability to vote and the opportunity to submit questions during the meeting using the directions on the meeting website.

The Board of Directors has fixed the close of business on April 18, 2022 as the record date for the Annual Meeting. Only stockholders of record at the close of business on that date may vote at the meeting or any adjournment thereof.

By Order of the Board of Directors,

Antonino Ciappina Chief Executive Officer

Cranbury, New Jersey

April 29, 2022

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting of Stockholders to be held on June 14, 2022 — this Proxy Statement, the Notice of Annual Meeting, the Form of Proxy and the Company’s Annual Report on Form 10-K for the year ended December 31, 2021 are available at www.proxyvote.com.

PLEASE READ THE ACCOMPANYING PROXY STATEMENT AND ANNUAL REPORT ON FORM 10-K FOR THE FISCAL YEAR ENDED DECEMBER 31, 2021.  WE RECOMMEND THAT YOU SUBMIT YOUR PROXY TO VOTE YOUR SHARES AS SOON AS POSSIBLE USING ONE OF THE CONVENIENT PROXY VOTING METHODS DESCRIBED BELOW.  YOUR VOTE IS VERY IMPORTANT TO US.

A COPY OF OUR ANNUAL REPORT ON FORM 10-K FOR THE FISCAL YEAR ENDED DECEMBER 31, 2021, AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION, INCLUDING EXHIBITS, WILL ALSO BE FURNISHED WITHOUT CHARGE TO ANY STOCKHOLDER UPON WRITTEN OR ORAL REQUEST TO PARTS iD, INC. ATTENTION: INVESTOR RELATIONS, 1 CORPORATE DRIVE, SUITE C, CRANBURY, NEW JERSEY 08512; TELEPHONE (866) 909-6699.

VOTING

Internet	Telephone	Mail	Webcast

Visit the Web site noted on your proxy card or your Notice of Internet Availability to vote via the Internet.	Use the toll-free telephone number on your proxy card to vote by telephone.	Sign, date and return your proxy card in the enclosed envelope to vote by mail, if you have requested or receive paper copies of the proxy materials.	Participate in the meeting and vote electronically at www.virtualshareholdermeeting.com/ ID2022.

i

PROXY STATEMENT

Our Board of Directors (the “Board”) is soliciting proxies from our stockholders in connection with PARTS iD, Inc.’s 2022 Annual Meeting of Stockholders.  When used in this Proxy Statement, the terms “we,” “us,” “our,” “the Company” and “PARTS” refer to PARTS iD, Inc. and its consolidated subsidiaries.  On or about April 29, 2022, a Notice of Internet Availability of Proxy Materials (the “Notice”) is first being mailed to our stockholders of record as of the Record Date, and our proxy materials are first being posted on the website referenced in the Notice and this Proxy Statement.

SUMMARY

This summary highlights information contained in the Proxy Statement.  It does not include all of the information that you should consider prior to voting, and we encourage you to read the entire document prior to voting.  For more complete information regarding our 2021 financial performance, please review our Annual Report on Form 10-K for the year ended December 31, 2021, as filed with the Securities and Exchange Commission (the “SEC”) on March 14, 2022.

Stockholders are being asked to vote on the following matters at the 2022 Annual Meeting of Stockholders:

Our Board’s Recommendation
ITEM 1. Election of Directors

The Board and the Nominating and Corporate Governance Committee of the Board believe that each of the director nominees possess the necessary qualifications, attributes, skills and experiences to provide quality advice and counsel to our management and effectively oversee the business and the long-term interests of our stockholders.

FOR each Director Nominee
ITEM 2. Ratification of the Appointment of WithumSmith+Brown, PC, as the Company’s Independent Registered Public Accounting Firm

The Audit Committee of the Board believes that the retention of WithumSmith+Brown, PC, to serve as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2022, is in the best interest of the Company and its stockholders. As a matter of good corporate governance, stockholders are being asked to ratify the Audit Committee’s selection of the independent registered public accounting firm.	FOR

QUESTIONS AND ANSWERS ABOUT THE VIRTUAL ANNUAL MEETING AND VOTING

How can I participate in the Virtual Annual Meeting?

Our Annual Meeting will be a completely virtual meeting. There will be no physical meeting location.

To participate in the Annual Meeting, visit www.virtualshareholdermeeting.com/ID2022 and enter the 16-digit control number included on your Notice, on your proxy card, or on the instructions that accompanied your proxy materials. The meeting will begin promptly at 10:00 a.m. Eastern Time (“ET”) on June 14, 2022.

Who can vote at the Annual Meeting?

You are entitled to vote at the Annual Meeting if you owned shares of our Class A common stock, par value $0.0001 per share (our “Common Stock”), as of the close of business on April 18, 2022 (the “Record Date”). Each share of our Common Stock entitles the holder of such share on the Record Date to one vote on each matter submitted to the stockholders at the Annual Meeting.

On the Record Date, 33,965,804 shares of Common Stock were issued and outstanding and entitled to be voted at the Annual Meeting.

The presence, virtually or by proxy, of the holders of a majority of the voting power of our issued and outstanding stock entitled to vote at the Annual Meeting is necessary to constitute a quorum at the Annual Meeting. The holders of our Common Stock will vote as a single class on the matters submitted to the stockholders at the Annual Meeting.

Am I a stockholder of record?

If at the close of business on the Record Date, your shares were registered directly in your name with the Company’s transfer agent, then you are a stockholder of record.

What if my shares are not registered directly in my name but are held in street name?

If at the close of business on the Record Date, your shares were held in an account at a brokerage firm, bank, dealer, or other similar organization, then you are considered the “beneficial owner” of shares held in “street name” and the proxy materials are being forwarded to you by that organization. The organization holding your account is considered the stockholder of record for purposes of voting at the Annual Meeting. As a beneficial owner, you have the right to direct that organization on how to vote the shares in your account.

What does it mean if I receive more than one proxy card or voting instruction form?

If you received more than one proxy card or voting instruction form, your shares are registered in more than one name or are registered in different accounts. Please follow the voting instructions included in each proxy card and voting instruction form to ensure that all of your shares are voted.

If I am a stockholder of record of Common Stock, how do I cast my vote?

Voting at the Annual Meeting. If you attend the Annual Meeting and desire to vote during the meeting, you can vote through the virtual stockholder meeting platform at www.virtualshareholdermeeting.com/ID2022.  To vote at the meeting, please follow the instructions on your proxy card or Notice. We recommend you vote by proxy even if you plan to attend the Annual Meeting. You can always change your vote at the meeting.

Voting By Proxy. If you do not wish to vote in person or will not be attending the meeting, you may vote by proxy through the following means:

●	by mailing a proxy card;

●	via the internet; or

●	over the telephone.

Please refer to the specific instructions set forth on the Notice or printed proxy materials. For security reasons, our electronic voting system has been designed to authenticate your identity as a stockholder.

If you complete and submit your proxy before the meeting, the persons named as proxies will vote the shares represented by your proxy in accordance with your instructions. If you submit a proxy without giving voting instructions, your shares will be voted in the manner recommended by the Board of Directors on all matters presented in this Proxy Statement, and as the persons named as proxies may determine in their discretion with respect to any other matters properly presented at the meeting.

If I am a beneficial owner of the Company’s shares, how do I vote?

If you are a beneficial owner of shares held in street name through a brokerage firm, bank, dealer, or other similar organization, you will receive instructions from that organization, which you must follow to vote your shares. Brokerage firms, banks, dealers and other nominees typically have a process for their beneficial holders to provide voting instructions online or by telephone. If you hold your shares in street name and wish to vote at the virtual Annual Meeting, please obtain instructions on how to vote at the meeting from your broker, bank or other nominee.

Can I change my vote after submitting my proxy?

Yes. You can revoke your proxy at any time before the final vote at the Annual Meeting. If you are a stockholder of record, you may revoke your proxy in any one of three ways:

●	You may timely submit a later-dated proxy via the Internet, by telephone or by mail;

●	You may send a written notice that you are revoking your proxy to PARTS iD, Inc., Attention: Investor Relations, 1 Corporate Drive, Suite C, Cranbury, New Jersey 08512; or

●	You may attend and vote your shares at the Annual Meeting. Simply attending the Annual Meeting will not, by itself, revoke your proxy.

Please note, however, that any beneficial owner of our Common Stock whose shares are held in street name may (a) revoke his or her proxy and (b) attend and vote his or her shares at the Annual Meeting only in accordance with applicable rules and procedures that may then be employed by such beneficial owner’s brokerage firm, bank, dealer, or other similar organization.

What am I voting on?

The following proposals are scheduled for a vote at the Annual Meeting:

●	Proposal 1 – To elect the three nominees named in this Proxy Statement to serve as Class I directors until the 2024 Annual Meeting of Stockholders; and

●	Proposal 2 – To ratify the appointment of WithumSmith+Brown, PC as the independent registered public accounting firm of the Company for the fiscal year ending December 31, 2022.

How many votes are needed to approve each proposal?

In voting with regard to Proposal 1, you may vote in favor or withhold authority to vote in favor of each nominee.  Directors will be elected by a plurality of the votes cast by holders of our shares present virtually or represented by proxy at the Annual Meeting and entitled to vote on Proposal 1, provided a quorum is present.  Abstentions will have no effect on the election of directors.

In voting with regard to Proposal 2, you may vote in favor of the proposal, against the proposal, or abstain from voting. The vote required to approve Proposal 2 is the affirmative vote of a majority of the shares present virtually or represented by proxy at the Annual Meeting and entitled to vote on Proposal 2, provided a quorum is present. Abstentions will be considered in determining the number of votes required to obtain the necessary majority vote for the proposal and therefore will have the same legal effect as votes against the proposal.

The Company is not aware, as of the date hereof, of any matters to be voted upon at the Annual Meeting other than those stated in this Proxy Statement. If any other matters are properly brought before the Annual Meeting and you do not instruct the persons named as your proxies to vote on these matters, your proxy might give authority to the persons named as proxies to vote the shares represented thereby in their discretion. See “How are votes counted?” below.

How are votes counted?

Votes will be counted by the inspector of election appointed for the meeting, who will separately count votes “For” and “Against,” abstentions and, if applicable, broker non-votes. A “broker non-vote” occurs when a stockholder of record, such as a broker, holding shares for a beneficial owner does not vote on a particular item because the stockholder of record does not have discretionary voting power with respect to that item and has not received voting instructions from the beneficial owner.  Broker non-votes will be counted for the purpose of determining if a quorum is present. If your shares are held in street name and you do not vote your shares, your bank or brokerage firm can only vote your shares in their discretion for proposals which are considered “routine” proposals. Proposal 2, the ratification of the appointment of our independent registered public accounting firm, is considered a routine proposal, and therefore we do not expect any broker non-votes on Proposal 2. Proposal 1 is a “non-routine” proposal, and therefore there may be broker non-votes with respect to Proposal 1. However, broker non-votes will not affect the outcome of the vote on that proposal.

What if I return a proxy card but do not make specific choices?

If you return a signed and dated proxy card without marking any voting selections, then the shares represented by that proxy card will be voted FOR the election of all three director nominees and FOR the ratification of the appointment of WithumSmith+Brown, PC as our independent registered public accounting firm for the year ending December 31, 2022.

What are the costs of soliciting these proxies?

We will pay all of the costs of soliciting these proxies. Our officers, directors and employees may solicit proxies in person or by telephone, fax or email. We will pay these officers, directors and employees no additional compensation for these services. We will ask banks, brokers and other institutions, nominees and fiduciaries to forward these proxy materials to their principals and to obtain authority to execute proxies. We will then reimburse them for their expenses.

When will voting results be made available?

We will announce the final voting results in a Current Report on Form 8-K that will be filed with the SEC within four business days following the Annual Meeting.

ELECTION OF DIRECTORS (PROPOSAL NO. 1)

Proposal No. 1 is a proposal to elect three persons to serve as directors on our Board. All of the nominees are currently serving as our directors. Our Certificate of Incorporation provides that our Board is divided into two classes, Class I and Class II, with members of each class typically serving staggered two-year terms. However, because we did not hold an Annual Meeting of Stockholders in 2020, due to the timing of when the business combination of our company (the “Business Combination”) was consummated, both classes of directors were nominated for re-election, and were elected, at the 2021 Annual Meeting of Stockholders, with the three Class I directors elected to serve for a one-year term expiring at the 2022 Annual Meeting of Stockholders and the four Class II directors elected to serve for a two-year term expiring at the 2023 Annual Meeting of Stockholders.

The current members of each class of directors are as follows:

●	Class I directors: Darryl T.F. McCall, Rahul Petkar and Ann M. Schwister

●	Class II directors: Aditya Jha, Prashant Pathak, Edwin J. Rigaud and Richard White

The Board, based on the recommendation of the Nominating and Corporate Governance Committee, has nominated Darryl T.F. McCall, Rahul Petkar and Ann M. Schwister for re-election as Class I directors to serve for a two-year term expiring at the 2024 Annual Meeting of Stockholders.

If elected, each director nominee would hold office until the Annual Meeting of Stockholders in 2024 and until his or her successor is elected and qualified, or his or her earlier death, resignation or removal. Stockholders cannot vote for a greater number of persons than the three nominees named. All of the Board’s director nominees have consented to be named in this proxy statement and to serve as a director, if elected.

If, prior to the Annual Meeting, any of the nominees should be unavailable to serve for any reason, the Board may (i) designate a substitute nominee or nominees (in which event the persons named on the enclosed proxy card will vote the shares represented by all valid proxy cards for the election of such substitute nominee or nominees), (ii) allow the vacancy(ies) to remain open until a suitable candidate or candidates are located, or (iii) by resolution provide for a lesser number of directors. The Board has no reason to believe that any of its nominees will be unable to serve.

Directors are elected by a plurality of the votes cast by holders of our shares present virtually or represented by proxy at the Annual Meeting and entitled to vote on Proposal 1, provided a quorum is present. Stockholders do not have the right to cumulate their votes in the election of directors or with respect to any other proposal or matter. Assuming a quorum is present, the seven validly nominated individuals receiving the highest number of votes cast at the Annual Meeting will be elected directors.

Summarized below is certain information concerning the nominees for director and the directors whose term of office is not expiring at the Annual Meeting, including a brief account of the education and business experience during at least the past five years.  There are no family relationships between any director, executive officer, or person nominated to become a director.

Director Nominees and Continuing Directors

Class I Director Nominees

Darryl T. F. McCall, age 67, has served as a director of the Company since Legacy Acquisition Corp.’s (“Legacy”) inception in 2016 and served as Legacy’s President and COO since Legacy’s inception until the Business Combination. With more than 35 years of domestic and international operating experience with consumer products businesses, Mr. McCall will provide us with a broad range of functional expertise and executive leadership experience. Mr. McCall served as Executive Vice President and Executive Committee member at Coty Inc. from 2008 to 2014 where his key responsibilities involved the management of numerous global manufacturing facilities and distribution centers. During his tenure at Coty, Mr. McCall also held major responsibilities related to the integration of 5 acquired businesses and helped lead the company through its $1.0 billion initial public offering in 2013. Prior to joining Coty, Mr. McCall held numerous positions at Procter & Gamble from 1978 to 2008. From 2007 to 2008, Mr. McCall was Product Supply Vice President — Global Fabric Care, leading a global organization comprised of more than 35 manufacturing operations centers and more than 16,000 employees. From 2005 to 2006, Mr. McCall served as General Manager of Procter & Gamble’s Global Personal Cleansing Care Division which oversees brands such as Camay®, Gillette®, Ivory®, Olay®, Old Spice®, and Zest®. Mr. McCall also held significant responsibilities for integrating certain of Procter & Gamble’s large acquisitions. Notable examples include the leadership of the supply chain integration of Gillette® and Wella®. Over the course of his career Mr. McCall has managed operations in Belgium, Canada, the United Kingdom, France, Switzerland and the United States. He also is an outside independent Director for HCP Packaging.

Rahul Petkar, age 62, has served as a director of the Company since November 20, 2020. Mr. Petkar is a business leader with over thirty-five years of experience in the financial services and technology sectors spanning Asia, Middle East, North America and Latin America, and is a strategic advisor and board member to both public and private financial technology startups in the United States and Canada. He is President and CEO of Ishkan Inc. a Canada corporation, and established Polaris Canada, a banking technology company providing services to all major Canadian banks and select U.S. financial institutions. He also served as Director of International Development at TD Waterhouse, where he was a core member of the team responsible for the global expansion of its brokerage and wealth management business to Japan, the United Kingdom, Luxembourg, and Hong Kong.

Ann M. Schwister, age 54, has served as a director of the Company since November 20, 2020. Ms. Schwister has 29 years of domestic and international operational experience at Procter and Gamble. She served as Vice President and CFO of Procter and Gamble’s two most important regions, North America and Greater China and Vice President and CFO for the Global Oral Care business. Since retiring from Procter and Gamble in 2018, Ms. Schwister has been a strategic advisor working with several organizations including social enterprises and a small family owned business. She also serves on the Executive Committee and board of the Greater Cincinnati Foundation where she chaired the Finance and Audit Committee for six years. Additionally, she has served on the CFO Committee of the Grocery Manufacturers Association and the Wisconsin School of Business Dean’s Advisory Board. In these roles, Ms. Schwister has amassed significant experience regarding Global P&L responsibilities, gained a deep understanding of consumers and digital and traditional retail environments, and gained experience with respect to small businesses. Ms. Schwister is also a director of Wejo Group Limited, a provider of cloud and software analytics for connected, electric, and autonomous mobility. She is a qualified audit committee financial expert and has corporate governance expertise. She has a BBA degree in Finance with a specialization in International Business from the University of Wisconsin-Madison.

Class II Directors (Term Expiring in 2023)

Aditya Jha, age 66, has served as a director of the Company since November 20, 2020. His entrepreneurial pursuits have included startup technology ventures in the United States and internationally as well as turn-around businesses in Canada. He co-founded a software company, Isopia Inc., which was acquired by Sun Microsystems Inc., USA in 2001. He also served as General Manager, eBusiness at Bell Canada. He is a Member of the Order of Canada (Canada’s highest civilian honors).

Prashant Pathak, age 50, has served as a director of the Company since November 20, 2020 and is the Chairman of the Board. Mr. Pathak has served as CEO of Ekagrata Inc., a business building oriented principal investment company, since January 2015 and as a Principal of In Colour Capital Inc., an independent principal investment group, since April 2015. He has been an appointee of the Government of Canada on the Board of the Business Development Bank of Canada for nearly a decade. Previously, Mr. Pathak has been a Partner of McKinsey & Company Inc. At McKinsey he was a leader of the North American Telecom Practice, the Financial Services Practices and a leader in the Strategy & Corporate Finance Practice. He has also been part of the startup team and the Managing Partner of ReichmannHauer Capital Partners, a successful Canadian investment firm. Mr. Pathak has an MBA from INSEAD with Distinction and a B.Tech degree in Electrical Engineering from The Indian Institute of Technology (“IIT”), where he was adjudged the Best All-round Graduating Student of his class. He also has a Diploma in Fuzzy Logic from IIT.

Edwin J. Rigaud, age 78, served as the Chairman and Chief Executive Officer of Legacy from its inception in 2016 until the Business Combination establishing PARTS iD Inc. in 2020, when he was named a director of PARTS iD, Inc. Mr. Rigaud has more than 50 years of business experience across a multitude of operating and leadership roles. In 2007, Mr. Rigaud founded EnovaPremier and commenced operations through the acquisition of the assets of T&WA, Inc. Since that time, he has served as owner and the President and Chief Executive Officer of EnovaPremier (2007-2018) and as Chairman (2019) while guiding that company to a position as one of the leading providers of automotive tire & wheel pre-assembly services in the United States. Prior to founding EnovaPremier, Mr. Rigaud served in numerous operating and management capacities at Procter & Gamble from 1965 to 2001. Mr. Rigaud’s notable leadership positions at Procter & Gamble included his role as a Vice President of Food & Beverage Products and as a Vice President of Government Relations in North America. Adding to his experience as a senior manager, Mr. Rigaud developed significant expertise in product development and brand management having been the first Technical Brand Manager in the exploratory phase of Pringle’s, and ultimately the Product Development Group Leader during the execution of Pringle’s national launch. Mr. Rigaud also led the product development efforts of Secret Deodorant & Antiperspirant improvements, including key active ingredient technology and perfume upgrades, while having direct participation with the Leo Burnett Agency in the creation of the famous advertising slogan, “strong enough for a man, but made for a woman.” Mr. Rigaud’s leadership in these efforts helped to facilitate a major relaunch of the Secret brand. He was ultimately named a Director in Product Development. Outside of his corporate leadership experience, Mr. Rigaud has served on the Board of the Federal Reserve Bank of Cleveland and the Board of the local affiliate of Fifth Third Bank of Cincinnati. Mr. Rigaud has also held appointments by Governor Bob Taft to the Ohio Board of Regents, and by President George W. Bush to the national Institute of Museum and Library Services. In 1997, Mr. Rigaud became the first CEO of the National Underground Railroad Freedom Center, located in Cincinnati, Ohio. This 9-year development program included raising $110 million while working closely with John Pepper, former Chairman and CEO of Procter & Gamble, who served as the national building Campaign Chairman. Mr. Rigaud is also the head of one of the first African American co-ownership groups of a Major League Baseball franchise, the Cincinnati Reds. Mr. Rigaud also serves as a director of Graf Acquisition Corp. IV, a blank check company.

Richard White, age 68, has served as a director of the Company since Legacy’s inception in 2017. Mr. White has served as chief executive officer of Aeolus Capital Group Ltd., a financial and strategic management advisory firm, since May 2017. Mr. White served as Managing Director and head of Oppenheimer & Co. Inc.’s. Private Equity and Special Products Department from 2004 until April 2017. From 1997 until 2002, Mr. White was a Managing Director of CIBC Capital Partners, the private equity merchant banking division of Canadian Imperial Bank of Commerce, the successor by acquisition of Oppenheimer & Co., Inc. From 1985 until 1997, Mr. White was a Managing Director and one of approximately 30 General Partners of Oppenheimer & Co. Inc. Mr. White was responsible for founding and building several of its investment banking industry groups including consumer products, business services, industrials, technology, gaming and leisure, and real estate. Mr. White also headed Oppenheimer’s mergers and acquisitions department. Mr. White is a CPA. Mr. White is the Lead Independent Director of G-III Apparel Group Ltd., a manufacturer, retailer, and distributor of apparel (Nasdaq: “GIII”). Mr. White is a director of G-III Apparel Group, Ltd., which designs, sources and markets apparel and accessories under owned, licensed and private label brands. He previously served on the board of Escalade, Incorporated, a manufacturer, importer and distributor of sporting goods. Mr. White holds a Master of Business Administration from the Wharton School of the University of Pennsylvania and a B.A. from Tufts University.

The Board recommends that stockholders vote FOR each of the Class I director nominees named above for re-election to the Board.

Legal Proceedings

Directors or Executive Officers as Parties Adverse to the Company

The following are material proceedings to which certain of our directors or executive officers is a party adverse to, or has a material interest adverse to, the Company or its subsidiaries.

The Company (i) has been named as a defendant in Stanislav Royzenshteyn and Roman Gerashenko v. Prashant Pathak, Carey Kurtin, Ekagrata, Inc., Onyx Enterprises Canada Inc., Onyx Enterprises Int’l Corp. (“Onyx”), In Colour Capital, Inc., J. William Kurtin, (ii) has been named as a nominal defendant in Onyx Enterprises Canada Inc. v. Stanislav Royzenshteyn and Roman Gerashenko and Onyx Enterprises Int’l, Corp., and (iii) has been named as a third-party defendant in Prashant Pathak and Carey Kurtin v. Onyx Enterprises Int’l Corp., all in the Superior Court of New Jersey, Chancery Division, Monmouth County (collectively with all other matters related to the foregoing litigation, the “Stockholder Litigation”). The initial claim, made on February 12, 2018, stemmed from disputes between Stanislav Royzenshteyn and Roman Gerashenko (together, the “Founder Stockholders”) and Onyx Enterprises Canada Inc. and its principals (collectively, the “Investor Stockholder and Principals”) arising from circumstances relating to a 2015 Series A financing in which the Investor Stockholder and Principals participated. The Founder Stockholders allege, among other things, that they agreed to sell their shares in Onyx in reliance upon statements of the Investor Stockholder and Principals that they subsequently would bring additional investors and capital to Onyx and that the Investor Stockholder and Principals fraudulently and intentionally made material misstatements concerning Onyx’s valuation to potential investors. The initial complaint has since been withdrawn and amended multiple times to both defend the initial cause of action and add new causes of action against the Investor Stockholder and Principals; meanwhile, the Investor Stockholder and Principals have sought to dismiss the claim. The Founder Stockholders are seeking legal relief in the form of damages and equitable relief in the form of rescission. The initial claims were expanded to include two orders to show cause, one regarding the Company’s termination of Roman Gerashenko as Chief Executive Officer on December 24, 2018 and the second requesting removal of Kailas Agrawal as the court appointed independent provisional director. The court denied both on January 10, 2019, but Mr. Gerashenko’s employment-related claims were preserved for a potential future action. On February 21, 2019, the Investor Stockholder and Principals filed a motion to dismiss the amended complaint, but the court denied that motion.

While the core dispute rests between the Founder Stockholders and the Investor Stockholder and Principals, the Investor Stockholder and Principals have made claims directly against the Company alleging that the Company has an obligation to indemnify certain individuals affiliated with the Investor Stockholder and Principals pursuant to director indemnification agreements signed by the Company and such individuals. On March 13, 2019, the Founder Stockholders requested that the court not grant such relief to the Investor Stockholders and Principals. In addition, the Founder Stockholders tendered a demand for indemnification to the Company arising from certain claims asserted against them by the Investor Stockholder and Principals in the Stockholder Litigation. On December 16, 2020, the disinterested directors of the Board determined that the Founder Stockholders were not entitled to indemnification. Counsel for the Founder Stockholders was informed on December 18, 2020 of the Board’s decision. The Company also filed an answer to the complaint together with defenses to the claims for indemnification and have denied any wrongdoing or liability by the Company. Discovery is closed, but there are several pending discovery issues that remain outstanding.

The Investor Stockholder and Principals filed a motion for summary judgment seeking dismissal of all of the claims brought by the Founder Stockholders, which motion was heard on February 19, 2021. On August 31, 2021, the court issued an order granting in part and denying in part the motion for summary judgment, by which order eight claims were dismissed and seven claims were preserved. Pursuant to the court’s opinion, all of the derivative claims brought by the plaintiffs against the Company were dismissed. The only remaining claim against the Company is the defendants’ claim for indemnification.

At this point in the Stockholder Litigation, with discovery issues outstanding, no opinion can be offered as to the potential outcome of the Stockholder Litigation or as to any potential exposure of the Company to any monetary judgment.

RATIFICATION OF APPOINTMENT OF INDEPENDENT REGISTERED
PUBLIC ACCOUNTING FIRM (PROPOSAL NO. 2)

Proposal No. 2 is a proposal to ratify the appointment of WithumSmith+Brown, PC as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2022.

The Audit Committee of our Board, in accordance with its charter and authority delegated to it by the Board, has appointed the firm of WithumSmith+Brown, PC to serve as our independent registered public accounting firm for the fiscal year ending December 31, 2022. As a matter of good corporate practice, the Board has directed that such appointment be submitted to our stockholders for ratification at the Annual Meeting.  WithumSmith+Brown, PC has served as our independent registered public accounting firm since 2020 and is considered by our Audit Committee to be well qualified.

If the stockholders do not ratify the appointment of WithumSmith+Brown, PC, the Audit Committee will reconsider the appointment.  Even if the stockholders ratify the appointment, the Audit Committee, in its discretion, may appoint a different independent registered public accounting firm at any time during the year if the Audit Committee determines that such a change would be in the best interests of the Company and its stockholders.

The Board unanimously recommends that you vote FOR Proposal No. 2 to ratify the appointment of WithumSmith+Brown, PC as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2022. If not otherwise specified, proxies will be voted “FOR” the ratification of WithumSmith+Brown, PC.

BOARD OF DIRECTORS AND CORPORATE GOVERNANCE

Stockholder Communications with the Board of Directors

Stockholders of the Company wishing to send a written communication to the Board, a Board committee or an individual director should send the written communication to: PARTS iD, Inc., Attention: Investor Relations, 1 Corporate Drive, Suite C, Cranbury, New Jersey 08512. Any such communication should include the stockholder’s name and address and identify any individual directors or committees of the Board to which the stockholder would like to have the written communication sent. The Corporate Secretary, or his or her designee, will, in such manner as he or she deems appropriate, collect and organize such stockholder communications and periodically forward them to the Board or a committee or individual director, as applicable. The Corporate Secretary may refuse to forward material which he or she determines in good faith to be commercial, frivolous or otherwise inappropriate for delivery.

Board Leadership Structure and Risk Oversight

The Board recognizes that the leadership structure and combination or separation of the Chief Executive Officer and Chairman roles is driven by the needs of the Company at any point in time. As a result, the Board does not have a fixed policy regarding the separation of the offices of Chief Executive Officer and Chairman and believes that it should maintain the flexibility to select the Chairman and its leadership structure, from time to time, based on the criteria that it deems in the best interests of the Company and its Stockholders. This has allowed the Board the flexibility to establish the most appropriate structure for the Company at any given time.

Currently, our Chief Executive Officer is separate from our Chairman. The Board believes that, currently, having a separate Chief Executive Officer and Chairman is the appropriate leadership structure for our Company. In making this determination, the Board considered, among other matters, the respective experiences of and rapport between Messrs. Ciappina and Pathak and believes that such structure promotes balanced leadership and direction for the Company. If the Board decides in the future that circumstances indicate that combining the positions of Chairman and Chief Executive Officers will foster a more effective and efficient Board, the independent directors will designate one of themselves as “Lead Independent Director.”

The Board is actively involved in overseeing our risk assessment and monitoring processes. The Board, through the Strategy, Technology and Risk Management Committee, focuses on our general risk management strategy and ensures that appropriate risk mitigation strategies are implemented by management. In addition, each of the other committees of the Board considers risk within its area of responsibility.

Director Independence

NYSE American listing standards require that a majority of our Board be independent. An “independent director” is defined generally as a person other than an executive officer or employee of the Company or any other individual having a relationship which in the opinion of the Board, would interfere with the director’s exercise of independent judgment in carrying out the responsibilities of a director. Our Board has determined that all of our directors are “independent directors” as defined in the NYSE American listing standards and applicable SEC rules. Our independent directors have regularly scheduled meetings at which only independent directors are present.

Meetings and Committees of the Board of Directors

Our Board of Directors held nine meetings during 2021. During 2021, each of the directors attended at least 75% of the aggregate of all meetings of the Board of Directors and all meetings of the committees of the Board of Directors on which such director then served. It is a policy of our Board that all directors attend the Annual Meeting of Stockholders absent unusual circumstances. Four of our directors virtually attended our 2021 Annual Meeting of Stockholders.

Our Board has five standing committees: an Audit Committee, a Compensation Committee, a Nominating and Corporate Governance Committee, a Strategy, Technology and Risk Management Committee, and a Finance and Business Development Committee. Each committee operates under a charter that has been approved by our Board and has the composition and responsibilities described below. The charter of each committee is available on our website at www.partsidinc.com/corporate-governance/governance-documents. Our Audit Committee, Compensation Committee and Nominating and Corporate Governance Committee are composed solely of independent directors.

Audit Committee

We have established an Audit Committee of the Board. The members of our Audit Committee are Ann M. Schwister, Richard White and Aditya Jha. Ms. Schwister serves as chair of the Audit Committee. Ms. Schwister and Messrs. White and Jha qualify as independent directors under applicable NYSE American and SEC rules. Each member of the Audit Committee is financially literate and our Board has determined that each of Ms. Schwister and Mr. White qualify as an “audit committee financial expert” as defined in applicable SEC rules. The Audit Committee held six meetings in 2021.

We have adopted an Audit Committee charter, which details the principal functions of the Audit Committee, including:

●	the appointment, compensation, retention, replacement, and oversight of the work of the independent registered accounting firm and any other independent registered public accounting firm engaged by us;

●	pre-approving all audit and non-audit services to be provided by the independent registered accounting firm or any other registered public accounting firm engaged by us, and establishing pre-approval policies and procedures;

●	reviewing and discussing with the independent registered accounting firm all relationships the independent registered accounting firm have with us in order to evaluate their continued independence;

●	setting clear hiring policies for employees or former employees of the independent registered accounting firm;

●	setting clear policies for audit partner rotation in compliance with applicable laws and regulations;

●	obtaining and reviewing a report, at least annually, from the independent registered accounting firm describing (i) the independent registered accounting firm’s internal quality control procedures and (ii) any material issues raised by the most recent internal quality control review, or peer review, of the audit firm, or by any inquiry or investigation by governmental or professional authorities, within, the preceding five years respecting one or more independent audits carried out by the firm and any steps taken to deal with such issues;

●	reviewing and approving any related party transaction required to be disclosed pursuant to Item 404 of Regulation S-K promulgated by the SEC prior to us entering into such transaction; and

●	reviewing with management, the independent registered accounting firm, and our legal advisors, as appropriate, any legal, regulatory or compliance matters, including any correspondence with regulators or government agencies and any employee complaints or published reports that raise material issues regarding our financial statements or accounting policies and any significant changes in accounting standards or rules promulgated by the Financial Accounting Standards Board, the SEC or other regulatory authorities.

Compensation Committee

We have established a Compensation Committee of the Board consisting of three members. The members of our Compensation Committee are Richard White, Aditya Jha and Rahul Petkar. Mr. White serves as chair of the Compensation Committee. The Compensation Committee held four meetings during 2021.

We have adopted a Compensation Committee charter, which details the principal functions of the Compensation Committee, including:

●	reviewing and approving on an annual basis the corporate goals and objectives relevant to our Chief Executive Officer’s compensation, evaluating our Chief Executive Officer’s performance in light of such goals and objectives and determining and approving the remuneration (if any) of our Chief Executive Officer based on such evaluation;

●	reviewing and approving the compensation of all of our other executive officers;

●	reviewing our executive compensation policies and plans;

●	implementing and administering our incentive compensation equity based remuneration plans;

●	assisting management in complying with our proxy statement and annual report disclosure requirements;

●	approving all special perquisites, special cash payments and other special compensation and benefit arrangements for our executive officers and employees;

●	producing a report on executive compensation to be included in our annual proxy statement; and

●	reviewing, evaluating and recommending changes, if appropriate, to the remuneration for directors.

The charter also provides that the Compensation Committee may, in its sole discretion, retain or obtain the advice of a compensation consultant, legal counsel or other adviser and is directly responsible for the appointment, compensation and oversight of the work of any such adviser. However, before engaging or receiving advice from a compensation consultant, external legal counsel or any other adviser, the Compensation Committee will consider the independence of each such adviser, including the factors required by the NYSE American and the SEC.

Nominating and Corporate Governance Committee

We have established a Nominating and Corporate Governance Committee. The members of our Nominating and Corporate Governance Committee are Aditya Jha, Rahul Petkar, and Ann M. Schwister. Mr. Jha serves as chair of the Nominating and Corporate Governance Committee. The Nominating and Corporate Governance Committee did not meet in person in 2021.

We have adopted a Nominating and Corporate Governance Committee charter, which details the principal functions of the Nominating and Corporate Governance Committee, including:

●	identifying, screening and reviewing individuals qualified to serve as directors and recommending to the Board candidates for nomination for election at the annual meeting of stockholders or to fill vacancies on the Board;

●	developing, recommending to the Board and overseeing implementation of our corporate governance guidelines;

●	coordinating and overseeing the annual self-evaluation of the Board, its committees, individual directors and management in the governance of the Company; and

●	reviewing on a regular basis our overall corporate governance and recommending improvements as and when necessary.

Strategy, Technology and Risk Management Committee

We have established a Strategy, Technology and Risk Management Committee. The members of our Strategy, Technology and Risk Management Committee are Darryl T.F. McCall, Prashant Pathak and Edwin J. Rigaud. Mr. McCall serves as chair of the Strategy, Technology and Risk Management Committee. The Strategy, Technology and Risk Management Committee held four meetings in 2021.

We have adopted a Strategy, Technology and Risk Management Committee charter, which details the principal functions of the Strategy, Technology and Risk Management Committee, including:

●	conducting a periodic review of the Company’s strategic technology platform and associated risks and resources;

●	reviewing the policies and procedures established by management to identify, assess, measure and manage key strategic opportunities, issues and risks facing the Company, including platform risk, operational risk, market risk, model risk, cybersecurity risk, technology risk and reputational risk;

●	discussing emerging trends and disruptions in industry and technologies;

●	evaluating the Company’s data and technology platform efficacy for customer value delivery and relevance;

●	reviewing the Company’s material investments in and capital deployments for technology;

●	assisting the Board in its oversight of the Company’s risk management regarding product technology, business continuity, innovation, cybersecurity, research and development;

●	reviewing critical cybersecurity and related risks and vulnerabilities; and

●	reviewing the Company’s technology asset footprint in regards to multi-location service delivery and business continuity.

Finance and Business Development Committee

In April 2022, we established a Finance and Business Development Committee. The members of our Finance and Business Development Committee are Aditya Jha, Prashant Pathak and Richard White. Mr. White serves as chair of the Finance and Business Development Committee. Because it was established in 2022, the Finance and Business Development Committee did not meet in 2021.

We have adopted a Finance and Business Development Committee charter, which details the principal functions of the Finance and Business Development Committee, including:

●	monitoring the Company’s policies regarding capital structure and leverage levels;

●	reviewing the Company’s dividend and share repurchase policies and practices; and

●	reviewing any proposed merger, recapitalization, financing transaction, restructuring, disposition, distribution, spin-off, asset purchase or sale, joint venture or other business combination involving the Company or any of the Company’s affiliates.

Director Qualifications, Board Diversity and Director Candidates

The Board is responsible for approving candidates for Board membership.  The Board has delegated the responsibility for evaluating, selecting and recommending director nominees to the Nominating and Corporate Governance Committee.  In evaluating candidates and existing directors for service on the Board, the Nominating and Corporate Governance Committee considers certain minimum qualifications, including:

●	high moral and ethical character and willingness to apply sound, objective and independence business judgment;

●	broad experience and accomplishment in their respective field;

●	a reputation, both personal and professional, that is consistent with the image and reputation of the Company;

●	sufficient time to devote to the Company’s affairs and to carry out his or her duties as a director and/or committee member, as applicable; and

●	the ability to exercise sound business judgment and to provide insight and practical wisdom based on experience.

Specific additional criteria may be added with respect to specific searches for new Board members.  An acceptable candidate may not fully satisfy all of the criteria, but is expected to satisfy nearly all of them.

Candidates for director nominees are reviewed in the context of the current composition of the Board, and the needs of the Board given the circumstances of the Company.  In identifying and screening candidates, the Nominating and Corporate Governance Committee considers whether the candidates fulfill the criteria for directors approved by the Board, including integrity, objectivity, independence, sound judgment, leadership, courage and diversity of experience (for example, in relation to finance and accounting, international operations, strategy, risk management, technical expertise, policy-making, etc.).  In the case of new director candidates, the Board also determines whether the nominee must be independent for purposes of the NYSE American.

The Nominating and Corporate Governance Committee uses a variety of methods for identifying and evaluating nominees for director.  The Board periodically reviews the appropriate size of the Board, which may vary to accommodate the availability of suitable candidates and the needs of the Company.

The Nominating and Corporate Governance Committee considers recommendations for Board candidates submitted by stockholders and evaluates them using substantially the same criteria as it applies to recommendations from other sources. Stockholders may submit recommendations by providing the person’s name and appropriate background and biographical information in writing to the Nominating and Corporate Governance Committee c/o Corporate Secretary, PARTS iD, Inc., 1 Corporate Dr., Suite C, Cranbury, NJ 08512. Any such recommendation must include, among other items:

●	the name and address of the stockholder and a representation that the stockholder is a holder of record of shares of our common stock;
●	a brief biographical description for the nominee, including his or her name, age, business and residence addresses, occupation for at least the last ten years and a statement of the qualifications of the candidate, including educational background, taking into account the qualification requirements set forth above;

●	permission from the Company to conduct a background investigation, including the right to obtain education, employment and credit information;

●	the candidate’s consent to serve as a director if elected.

For a complete list of information that must be submitted with any such recommendation, see the section entitled “Stockholder Recommendations for Directors” in the Nominating and Corporate Governance Committee’s charter, which is available on our website at www.partsidinc.com/corporate-governance/governance-documents.

Corporate Governance Policies

We have adopted the Corporate Governance Guidelines that guide the Company and the Board on matters of corporate governance, including director responsibilities, Board committees and their charters, director independence, director qualifications, director evaluations, director orientation and education, director access to management, Board access to independent advisors, and management development and succession planning. The Corporate Governance Guidelines are available on our website at www.partsidinc.com/corporate-governance/governance-documents.

Code of Ethics

We have adopted a code of ethics applicable to our directors, officers and employees. Complete copies of our code of ethics and our committee charters are available on our website at www.partsidinc.com/corporate-governance/governance-documents. The inclusion of the Company’s website address in this prospectus does not include or incorporate by reference the information on the Company’s website into this prospectus. In addition, a copy of the code of ethics will be provided without charge upon request to us. We intend to disclose any amendments to or waivers of certain provisions of our code of ethics that applies to our principal executive officer, principal financial officer, principal accounting officer or controller by posting such information on our website at www.partsidinc.com.

DIRECTOR COMPENSATION

Pursuant to the Company’s Non-Employee Director Compensation Policy, during 2021, our non-employee directors received the following annual retainers, as applicable, payable in quarterly installments, in advance, on the first business day of each calendar quarter:

●	an annual retainer of $35,000;

●	committee chair annual fees as follows:

Committee Chair	Annual Cash Fee
Audit	$22,500
Compensation	$15,000
Nominating and Corporate Governance	$15,000
Strategy, Technology and Risk Management	$17,500

●	committee membership annual fees (including the chair) as follows:

Non-Chair
Committee Members	Annual Cash Fee
Audit	$5,000
Compensation	$5,000
Nominating and Corporate Governance	$3,000
Strategy, Technology and Risk Management	$3,000

●	the chair of the Board receives an additional annual fee of $35,000.

Unless a committee or the Board has more than six meetings per calendar year, there will be no meeting fees. If there are more than six meetings in one calendar year for an individual committee or the Board, additional compensation will be reviewed by the Compensation Committee at that time.

The Non-Employee Director Compensation Policy provides that each non-employee director will receive an annual restricted stock unit (“RSU”) grant on the date of each annual meeting of stockholders at which the director is elected to the Board or continues to serve as a director, with the number of RSUs calculated by dividing $50,000 by the closing sale price for a share of the Company’s common stock on the Company’s principal stock exchange on the date of grant. Each such grant will vest in full on the earlier of one year after the date of grant or the date of the next year’s annual meeting of stockholders, provided the director remains a member of the Board as of the vesting date.

In addition, during 2021, in connection with the Business Combination, each non-employee director received an award of 7,142 RSUs with an effective grant date of March 11, 2021, the second trading day following public release of the Company’s financial results for the fourth quarter and full year 2020. These RSUs fully vested on November 20, 2021.

The Company reimburses directors’ reasonable expenses in connection with attending board and committee meetings.

 2021 Director Compensation Table

The following table presents the compensation for each person who served as a member of our Board of Directors during 2021.

Name	Fees Earned or Paid in Cash ($)	Stock Awards(1) ($)	Total ($)
Aditya Jha	63,000	99,989	162,989
Darryl T.F. McCall	55,000	99,989	155,489
Prashant Pathak	73,000	99,989	172,989
Rahul Petkar	43,000	99,989	142,989
Edwin J. Rigaud	38,000	99,989	137,989
Ann M. Schwister	65,500	99,989	165,489
Richard White	60,000	99,989	159,989

(1)	Amounts shown represent the aggregate grant date fair value, computed in accordance with Financial Accounting Standards Board (“FASB”) Accounting Standards Codification (“ASC”) Topic 718, of awards of RSUs granted in 2021, which include: (a) 7,142 RSUs granted to each director on March 11, 2021 in connection with the Business Combination, and (b) 8,116 RSUs granted to each director on June 8, 2021, pursuant to our Non-Employee Directors Compensation Policy. Each director held 8,116 unvested RSUs as of December 31, 2021.

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

The following includes a summary of transactions since January 1, 2021 to which we have been a party, in which the amount involved in the transaction exceeded $120,000, and in which any of our directors, executive officers or, to our knowledge, beneficial owners of more than 5% of our capital stock or any member of the immediate family of any of the foregoing persons had or will have a direct or indirect material interest, other than equity and other compensation, termination, change of control, and other arrangements, which are described under the section entitled “Executive Compensation.”

Certain Relationships with Directors and Stockholders

Stockholder Support Agreements

Concurrently with the execution of the Business Combination Agreement, Legacy entered into a Stockholder Support Agreement with each of Onyx’s stockholders (collectively, the “Stockholder Support Agreements”). Onyx’s minority stockholders were obligated to sign the Stockholder Support Agreements based on the majority stockholders’ use of drag-along provisions. The minority stockholders’ Stockholder Support Agreements were signed by the Onyx majority stockholder utilizing the power of attorney granted to it under the Stockholders Agreement. Pursuant to the Stockholder Support Agreements, the Onyx stockholders agreed not to transfer any of their shares of capital stock in Onyx (the “Onyx Shares”), until the earlier of the consummation of the First Merger, the termination of the Business Combination Agreement, or the termination of the Stockholder Support Agreements. The Onyx stockholders further agreed to, among other things, (i) vote their Onyx Shares (x) to approve the Business Combination Agreement, the Business Combination and any other transactions contemplated thereby, and (y) against any merger or other business combination transaction (other than the Business Combination) that would reasonably be expected to prevent or otherwise adversely affect the Business Combination and any other transactions contemplated thereby, (ii) appoint Legacy as its proxy and attorney-in-fact, with full power of substitution and re-substitution, to vote Onyx Shares in favor of the Business Combination, (iii) waive any dissenters rights to which the Onyx stockholders may have pursuant to the New Jersey Business Corporation Act, (iv) abstain from joining or commencing any action against any parties to the Business Combination Agreement, and (v) release all parties to the Business Combination Agreement from any and all claims, as well as waive or relinquish rights to claims against the parties to the Business Combination Agreement that the Onyx stockholders or any of their affiliates may have had in the past, may now have or may have in the future, subject to certain exceptions, as described therein, including without limitation, any rights related to the Stockholder Litigation (as defined in the Business Combination Agreement).

On October 3, 2020, counsel to the defendants in the Stockholder Litigation received a letter from counsel to the Onyx minority stockholders objecting to the use by Onyx Enterprises Canada Inc., Onyx’ majority stockholder, of the “drag-along right” under Section 4.5 of the Stockholders Agreement, and the proxy granted pursuant to Section 5.1 of the Stockholders Agreement to execute (i) the stockholder written consent, dated September 18, 2020, approving the Business Combination Agreement and (ii) the Stockholder Support Agreement, dated October 30, 2020, in each case on behalf of the minority stockholders. The letter also describes the Business Combination as unlawful and threatens further unspecified actions by the minority stockholders.

2020 Registration Rights Agreement

At the Closing, the Company and the Onyx stockholders receiving shares of Common Stock as consideration (the “Onyx Holders”) entered into the Registration Rights Agreement, dated November 20, 2020 (the “2020 RRA”), to provide the Onyx Holders with registration rights with respect to certain outstanding shares of Common Stock and any other equity security of the Company issued or issuable with respect to any such shares of Common Stock by way of a stock dividend or stock split or in connection with a combination of shares, recapitalization, merger, consolidation or reorganization.

Pursuant to the terms of the 2020 RRA, the Onyx Holders are entitled, after the expiration of a lock-up, to request (i) up to three written demands for registration, (ii) “piggy-back” registration in connection with any proposal of the Company to file a registration statement under the Securities Act and (iii) Form S-3 registrations, all subject to certain minimum requirements and customary conditions. The 2020 RRA provides for certain instances in which the Company may defer registration: if (A) during the period starting with the date 60 days prior to the Company’s good faith estimate of the date of the filing of, and ending on a date 120 days after the effective date of, an initiated registration by the Company and provided that the Company has delivered written notice to the Onyx Holders prior to receipt of a demand registration and it continues to actively employ, in good faith, all reasonable efforts to cause the applicable registration statement to become effective; (B) the Onyx Holders have requested an Underwritten Registration (as defined in the 2020 RRA) and the Company and the Onyx Holders are unable to obtain the commitment of underwriters to firmly underwrite the offer; or (C) in the good faith judgment of the Board such registration would be seriously detrimental to the Company and the Board concludes as a result that it is essential to defer the filing of such registration statement at such time. In connection with the Company’s obligation to register certain shares of Common Stock held by Legacy Acquisition Sponsor I LLC (the “Sponsor”) pursuant to the A&R Sponsor Support Agreement (as described below), the Onyx Holders requested a “piggy-back” registration pursuant to which the Company filed a registration statement on Form S-1 on January 29, 2021.

The 2020 RRA includes a lock-up period which provides that the Onyx Holders shall not transfer any shares of Common Stock issued to such Onyx Holder as part of the consideration for the Closing prior to the earlier of (i) the first anniversary of the Closing, (ii) the date, following the 180th day after the date of the Closing, on which the volume weighted average per share price (“VWAP”) of Common Stock equals or exceeds $15.00 per share (as adjusted for stock splits, stock dividends, reorganizations, recapitalizations and the like), (iii) the date, following the 270th day after the Closing, on which the VWAP of Common Stock equals or exceeds $13.00 per share (as adjusted for stock splits, stock dividends, reorganizations, recapitalizations and the like), or (iv) the Company’s completion of a liquidation, merger, stock exchange or other similar transaction that results in all of the Onyx Holders having the right to exchange their shares of Common Stock for cash, securities or other property.

A&R Sponsor Support Agreement

Concurrently with the execution of the Business Combination Agreement, the Sponsor, Legacy and the Stockholder Representative entered into a sponsor support agreement (the “Sponsor Support Agreement”). Pursuant to the Sponsor Support Agreement, the Sponsor agreed to, immediately prior to the Closing, (i) assign and transfer to Onyx for cancellation 3,000,000 shares of Legacy’s Class F common stock (the “Forfeited Shares”) and (ii) assign and transfer to Onyx for cancellation 14,587,770 of its private placement warrants to purchase shares of Legacy’s Class A common stock (the “Equity Reduction Warrants”), which excluded the Sponsor-Investor Private Warrants. The Forfeited Shares and the Equity Reduction Warrants were each forfeited as partial consideration for the Sponsor Deferred Shares (as defined below).

The Sponsor further agreed that (i) if the amount of funds available in the trust account established by Legacy for the benefit of its stockholders holding shares of Legacy’s Class A common stock, after giving effect to the exercise of redemption rights by the redeeming stockholders of Legacy, was less than $54,000,000, then immediately prior to the closing of the Business Combination, the Sponsor was to surrender and forfeit up to a maximum of 3,250,000 shares of Legacy’s Class F common stock (the “Equity Reduction Shares”), pursuant to a calculation described in the Sponsor Support Agreement and (ii) that if, and to the extent, that Legacy paid its transaction expenses from the trust account in excess of $16,400,000, then the Sponsor was to surrender and forfeit to Legacy up to a maximum of 3,250,000 shares of Legacy’s Class F common stock (the “Expense Reduction Shares”), pursuant to a calculation described in the Sponsor Support Agreement. In no event was the sum of the Expense Reduction Shares and the Equity Reduction Shares to exceed 3,250,000 shares of Legacy’s Class F common stock.

The Sponsor had the ability to earn back up to 50% of the sum of the number of Equity Reduction Shares and the number of Expense Reduction Shares based on the average trading share price of Common Stock over a 730 calendar day period immediately following the Closing (the “Sponsor Deferred Shares”).

On November 20, 2020, the Company entered into the Amended and Restated Sponsor Support Agreement (the “A&R Sponsor Support Agreement”) with the Sponsor and Shareholder Representative. Pursuant to the A&R Sponsor Support Agreement, prior to, and in connection with, the Closing, the Sponsor, among other things, (a) forfeited (i) 3,069,474 shares of Legacy’s Class F common stock and (ii) 14,587,770 warrants to purchase shares of Common Stock, (b) retained the rights to an aggregate of 4,430,526 shares of the Company’s Class F common stock, (c) assumed the obligation to pay the Buyer Transaction Expenses (as such term is defined in the Business Combination Agreement) and (d) retained the right to 1,502,129 shares of Common Stock should the Common Stock exceed $15.00 per share for any thirty-day trading period during the 730 calendar days after Closing. In addition, pursuant to the A&R Sponsor Support Agreement, 1,100,00 of the 4,430,526 shares of the Company’s Class F common stock retained by the Sponsor were retained in consideration of Sponsor’s contribution to Legacy of that certain direction notice provided by Onyx Enterprises Canada Inc. to Sponsor, which direction notice was paid to Onyx Enterprises Canada Inc., as the sole holder of the preferred stock of Onyx, as consideration for $11,000,000 of the Preferred Payment (as such terms are defined in the Business Combination Agreement) of $20,000,000 that was otherwise payable in cash. The Company agreed to use commercially reasonable efforts to register 2,700,000 shares of the Company’s Class F common stock retained by Sponsor.

Indemnification Agreements

In connection with the Closing, the Company entered into indemnification agreements as of November 20, 2020 (the “PARTS iD Indemnification Agreements”), with each of its officers and directors. Each PARTS iD Indemnification Agreement provides for indemnification by the Company of certain expenses, judgments, liabilities, settlement amounts and costs and the advancement of certain expenses, each to the fullest extent not prohibited by applicable law, relating to claims, suits or proceedings arising from the director’s or officer’s service to the Company.

Indemnification Claims

In 2015, each of Stanislav Royzenshteyn and Roman Gerashenko (the “Founder Stockholders”) entered into indemnification agreements (the “Founder Indemnification Agreements”) with Onyx, relating to the Founder Stockholders’ services as directors or officers.

In connection with certain legal proceedings involving certain of our stockholders (the “Stockholder Litigation”), Onyx Enterprises Canada Inc. and its principals (the “Investor Stockholder and Principals”) have made claims directly against the Company alleging that the Company has an obligation to indemnify certain individuals affiliated with the Investor Stockholder and Principals pursuant to the PARTS iD Indemnification Agreements signed by the Company and such individuals. In addition, the Founder Stockholders have tendered a demand for indemnification to the Company under the Founder Indemnification Agreements arising from certain claims asserted against them by the Investor Stockholder and Principals in the Stockholder Litigation. See “Election of Directors (Proposal No. 1)—Legal Proceedings” in this proxy statement and Note 5 of Notes to Consolidated Financial Statements in our Annual Report on Form 10-K for the year ended December 31, 2021, for more information on the Stockholder Litigation and the related indemnification claims.

Approval of Related Party Transactions

The charter of the Audit Committee contains the Company’s Related Party Transactions Policy (the “Policy”). The Policy sets forth the procedures to be followed by the Audit Committee in reviewing actual or potential related party transactions. Those procedures include consideration of whether the terms of the transaction are fair to the Company and on the same basis as would apply if the transaction did not involve a related party, whether there are business reasons for the Company to enter into the transaction, whether the transaction would impair the independence of an outside director, whether the transaction would present an improper conflict of interest for any director or executive officer and the extent of the related party’s interest in the transaction.

ANTI-HEDGING AND ANTI-PLEDGING POLICY

The Company’s Insider Trading Policy prohibits all Company directors and executive officers (including the Company’s named executive officers, or “NEOs”) from engaging in the following transactions: (i) purchasing Company securities on margin, or otherwise pledging Company securities, (ii) short sales of Company securities, (iii) buying or selling put or call options or other derivative securities based on Company securities, (iv) purchasing any financial instruments (including prepaid variable forward contracts, equity swaps, collars and exchange funds) or otherwise engaging in transactions that are designed to or have the effect of offsetting any decrease in the market value of equity securities either held, directly or indirectly, by the covered individual or granted by the Company as part of the compensation of the covered individual, and (v) engaging in limit orders or other pre-arranged transactions that execute automatically, except for “same-day” limit orders and approved 10b5-1 plans.

STOCK OWNERSHIP GUIDELINES

The Compensation Committee has established Stock Ownership Guidelines applicable to our directors and named executive officers. Under the guidelines, each covered individual is expected to own shares of the Company’s common stock with a value at least equal to the following: (i) for the Chief Executive Officer, two times his annual base salary; (ii) for the other named executive officers, one times his annual base salary; and (iii) for our non-employee directors, 2.5 times the annual non-chair Board retainer.

Shares counted for purposes of the ownership guidelines generally include shares owned directly and indirectly, as well as shares underlying full value awards subject to time-based vesting requirements, and the number of shares underlying “in-the-money” stock options with a value equal to the option spread, determined as of the most recent fiscal year end. Shares underlying unvested awards subject to performance-based vesting requirements and shares underlying unvested, out-of-the money stock options generally do not count towards the ownership requirements.

The applicable ownership level is to be achieved by the covered individuals within five years of when he or she becomes subject to the guidelines. Until an executive officer or director has achieved the applicable ownership level, he or she must retain at least 50% of the “net profit shares” resulting from any stock option exercise or from the exercise, vesting or settlement of any other form of equity-based compensation award.  “Net profit shares” refers to that portion of the number of shares subject to the exercise, vesting or settlement of an award that the individual would receive had he or she authorized us to withhold shares otherwise deliverable in order to satisfy any applicable exercise price or withholding taxes. The Compensation Committee is responsible for monitoring the application of the guidelines.

EXECUTIVE COMPENSATION

Overview

This compensation overview provides a summary of the Company’s compensation policies and programs, generally explains the Company’s compensation objectives, policies and practices with respect to its executive officers, and identifies the elements of compensation for each of the individuals identified in the following table, whom the Company refers to as its named executive officers, or “NEOs” for the fiscal year ended December 31, 2021.

Name	Principal Position
Antonino Ciappina	Chief Executive Officer
Kailas Agrawal	Chief Financial Officer
Ajay Roy	Chief Operating Officer

Compensation and Benefits Philosophy

The Company has designed its compensation and benefits as part of its overall human capital management strategy to facilitate its ability to attract, retain, reward and motivate a high performing executive team. The company’s compensation philosophy is based on a motivational plan to provide pay-for-performance (at both the individual and company levels), to enable the Company’s executive team to achieve the Company’s objectives successfully. The Company’s motivational plan is designed to achieve the following goals:

●	to reward principles that effect the success and accomplishment of the Company’s mission and goals;

●	to attract, motivate and retain a high performing executive team;

●	to recognize and reward individuals whose performance adds significant value to the Company; and

●	to support and encourage executive team performance.

Compensation Elements

In the year ended December 31, 2021, the Company’s executive compensation program consisted of the following elements:

●	base salary;

●	cash incentives;

●	equity-based compensation; and

●	benefits.

The Compensation Committee’s goal has been to set base compensation based upon financial and operating performance, each executive officer’s level of experience, and each executive officer’s current and expected future contributions to its results, in addition to providing competitive benefits. To emphasize the relationship between executive pay and the Company’s performance, the Compensation Committee provided for an annual cash incentive program based on 2021 performance. In addition, in 2021, the Compensation Committee granted RSUs and performance stock units (“PSUs”) to our executive officers. The Compensation Committee believes that this mix emphasizes performance, further aligning with our stockholders’ interests, and promotes retention.

Role of the Compensation Committee

The Compensation Committee reviews and approves the compensation of our executive officers. The Compensation Committee is solely composed of non-management directors, all of whom meet the independence requirements of applicable NYSE American rules.

Executive Compensation Determinations for 2021

Salary

Following the end of 2020, the Compensation Committee reviewed the base salaries of each of the named executive officers. While the Compensation Committee determined that the base salaries of the CFO and COO were appropriate in light of their duties and responsibilities, the Compensation Committee determined that the base salary of the CEO did not appropriately reflect his level of duties and responsibilities. In making this determination, the Compensation Committee took into account that no changes had been made to Mr. Ciappina’s base salary in connection with his assumption of the role of interim general manager in July of 2020 or in connection with his promotion to CEO in November 2020 in connection with the closing of the Business Combination. Accordingly, in April of 2021, the Compensation Committee approved an increase in Mr. Ciappina’s annual base salary from $300,000 to $400,000, effective retroactive to November 23, 2020.

Annual Incentive Plan

In early 2021, the Compensation Committee approved an annual incentive bonus program for the NEOs that would be earned based: (a) 56% on the achievement on Company organic net revenue (“Organic Net Revenue”); (b) 14% on organic adjusted cash flow (“Organic Adjusted Cash Flow”); and (c) 30% on the assessment of each participant’s individual contribution amount.

The Compensation Committee also established the target percentage by which the base salary of each NEO would be multiplied in order to determine the dollar amount that would be multiplied by the weighted percentage payout level applicable to each NEO following determination of such based on actual performance. The target amount for each named executive officer is set forth below:

NEO	Target Amount of 2021 Base Salary
Antonino Ciappina	50%
Kailas Agrawal	30%
Ajay Roy	30%

In early 2022, the Compensation Committee determined the degree to which Organic Net Revenue and Organic Adjusted Cash Flow were achieved, as well as the individual contribution amount for each NEO. The Compensation Committee determined that Organic Net Revenue (which for 2021, was the same as GAAP net revenue) was achieved at a level resulting in that metric consisting of 52.0% of the overall target amount; Organic Adjusted Cash Flow was such that no amounts were earned with respect to that metric; and the resulting percentage payout level relative to the target amount for the individual contributions was: Mr. Ciappina – 16.0%; Mr. Agrawal – 22.6%; and Mr. Roy – 22.9%. Based on these performance determinations, the following table sets forth the total annual bonus amount awarded to each NEO related to 2021:

NEO	2021 Bonus
Antonino Ciappina	$136,151
Kailas Agrawal	$67,208
Ajay Roy	$67,478

Equity Awards

A key component of an executive officer’s compensation is equity incentive awards, which are critical to focusing our executives on the Company’s long-term growth and creating stockholder value. The Compensation Committee grants equity awards under the PARTS iD, Inc. 2020 Equity Incentive Plan (the “2020 Plan”).

In April 2021, the Compensation Committee granted the following equity awards to the following NEOs:

NEO	RSUs	Target PSUs
Antonino Ciappina	130,000	130,000
Kailas Agrawal	125,000	125,000
Ajay Roy	125,000	125,000

The RSUs vest in three equal annual installments, subject to continued employment, on November 20, 2021, November 20, 2022 and November 20, 2023. The PSUs will be earned if and to the extent performance goals related to net revenue and adjusted cash flow targets are achieved over the three-year performance period of 2021-2023, subject to a requirement that Adjusted EBITDA for the performance period must be positive. Any earned PSUs will vest on the date on which the Compensation Committee certifies the degree to which the performance goals have been satisfied and the number of PSUs that have been earned.

Summary Compensation Table

The following table sets forth the total compensation for the Company’s NEOs earned or paid by Onyx prior to the Business Combination and by the Company after the Business Combination for the years ended December 31, 2021 and 2020:

Name and Principal Position	Year	Salary ($)	Bonus ($)(1)	Stock Awards ($)(2)	Non-Equity Incentive Plan Compensation ($)(3)	All Other Compensation ($)(4)	Total ($)
(a)	(b)	(c)	(d)	(e)	(g)	(i)	(j)
Antonino Ciappina	2021	409,241	—	2,085,200	136,151	—	2,630,592
Chief Executive Officer	2020	295,082	88,525	—	—	—	383,607

Kailas Agrawal(5)	2021	300,000	—	2,005,000	67,208	—	2,372,208
Chief Financial Officer	2020	180,657	136,247	—	—	9,758	326,662

Ajay Roy	2021	300,000	—	2,005,000	67,478	—	2,372,478
Chief Operating Officer	2020	300,000	90,000	—	—	—	390,000

(1)	Represents incentive compensation based on individual and organization-wide performance, including amounts earned related to the applicable year even if paid in the following year. In addition, for 2020, Mr. Agrawal received a signing bonus of $100,000 when he re-joined the Company.

(2)	Represents the aggregate grant date fair value of RSU and PSU awards granted during 2021, computed in accordance with FASB ASC Topic 718, which for RSUs was equal to the closing price of a share of our Common Stock on the date of grant, multiplied by the number of RSUs in the grant, and for PSUs was equal to the closing price of a share of our Common Stock on the date of grant, multiplied by the maximum number of PSUs that could be earned from the grant.

(3)	Represents amounts earned under our annual incentive plan for 2021, which was were paid shortly after the end of 2021.

(4)	For 2020, this amount represents payments to Mr. Agrawal for perquisite payments related to air travel, rental car and use of an apartment near Onyx’s headquarters while travelling for work in the U.S.

(5)	Mr. Agrawal was not employed by the Company from March 27, 2020 through August 5, 2020.

Outstanding Equity Awards at 2021 Fiscal Year End

The following table sets forth certain information regarding equity awards that have been granted to our NEOs and that were outstanding as of December 31, 2021:

	Stock Awards
Name	Grant Date	Number of Shares or Units of Stock That Have Not Vested (#)		Market Value of Shares or Units of Stock that Have Not Vested ($)(1)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)		Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)(1)
Antonino Ciappina	4/16/2021	86,667	(2)	211,467
	4/16/2021				130,000	(3)	317,200

Kailas Agrawal	4/16/2021	83,334	(2)	203,335
	4/16/2021				125,000	(3)	305,000

Ajay Roy	4/16/2021	83,334	(2)	203,335
	4/16/2021				125,000	(3)	305,000

(1)	Market value is calculated by multiplying the number of shares by $2.44, the closing sale price per share of our Common Stock on the NYSE American on December 31, 2021.

(2)	Represents RSUs that vest 50% on November 20, 2022 and 50% on November 20, 2023, subject to continued service on each vesting date.

(3)	Represents the maximum number of PSUs that can be earned based on the results of performance measures during the three-year performance period of 2021-2023. The PSUs will vest on the date on which the Compensation Committee certifies the degree to which the performance goals have been satisfied and the number of PSUs that have been earned.

Summary of Compensatory Arrangements with Named Executive Officers, Including Arrangements Upon a Termination or Change in Control

Employment Agreements

The Company entered into an at-will employment agreement with Mr. Ciappina on November 28, 2019 (the “Ciappina Employment Agreement”). Pursuant to the Ciappina Employment Agreement, Mr. Ciappina is entitled to an annual salary of $300,000, subject to potential increases. Additionally, Mr. Ciappina was eligible to earn cash incentive compensation of up to $90,000 per year based on performance related to individual and organization-wide metrics. Upon the completion of four years of continuous employment with the Company, Mr. Ciappina was also eligible to receive a lump-sum incentive payment of up to $325,000, with the actual amount to be paid to him to be determined based on the Company’s performance during the corresponding period. As contemplated by the Ciappina Employment Agreement, in connection with the Company’s adoption of the 2020 Plan and the Compensation Committee’s determination to utilize annual incentive bonuses as described above, further accruals of the lump-sum incentive payment have ceased. On July 10, 2020, in connection with the resignation of Mr. Royzenshteyn as CEO of the Company, Mr. Ciappina assumed the duties of interim general manager, and in November 2020, in connection with the Business Combination, Mr. Ciappina assumed the duties of CEO. The Ciappina Employment Agreement was not amended in 2020 in connection with Mr. Ciappina’s assumption of these duties, however, the Compensation Committee has approved extending Mr. Ciappina’s severance period from 90 to 180 days. Further, as described above, the Compensation Committee has increased Mr. Ciappina’s annual base salary to $400,000, retroactive to the date of his promotion to CEO, and has determined that his 2021 bonus opportunity was equal to 50% of his base salary.

The Company entered into an at-will employment agreement with Mr. Agrawal on August 4, 2020 (the “Agrawal Employment Agreement”). Pursuant to the Agrawal Employment Agreement, Mr. Agrawal is entitled to an annual salary of $300,000, subject to potential increases. Additionally, Mr. Agrawal may earn cash incentive compensation of up to $90,000 per year based on performance related to individual and organization-wide metrics. Upon the completion of two years of continuous employment with the Company, Mr. Agrawal was also eligible to receive a lump-sum incentive payment of up to $162,500, with the actual amount to be paid to him to be determined based on the Company’s performance during the corresponding period. As contemplated by the Agrawal Employment Agreement, in connection with the Company’s adoption of the 2020 Plan and the Compensation Committee’s determination to utilize annual incentive bonuses as described above, further accruals of the lump-sum incentive payment have ceased.

The Company entered into an at-will employment agreement with Mr. Roy on October 8, 2019 (the “Roy Employment Agreement”). Pursuant to the Roy Employment Agreement, Mr. Roy is entitled to an annual salary of $300,000, subject to potential increases. Additionally, Mr. Roy may earn cash incentive compensation of up to $90,000 per year based on performance related to individual and organization-wide metrics. Upon the completion of four years of continuous employment with the Company, Mr. Roy was also eligible to receive a lump-sum incentive payment of up to $350,000, with the actual amount to be paid to him to be determined based on the Company’s performance during the corresponding period. As contemplated by the Roy Employment Agreement, in connection with the Company’s adoption of the 2020 Plan and the Compensation Committee’s determination to utilize annual incentive bonuses as described above, further accruals of the lump-sum incentive payment have ceased.

Additionally, the Company, Mr. Ciappina, Mr. Agrawal or Mr. Roy may terminate the applicable employment agreement without cause by providing 30 days’ written notice to the applicable party. Further, the Company may terminate any of the applicable employment agreements for cause (as defined in each employment agreement) at any time. Upon termination, Mr. Ciappina, Mr. Agrawal and Mr. Roy would be due the following forms of compensation: (i) accrued and unpaid compensation; (ii) accrued and unpaid amounts for unused vacation; and (iii) any unreimbursed expenses payable in accordance with the applicable employment agreement.

In the event the Company terminates the applicable employment agreement without cause, subject to the named executive officer entering into a full release of all claims, the Company shall pay to the named executive officer the following number of additional days of salary: Mr. Ciappina: 180 days; Mr. Agrawal: 365 days; and Mr. Roy: 90 days.

Pursuant to each applicable employment agreement, Mr. Ciappina, Mr. Agrawal and Mr. Roy have agreed that, during the relevant period of employment and for two years after, each officer shall not (i) engage in any competing business within any state, country, region or locality in which the Company is operating or (ii) solicit any of the Company’s clients or hire any of the Company’s employees, contractors, agents, or business affiliates.

Equity Award Provisions

In general, any unvested RSUs and PSUs will be forfeited upon a named executive officer’s termination of employment for any reason, except that if a named executive officer’s employment is terminated by the Company without cause or by the named executive officer for good reason within twelve months following a change in control of the Company, all then-unvested RSUs and PSUs held by the named executive officer will vest. In addition, if a named executive officer retires after reaching age 65 with at least five years of service to the Company (taking into account service with predecessors) and after the first full year of the performance period has been completed, the named executive officer will be eligible to vest in his PSUs at the end of the performance period based on the Compensation Committee’s determination at the end of the performance period of the level at which the performance goals were achieved.

Retirement Plans; Non-Qualified Deferred Compensation Plans

The Company currently does not maintain any retirement or non-qualified deferred compensation plans for any of its employees.

Equity Compensation Plan Information

The following table summarizes the information about outstanding awards and available shares under the 2020 Plan, and available shares under the PARTS iD, Inc. 2020 Employee Stock Purchase Plan (the “ESPP”) as of December 31, 2021:  PARTS iD, Inc. 2020 Employee Stock Purchase Plan (the “ESPP” and, together with the 2020 Plan, the “Equity Plans”). There are 4,904,596 shares of Common Stock available for issuance under the 2020 Plan and 2,043,582 shares of Common Stock available for issuance under the ESPP.

Plan Category	Number of securities to be issued upon exercise of outstanding options, warrants and rights(1) (a)	Weighted-average exercise price of outstanding options, warrants and rights(2) (b)	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a)) (c)
Equity compensation plans approved by security holders(3)	2,170,033	—	3,985,797	(3)
Equity compensation plans not approved by security holders	—	—	—

(1)	Consists of RSUs and PSUs outstanding under the 2020 Plan. The number of PSUs included in this amount consists of the maximum number of shares which the participants are eligible to receive if applicable performance measures are fully achieved. The actual number of shares that will be issued under the PSUs depends on the performance over the applicable performance period.

(2)	RSUs and PSUs do not have an exercise price.

(3)	Consists of 1,942,215 shares available under the 2020 Plan and 2,043,582 shares available under the ESPP. The 2020 Plan provides for the grant of stock options, restricted stock, restricted stock units, performance shares, performance units, stock appreciation rights, other stock-based awards and cash awards, which may be granted to employees, directors and consultants of the Company. The ESPP has not yet been implemented.

AUDIT COMMITTEE REPORT AND PAYMENT OF FEES TO INDEPENDENT REGISTERED PUBLIC

ACCOUNTING FIRM

Report of the Audit Committee

The Audit Committee assists the Board in fulfilling its oversight responsibilities relating to the accuracy and integrity of the Company’s financial reporting, including the performance and the independence of the Company’s independent registered public accounting firm, WithumSmith+Brown, PC.  The responsibilities of our Audit Committee are set forth in our Audit Committee charter. The charter is available on our website at https://www.partsidinc.com/corporate-governance/governance-documents.  In the discharge of its responsibilities, the Audit Committee:

●	reviewed and discussed with management and WithumSmith+Brown, PC our audited financial statements for the fiscal year ended December 31, 2021;

●	discussed with WithumSmith+Brown, PC the matters required to be discussed by the applicable requirements of the Public Company Accounting Oversight Board (“PCAOB”) and the SEC;

●	received the written disclosures and the letter from WithumSmith+Brown, PC required by the applicable requirements of the PCAOB regarding WithumSmith+Brown, PC’s communications with the Audit Committee concerning independence; and

●	discussed with WithumSmith+Brown, PC their independence.

Based on the review and discussions noted above, the Audit Committee recommended to the Board that the audited financial statements be included in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2021 for filing with the SEC.

Audit Committee

Ann M. Schwister (Chair) Richard White Aditya Jha

Independent Registered Public Accounting Firm Fees and Services

The following table sets forth by fee category the aggregate fees for professional services rendered by WithumSmith+Brown, PC for the fiscal years ended December 31, 2021 and December 31, 2020:

	Year Ended
	December 31,	December 31,
	2021	2020
Audit Fees	$190,712	$124,803
Audit-Related Fees	—	—
Tax Fees	219,148	137,739
All Other Fees	—	—
Total	$409,860	$262,542

Audit Fees consist of fees for professional services rendered for the audit of the Company’s annual financial statements and for the review of the Company’s financial statements included in its quarterly reports on Form 10-Q.  These fees also include fees for services related to registration statement filings.

Audit-Related Fees consist of fees for professional services that are reasonably related to the audit or review of the Company’s financial statements but are not reported under “Audit Fees.”

Tax Fees consist of fees related to tax compliance, tax advice and tax planning services.

Policy on Audit Committee Pre-Approval

The Audit Committee has adopted a policy for pre-approval of all services to be provided by our independent registered public accounting firm, including audit services and permitted audit-related and non-audit services. Under the policy, the Chairman of the Audit Committee has also been delegated the authority to approve services up to a specified fee amount. The Chairman of the Audit Committee will report, for informational purposes only, any interim pre-approval decisions to the Audit Committee at its next scheduled meeting. The Audit Committee does not delegate its responsibilities to pre-approve services performed by the independent registered public accounting firm to our management. All of the services described in the above fee table were approved in conformity with the Audit Committee’s pre-approval process.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth information known to the Company regarding the beneficial ownership of the Common Stock as of April 18, 2022, by:

●	each person who is known by the Company to be the beneficial owner of more than five percent (5%) of the outstanding shares of the Common Stock;

●	each named executive officer and current director of the Company; and

●	all current executive officers and directors of the Company, as a group.

Beneficial ownership is determined according to the rules of the SEC, which generally provide that a person has beneficial ownership of a security if he, she or it possesses sole or shared voting or investment power over that security, including, if any, options, RSUs, warrants and other convertible securities that are currently exercisable or convertible, or vest or become exercisable or convertible within 60 days.

The beneficial ownership percentages set forth in the table below are based on 33,965,804 shares of Common Stock outstanding as of April 18, 2022.

Unless otherwise noted in the footnotes to the following table, and subject to applicable community property laws, the persons and entities named in the table have sole voting and investment power with respect to their beneficially owned Common Stock.

Name and Address of Beneficial Owner	Number of Shares of Class A Common Stock Beneficially Owned	Percentage of Outstanding Class A Common Stock %
Principal Stockholders:
Onyx Enterprises Canada Inc.(1)	14,240,187	41.9%
Roman Gerashenko(2)	6,055,385	17.8%
Stanislav Royzenshteyn(3)	6,055,385	17.8%
Directors and Named Executive Officers:
Prashant Pathak(4)	14,255,445	42.0%
Edwin J. Rigaud(5)	1,141,748	3.4%
Richard White(6)	1,063,743	3.1%
Darryl T.F. McCall(7)	1,059,446	3.1%
Antonino Ciappina	19,688	*
Kailas Agrawal	19,577	*
Ajay Roy	19,577	*
Aditya Jha(8)	17,258	*
Rahul Petkar(9)	16,458	*
Ann M. Schwister(10)	15,258	*
All current directors and executive officers as a group (12 persons)	15,828,706	46.5%

*Less	than 1%.

(1)	Information is based on a Schedule 13D filed with the SEC on January 14, 2021 and Form 4s filed by Mr. Pathak. The address of Onyx Enterprises Canada Inc. (“OEC”) is 2 Bloor Street W., Suite 2006, Toronto, Ontario, Canada M4W 3E2.
(2)	Information is based on a Schedule 13D/A filed with the SEC on April 20, 2021. The address of Mr. Gerashenko is P.O. Box 175, Wickatunk, New Jersey, 07765.

(3)	Information is based on a Schedule 13D/A filed with the SEC on April 20, 2021. The address of Mr. Royzenshteyn is P.O. Box 175, Wickatunk, New Jersey, 07765.
(4)	Consists of: (a) 7,142 shares of Common Stock held directly; (b) 8,116 RSUs that are scheduled to vest within 60 days of April 18, 2022; and (c) 14,240,187 shares of Common Stock held by OEC. Mr. Pathak serves as the President and a director of OEC. Mr. Pathak disclaims beneficial ownership of such shares, except to the extent of his pecuniary interest therein.
(5)	Consists of: (a) 219,489 shares of Common Stock held directly; (b) 8,116 RSUs that are scheduled to vest within 60 days of April 18, 2022; and (c) 914,143 shares of Common Stock held by Legacy Acquisition Sponsor I LLC over which Mr. Rigaud may share voting and investment power with Legacy Acquisition Sponsor I LLC. Mr. Rigaud is the managing member of Legacy Acquisition Sponsor I LLC and disclaims beneficial ownership of such shares held by Legacy Acquisition Sponsor I LLC, except to the extent of his pecuniary interest therein.
(6)	Consists of: (a) 141,484 shares of Common Stock held directly; (b) 8,116 RSUs that are scheduled to vest within 60 days of April 18, 2022; and (c) 914,143 shares of Common Stock held by Legacy Acquisition Sponsor I LLC. Mr. White is a member of Legacy Acquisition Sponsor I LLC and may be deemed to have beneficial ownership of shares of Common Stock owned by Legacy Acquisition Sponsor I LLC; however, Mr. White disclaims beneficial ownership of such shares held by Legacy Acquisition Sponsor I LLC, except to the extent of his pecuniary interest therein.
(7)	Consists of: (a) 137,187 shares of Common Stock held directly; (b) 8,116 RSUs that are scheduled to vest within 60 days of April 18, 2022; and (c) 914,143 shares of Common Stock held by Legacy Acquisition Sponsor I LLC. Mr. McCall is a member of Legacy Acquisition Sponsor I LLC and and may be deemed to have beneficial ownership of shares of Common Stock owned by Legacy Acquisition Sponsor I LLC; however, Mr. McCall disclaims beneficial ownership of such shares held by Legacy Acquisition Sponsor I LLC, except to the extent of his pecuniary interest therein.
(8)	Consists of: (a) 9,142 shares of Common Stock held directly; and (b) 8,116 RSUs that are scheduled to vest within 60 days of April 18, 2022.
(9)	Consists of: (a) 8,342 shares of Common Stock held directly; and (b) 8,116 RSUs that are scheduled to vest within 60 days of April 18, 2022.
(10)	Consists of: (a) 7,142 shares of Common Stock held directly; and (b) 8,116 RSUs that are scheduled to vest within 60 days of April 18, 2022.

DELINQUENT SECTION 16(a) REPORTS

Section 16(a) of the Securities Exchange Act of 1934 and the regulations promulgated thereunder require directors and certain officers and persons who own more than ten percent of any class of our voting securities to file reports of their ownership of our common stock and changes in their ownership with the SEC. Based on a review of reports filed by these reporting persons and written representations by our directors and executive officers, we believe that all of our directors, executive officers and persons who own more than ten percent of any class of our voting securities complied with all filing requirements applicable to them, other than two open market purchases of shares by Mr. Jha that were reported on a Form 4 filed two and three days late, and one open market purchase of shares by Mr. Rigaud that was reported on a Form 4 filed five business days late.

CHANGES IN AND DISAGREEMENTS WITH ACCOUNTANTS ON ACCOUNTING AND FINANCIAL DISCLOSURE

On December 22, 2020, following a review undertaken by the Audit Committee of the Board, the Audit Committee approved the engagement of WithumSmith+Brown, PC (“Withum”) to serve as the Company’s independent registered public accounting firm to audit the Company’s consolidated financial statements for the year ended December 31, 2020. Since 2017, Withum had served as the independent registered public accounting firm of Legacy.

Withum had also served as Onyx’s independent registered public accounting firm since 2016, but was not engaged to audit Onyx’s financial statements in connection with the Business Combination. In connection with the Business Combination, UHY LLP (“UHY”) served as Onyx’s independent registered public accounting firm, and it audited the balance sheets of Onyx as of December 31, 2019 and 2018, and the related statements of operations, changes in shareholders’ deficit, and cash flows for the years ended December 31, 2019, 2018, and 2017, and the related notes (collectively, the “Onyx Financial Statements”). The Company informed UHY that it would be replaced by Withum as the Company’s independent registered public accounting firm, effective on December 22, 2020.

The audit report of UHY on the Onyx Financial Statements did not contain an adverse opinion or a disclaimer of opinion and was not qualified or modified as to uncertainty, audit scope or accounting principles.

During fiscal 2018 and 2019, and through December 22, 2020, there were (i) no “disagreements” as that term is defined in Item 304(a)(1)(iv) of Regulation S-K with UHY on any matter of accounting principles or practices, financial statement disclosure or auditing scope or procedure, which disagreement(s), if not resolved to the satisfaction of UHY would have caused UHY to make reference to the subject matter of the disagreement(s) in connection with its report on the Onyx Financial Statements, and (ii) no “reportable events” as that term is defined in Item 304(a)(1)(v) of Regulation S-K.

As noted above, Withum had served as Legacy’s independent registered public accounting firm since 2017. Withum also had served as Onyx’s independent registered public accounting firm beginning in 2016, but it did not provide any auditing services to Onyx in connection with the Business Combination. During fiscal 2018 and 2019, and through December 22, 2020, Withum did not provide any services or consultations to the Company or Onyx, except pursuant to that for which it was engaged.

STOCKHOLDER PROPOSALS FOR 2023 ANNUAL MEETING

Stockholders interested in submitting a proposal for inclusion in our proxy statement for next year’s annual meeting must do so in compliance with applicable SEC rules and regulations. Under Rule 14a-8 adopted by the SEC, to be considered for inclusion in our proxy materials for our 2023 annual meeting, a stockholder proposal must be received in writing by our Corporate Secretary at our principal office set forth on the cover page of this proxy statement no later than December 30, 2022. If the date of our 2022 Annual Meeting is moved more than 30 days before or after the anniversary date of this year’s meeting, the deadline for inclusion of proposals in our proxy statement will instead be a reasonable time before we begin to print and mail our proxy materials next year. Any such proposals will also need to comply with the various provisions of Rule 14a-8, which governs the basis on which such stockholder proposals can be included or excluded from company-sponsored proxy materials.

In addition, our Bylaws contain advance notice provisions requiring a stockholder who wishes to present a proposal or nominate directors at our next annual meeting of stockholders (whether or not to be included in the proxy statement) to comply with certain requirements, including providing timely written notice thereof in accordance with our Bylaws. To be timely for our 2023 Annual Meeting of Stockholders, any such proposal must be delivered in writing to our Corporate Secretary at our executive offices in Cranbury, New Jersey, on or before March 16, 2023, but no earlier than February 14, 2023 (except that if the date of the 2023 Annual Meeting is more than 30 days before or more than 60 days after the anniversary date of the 2022 Annual Meeting, notice by the stockholder must be received not earlier than the close of business on the 120th day prior to the date of the 2023 Annual Meeting and not later than the close of business on the later of the 90th day before the date of the 2023 Annual Meeting or the 10th day following the day on which public announcement of the date of the 2023 Annual Meeting is first made by the Company). A copy of our Bylaws may be obtained upon written request directed to our Corporate Secretary at 1 Corporate Drive, Suite C, Cranbury, New Jersey 08512.

HOUSEHOLDING OF PROXY MATERIALS

The SEC’s proxy rules permit companies and intermediaries, such as brokers and banks, to satisfy delivery requirements for notices, proxy statements and annual reports with respect to two or more stockholders sharing the same address by delivering a single copy of such materials to those stockholders.  This method of delivery, often referred to as “householding,” should reduce the amount of duplicate information that stockholders receive and lower printing and mailing costs.  The Company and certain intermediaries will be householding notices, proxy statements and annual reports for stockholders of record in connection with our 2022 Annual Meeting.  This means that:

●	Only one notice, proxy statement and annual report will be delivered to multiple stockholders sharing an address unless you notify your broker or bank to the contrary;
●

You can contact the Company by calling (866) 909-6699 or by writing to Corporate Secretary, PARTS iD, Inc., 1 Corporate Dr., Ste C, Cranbury, NJ 08512, to request a separate copy of the notice, proxy statement and annual report for the 2021 Annual Meeting and for future meetings or, if you are currently receiving multiple copies, to receive only a single copy in the future, or you can contact your bank or broker to make a similar request; and

●

You can request delivery of a single copy of the notice, proxy statement and annual report from your bank or broker if you share the same address as another Company stockholder and your bank or broker has determined to household proxy materials.

OTHER MATTERS

Our Board knows of no matters other than those referred to in the accompanying Notice of Annual Meeting of Stockholders which may properly come before the Annual Meeting.  However, if any other matter should be properly presented for consideration and vote at the Annual Meeting or any adjournment(s) thereof, it is the intention of the persons named as proxies on the enclosed form of proxy card to vote the shares represented by all valid proxy cards in accordance with their judgment of what is in the best interest of the Company and its stockholders.

PARTS iD, Inc.

SCAN TO VIEW MATERIALS & VOTE

VOTE BY INTERNET
Before The Meeting - Go to **www.proxyvote.com or scan the QR Barcode above**

Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 p.m. Eastern Time the day before the meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

During The Meeting - Go to **www.virtualshareholdermeeting.com/ID2022**

You may attend the meeting via the Internet and vote during the meeting. Have the information that is printed in the box marked by the arrow available and follow the instructions.

VOTE BY PHONE - 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions up until 11:59 p.m. Eastern Time the day before the meeting date. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

D84454-P67101 KEEP THIS PORTION FOR YOUR RECORDS

DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

PARTS iD, INC.

The Board of Directors recommends you vote FOR the following:

1. Election of Directors

Class I Nominees:	**For**	**Withhold**
1a. Darryl T. F. McCall	☐	☐
1b. Rahul Petkar	☐	☐
1c. Ann M. Schwister	☐	☐

The Board of Directors recommends you vote FOR the following proposal:

	For	**Against**	**Abstain**
2. Ratification of the appointment of WithumSmith+Brown, PC as our independent registered public accounting firm for 2022.	☐	☐	☐

NOTE: In their discretion, the proxies are authorized to vote on any other business that may properly come before the meeting or at any and all adjournments or postponements thereof.

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

Signature [PLEASE SIGN WITHIN BOX] Date

Signature (Joint Owners) Date

D84455-P67101

PARTS iD, INC.
Annual Meeting of Stockholders
June 14, 2022 10:00 AM
This proxy is solicited by the Board of Directors

The stockholder(s) hereby appoint(s) Antonino Ciappina and Kailas Agrawal, or either of them, as proxies, each with the power to appoint his/her substitute, and hereby authorize(s) them to represent and to vote, as designated on the reverse side of this ballot, all of the shares of Class A common stock of PARTS iD, Inc. that the stockholder(s) is/are entitled to vote at the Annual Meeting of Stockholders to be held virtually at: www.virtualshareholdermeeting.com/ID2022, and any adjournment or postponement thereof.

This proxy, when properly executed, will be voted in the manner directed herein. If no such direction is made, this proxy will be voted in accordance with the Board of Directors' recommendations.

Continued and to be signed on reverse side

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 10-Q

☒ QUARTERLY REPORT PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934

For the quarterly period ended March 31, 2022

or

☐ TRANSITION REPORT PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934

Commission File Number: 001-38296

PARTS iD, INC.

(Exact Name of Registrant as Specified in Charter)

Delaware	81-3674868
(State or Other Jurisdiction of Incorporation or Organization)	(I.R.S. Employer Identification Number)

1 Corporate Drive, Suite C

Cranbury, New Jersey 08512

(Address of Principal Executive Offices, Zip Code)

Registrant’s telephone number, including area code: (609) 642-4700

Securities registered under Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Class A Common Stock, par value $0.0001 per share	ID	NYSE American

Indicate by check mark whether the registrant: (1) has filed all reports required to be filed by Section 13 or 15(d) of the Securities Exchange Act of 1934 during the preceding 12 months (or for such shorter period that the registrant was required to file such reports), and (2) has been subject to such filing requirements for the past 90 days. Yes ☒ No ☐

Indicate by check mark whether the registrant has submitted electronically every Interactive Data File required to be submitted pursuant to Rule 405 of Regulation S-T (§232.405 of this chapter) during the preceding 12 months (or for such shorter period that the registrant was required to submit such files). Yes ☒ No ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐
Non-accelerated filer	☒	Smaller reporting company	☒
		Emerging growth company	☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Indicate by check mark whether the registrant is a shell company (as defined in Rule 12b-2 of the Exchange Act). Yes ☐ No ☒

APPLICABLE ONLY TO CORPORATE ISSUERS:

Indicate the number of shares outstanding of each of the issuer’s classes of common stock, as of the latest practicable date: 33,965,804 shares of Class A common stock, $0.001 par value per share, outstanding on May 2, 2022.

i

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

All statements in this report that address events, developments or results that we expect or anticipate may occur in the future are “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended (the “Securities Act”), Section 21E of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) and the Private Securities Litigation Reform Act of 1995. The words “anticipate,” “believe,” “continue,” “could,” “estimate,” “expect,” “intends,” “project,” “forecast,” “may,” “might,” “plan,” “possible,” “potential,” “predict,” “project,” “should,” “seeks,” “scheduled,” or “will,” and similar expressions are intended to identify forward-looking statements. These statements relate to future periods, future events or our future operating or financial plans or performance, are made on the basis of management’s current views and assumptions with respect to future events, including management’s current views regarding the likely impacts of the COVID-19 pandemic and the conflict in Ukraine. Any forward-looking statement is not a guarantee of future performance and actual results could differ materially from those contained in the forward-looking statement. We operate in a changing environment where new risks emerge from time to time and it is not possible for us to predict all risks that may affect us, particularly those associated with the COVID-19 pandemic and the conflict in Ukraine, which have had wide-ranging and continually evolving effects. The forward-looking statements, as well as our prospects as a whole, are subject to risks and uncertainties that could cause actual results to differ materially from those set forth in the forward-looking statements. These risks and uncertainties include, without limitation:

●	the ongoing conflict between Ukraine and Russia has affected and may continue to affect our business;

●	competition and our ability to counter competition, including changes to the algorithms of Google and other search engines and related impacts on our revenue and advertisement expenses;

●	the impact of health epidemics, including the COVID-19 pandemic, on our business and the actions we may take in response thereto;

●	disruptions in the supply chain and associated impacts on demand, product availability, order cancellations and cost of goods sold including inflation;

●	difficulties in managing our international business operations, particularly in the Ukraine, including with respect to enforcing the terms of our agreements with our contractors and managing increasing costs of operations;

●	changes in our strategy, future operations, financial position, estimated revenue and losses, product pricing, projected costs, prospects and plans;

●	the outcome of actual or potential litigation, complaints, product liability claims, or regulatory proceedings, and the potential adverse publicity related thereto;

●	the implementation, market acceptance and success of our business model, expansion plans, opportunities and initiatives, including the market acceptance of our planned products and services;

●	developments and projections relating to our competitors and industry;

●	our expectations regarding our ability to obtain and maintain intellectual property protection and not infringe on the rights of others;

●	our ability to maintain and enforce intellectual property rights and our ability to maintain our technology position;

●	our future capital requirements;

●	our ability to raise capital and utilize sources of cash;

●	our ability to obtain funding for our operations;

●	changes in applicable laws or regulations;

●	the effects of current and future U.S. and foreign trade policy and tariff actions;

●	disruptions in the marketplace for online purchases of aftermarket auto parts;

●	costs related to operating as a public company; and

●	the possibility that we may be adversely affected by other economic, business, and/or competitive factors.

See also the section titled “Risk Factors” (refer to Part II, Item 1A of this report and Part I, Item 1A in our Annual Report on Form 10-K for the year ended December 31, 2021), and subsequent reports and registration statements filed from time to time with the Securities and Exchange Commission (the “SEC”), for further discussion of certain risks and uncertainties that could cause actual results and events to differ materially from our forward-looking statements. Readers of this report are cautioned not to rely on these forward-looking statements, since there can be no assurance that these forward-looking statements will prove to be accurate. Forward-looking statements speak only as of the date they are made, and we expressly disclaim any intention or obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. This cautionary note is applicable to all forward-looking statements contained in this report.

ii

PART I

Item 1. Financial Statements

1

PARTS iD, INC.

Condensed Consolidated Balance Sheets

As of March 31, 2022 and December 31, 2021

	March 31, 2022 (Unaudited)	December 31, 2021
ASSETS
Current assets
Cash	$15,827,503	$23,203,230
Accounts receivable	3,090,131	2,157,108
Inventory	5,972,282	5,754,748
Prepaid expenses and other current assets	5,534,506	4,874,704
Total current assets	30,424,422	35,989,790

Property and equipment, net	14,024,686	13,700,876
Intangible assets	262,966	262,966
Deferred tax assets	3,195,973	2,314,907
Operating lease right-of-use	1,074,390	-
Other assets	267,707	267,707
Total assets	$49,250,144	$52,536,246
LIABILITIES AND SHAREHOLDERS’ DEFICIT
Current liabilities
Accounts payable	$35,606,725	$40,591,938
Customer deposits	17,941,597	15,497,857
Accrued expenses	6,948,508	6,221,330
Other current liabilities	4,046,351	3,930,841
Operating lease liabilities	680,173	-
Total current liabilities	65,223,354	66,241,966

Other non-current liabilities
Operating lease, net of current portion	394,217	-
Total liabilities	65,617,571	66,241,966

COMMITMENTS AND CONTINGENCIES (Note 6)

SHAREHOLDERS’ DEFICIT
Preferred stock, $0.0001 par value per share;
1,000,000 shares authorized and 0 issued and outstanding	-	-
Common stock, $0.0001 par value per share;
10,000,000 Class F shares authorized and 0 issued and outstanding	-	-
100,000,000 Class A shares authorized and 33,965,804 issued and outstanding, as of March 31, 2022 and December 31, 2021	3,396	3,396
Additional paid in capital	8,265,021	6,973,541
Accumulated deficit	(24,635,844)	(20,682,657)
Total shareholders’ deficit	(16,367,427)	(13,705,720)
Total liabilities and shareholders’ deficit	$49,250,144	$52,536,246

The accompanying notes are an integral part of these condensed consolidated financial statements.

2

PARTS iD, INC.

Condensed Consolidated Statements of Operations

For the three months ended March 31, 2022 and 2021 (Unaudited)

	Three Months Ended March 31, 2022	Three Months Ended March 31, 2021

Net revenue	$94,892,148	$109,073,628
Cost of goods sold	76,397,920	86,240,019

Gross profit	18,494,228	22,833,609

Operating expenses:
Advertising	9,701,292	10,499,386
Selling, general and administrative	11,672,727	11,358,707
Depreciation	1,954,462	1,773,773
Total operating expenses	23,328,481	23,631,866
Loss from operations	(4,834,253)	(798,257)

Interest expense	-	6,490
Loss before income tax benefit	(4,834,253)	(804,747)
Income tax benefit	(881,066)	(159,934)
Net loss	$(3,953,187)	$(644,813)

Loss per common share
Loss per share (basic and diluted)	$(0.12)	$(0.02)
Weighted average number of shares (basic and diluted)	33,965,804	32,873,457

The accompanying notes are an integral part of these condensed consolidated financial statements.

3

PARTS iD, INC.

Condensed Consolidated Statements of Changes in Shareholders’ Deficit

For the three months ended March 31, 2022 and 2021 (Unaudited)

	Class A Common Stock		Additional Paid In	Accumulated Deficit	Total Shareholders’
	Shares	Amount	Capital	Amount	Deficit
Balance at January 1, 2021	32,873,457	$3,287	$-	$(12,719,857)	$(12,716,570)
Share based compensation	-	-	28,824	-	28,824
Net loss	-	-	-	(644,813)	(644,813)
Balance at March 31, 2021	32,873,457	$3,287	$28,824	$(13,364,670)	$(13,332,559)

Balance at January 1, 2022	33,965,804	$3,396	$6,973,541	$(20,682,657)	$(13,705,720)
Share based compensation	-	-	1,291,480	-	1,291,480
Net loss	-	-	-	(3,953,187)	(3,953,187)
Balance at March 31, 2022	33,965,804	$3,396	$8,265,021	$(24,635,844)	$(16,367,427)

The accompanying notes are an integral part of these condensed consolidated financial statements.

4

PARTS iD, INC.

Condensed Consolidated Statements of Cash Flows

For the three months ended March 31, 2022 and 2021 and 2020 (Unaudited)

	Three Months Ended March 31, 2022	Three Months Ended March 31, 2021

Cash Flows from Operating Activities:
Net loss	$(3,953,187)	$(644,813)
Adjustments to reconcile net loss to net cash (used in) provided by operating activities:
Depreciation	1,954,462	1,773,773
Deferred tax benefit	(881,066)	-
Amortization of right-of-use-assets	248,391	-
Share based compensation expense	867,370	28,824
Changes in operating assets and liabilities:
Accounts receivable	(933,023)	(1,812,046)
Inventory	(217,534)	(3,399,458)
Prepaid expenses and other current assets	(659,802)	1,717,564
Accounts payable	(4,985,213)	5,641,863
Customer deposits	2,443,740	11,080,694
Accrued expenses	727,178	1,298,977
Operating lease liabilities	(248,391)	-
Other current liabilities	115,510	1,332,584
Net cash (used in) provided by operating activities	(5,521,565)	17,017,962

Cash Flows from Investing Activities:
Purchase of property and equipment	(16,200)	(13,099)
Website and software development costs	(1,837,962)	(1,759,175)
Net cash used in investing activities	(1,854,162)	(1,772,274)

Cash Flows from Financing Activities:
Principal paid on notes payable	-	(5,156)
Net cash used in financing activities	-	(5,156)

Net change in cash	(7,375,727)	15,240,532
Cash, beginning of period	23,203,230	22,202,706
Cash, end of period	$15,827,503	$37,443,238

Supplemental disclosure of cash flows information:
Operating cash outflow from operating leases	$249,838	$-
Cash paid for interest	$-	$6,490
Cash paid for income taxes	$-	$4,000

The accompanying notes are an integral part of the condensed consolidated financial statements.

5

PARTS iD, Inc.

Notes to Unaudited Condensed Consolidated Financial Statements

Note 1 – Organization and Description of Business

Description of Business

PARTS iD, Inc., a Delaware corporation (the “Company,” “PARTS iD,” “we” or “us”), is a technology-driven, digital commerce company focused on creating custom infrastructure and unique user experiences within niche markets. PARTS iD has a product portfolio comprising more than 18 million SKUs, an end-to-end digital commerce platform for both digital commerce and fulfillment, and a virtual shipping network comprising over 2,500 locations, over 5,000 active brands, and machine-learning algorithms for complex fitment industries such as vehicle parts and accessories. Management believes that the Company is a market leader and proven brand-builder, fueled by its commitment to delivering an engaging shopping experience; comprehensive, accurate and varied product offerings; and continued digital commerce innovation.

References herein to the “Business Combination” refer to business combination that closed on November 20, 2020, resulting in the Company’s current corporate composition.

Note 2 – Summary of Significant Accounting Policies

Basis of Presentation and Principles of Consolidation

The consolidated financial statements are presented in U.S. dollars and have been prepared in conformity with accounting principles generally accepted in the United States of America (“GAAP”). Any reference in these notes to applicable guidance is meant to refer to the authoritative GAAP as found in the Accounting Standards Codification (“ASC”) and as amended by Accounting Standards Updates (“ASU”) of the Financial Accounting Standards Board (“FASB”).

In the opinion of management, the accompanying unaudited condensed consolidated financial statements include all adjustments, consisting of only normal recurring adjustments, necessary for a fair statement of the financial position, results of operations and cash flows for the interim periods presented.  The December 31, 2021, condensed consolidated balance sheet data was derived from audited financial statements, but does not include all disclosures required by GAAP.  Results for interim periods should not be considered indicative of results for any other interim period or for the full year.

The consolidated financial statements include the accounts of PARTS iD, Inc. and its wholly-owned subsidiary PARTS iD, LLC. All intercompany accounts and transactions have been eliminated in consolidation.

Use of Estimates

The preparation of financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenue and expenses during the reporting period. Critical accounting estimates are estimates for which (a) the nature of the estimate is material due to the level of subjectivity and judgment necessary to account for highly uncertain matters or the susceptibility of such matters to change and (b) the impact of the estimate on financial condition or operating performance is material. The Company’s critical accounting estimates and assumptions affecting the financial statements include revenue recognition, return allowances, allowance for doubtful accounts, depreciation, inventory valuation, valuation of deferred income tax assets and the capitalization and recoverability of software development costs.

Recently Adopted Accounting Pronouncements

On January 1, 2022, the Company adopted ASC 842 – Leases (“ASC 842”), which requires lessees to record right-of-use (“ROU”) assets and related lease obligations on the balance sheet, as well as disclose key information regarding leasing arrangements. The Company adopted the standard by applying the new transition alternative (ASU 2018-11) where an entity initially applies the new standard to all existing leases at the adoption date without restatement to prior periods. Adoption of the new standard resulted in no adjustment to the opening balance of retained earnings as of the adoption date but did result in the recognition of ROU assets and related lease obligations as of January 1, 2022 of $1,322,781. The adoption of this standard did not have a significant impact on the Company’s operating results or cash flows.

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The Company elected the package of practical expedients which permits a lessee to not reassess under the new standard its prior conclusions regarding lease identification, lease classification and initial direct costs. The Company did not elect the practical expedient which permits the use of hindsight when determining the lease term and assessing ROU assets for impairment.

As permitted by the transition guidance, the Company used the remaining lease term as of the date of adoption of the standard to estimate discount rates. As permitted by the standard, the Company elected, for all asset classes, the short-term lease exemption. A short-term lease is a lease that, at the commencement date, has a term of twelve months or less and does not include an option to purchase the underlying asset.

 The Company generally leases office and certain equipment under noncancelable agreements. Upon each agreement’s commencement date, the Company determines if the agreement is part of an arrangement that is or that contains a lease, determines the lease classification, and recognizes ROU assets and lease liabilities for all leases except for leases with terms of 12 months or less. Lease liabilities and their corresponding ROU assets are recorded based on the present value of lease payments over the expected lease term at the lease commencement date.

The Company used an estimated incremental borrowing rate (“IBR”) based on the information available at the commencement date of the respective lease to determine the present value of future payments as most of our leases do not provide an implicit rate. The incremental borrowing rate represents an estimate of the interest rate the Company would incur at lease commencement to borrow an amount equal to the lease payments on a collateralized basis over the term of a comparable lease.

Lease expense for minimum lease payments is recognized on a straight-line basis over the lease term. The Company’s lease terms may include options to extend or terminate the lease when it is reasonably certain that we will exercise that option.

The Company reviews ROU assets for impairment whenever events or changes in circumstances indicate that the carrying amount of the ROU asset may not be recoverable. When such events occur, we compare the carrying amount of the ROU asset to the undiscounted expected future cash flows related to the ROU asset. If the comparison indicates that an impairment exists, the amount of the impairment is calculated as the difference between the excess of the carrying amount over the fair value of the ROU asset. If a readily determinable market price does not exist, fair value is estimated using discounted expected cash flows attributable to the ROU asset.

Certain Significant Risks and Uncertainties

In February 2022, the Russian Federation launched a full-scale invasion against Ukraine, and sustained conflict and disruption in the region is ongoing. The Company’s engineering and product data development team as well as back office and part of its customer service center are located in Ukraine. The Company’s ability to maintain adequate liquidity for its operations is dependent upon a number of factors, including its revenue and earnings, the impacts of COVID-19 and Russian-Ukraine conflict on macroeconomic conditions, and its ability to take further cost savings and cash conservation measures if necessary. The conflict could have a material adverse effect upon the Company.

Significant Accounting Policies

There have been no significant changes from the significant accounting policies disclosed in Note 2 of the “Notes to Consolidated Financial Statements” included in our Annual Report on Form 10-K for the year ended December 31, 2021 (our “2021 Form 10-K”).

Note 3 – Property and equipment

Property and equipment consisted of the following as of:

	March 31, 2022	December 31, 2021
Website and software development	$45,527,865	$43,265,793
Furniture and fixtures	851,926	851,926
Computers and electronics	1,001,625	994,925
Vehicles	439,662	430,162
Leasehold improvements	237,190	237,190
Video and equipment	176,903	176,903
Total - Gross	48,235,171	45,956,899
Less: accumulated depreciation	(34,210,485)	(32,256,023)
Total - Net	$14,024,686	$13,700,876

Depreciation of property and equipment for the three months ended March 31, 2022 and 2021 amounted to $1,954,462 and $1,773,773, respectively.

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Note 4 – Leases

Operating Leases

The Company has lease arrangements for office spaces and an equipment lease. These leases expire at various dates through 2024.

As of and for the Three Months Ended March 31, 2022

Operating Lease Expense	$248,391

Additional Lease information:
Weighted average remaining lease term-operating leases (in years)	1.60
Weighted average discount rate-operating leases	7%

Future minimum lease payments under non-cancellable leases as of March 31, 2022, were as follows:

April 1, 2022 to March 31, 2023	$710,952
April 1, 2023 to March 31, 2024	441,534
Thereafter	-
Total future minimum lease payments	$1,152,486
Less portion representing interest	78,096
Present value of lease obligations	$1,074,390
Less current portion of lease obligations	680,173
Long term portion of lease obligations	$394,217

Note 5 – Shareholders’ Deficit

Preferred Stock

As of March 31, 2022, the Company had authorized for issuance a total of 1,000,000 shares of preferred stock, par value of $0.0001 per share (“Preferred Stock”). As of March 31, 2022 and 2021, no shares of Preferred Stock were issued or were outstanding. The Certificate of Incorporation of the Company authorizes the Board to fix the voting rights, if any, designations, powers, preferences and relative, participating, optional, special, and other rights at the time of issue of any Preferred Stock.

Common Stock

As of March 31, 2022 and 2021, the Company had 33,965,804 and 32,873,457, respectively, shares of Class A common stock outstanding. As of March 31, 2022 and 2021, the Company had reserved 6,905,830 and 7,998,178, respectively, shares of Class A common stock for issuance as follows:

	Nature of Reserve	As of March 31, 2022	As of March 31, 2021
a.	Indemnification reserve: Upon the expiration of the indemnification period of two years as described in the Business Combination agreement, subject to the payments of indemnity claims, if any, the Company will issue up to 750,000 shares to former Onyx shareholders	750,000	750,000
b.	Adjustment reserve: Upon finalizing the merger consideration, in 2021, the Company issued 299,999 shares to former Onyx shareholders	-	300,000
c.	EIP reserve: Shares reserved for future issuance under the stockholder approved Parts iD, Inc. 2020 Equity Incentive Plan	4,112,248	4,904,596
d	ESPP reserve: Shares reserved for future issuance under the stockholder approved Parts iD, Inc. 2020 Employee Stock Purchase Plan	2,043,582	2,043,582
	Total shares reserved for future issuance	6,905,830	7,998,178

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Further, pursuant to the Business Combination agreement, the sponsor has a right to 1,502,129 shares of Class A common stock should its price exceed $15.00 per share for any thirty-day trading period during the 730 calendar days after the effective date of the Business Combination.

Note 6 - Commitments and Contingencies

As of March 31, 2022, there were no material changes to the Company’s legal matters and other contingencies disclosed in the Note 5 of the “Notes to Consolidated Financial Statements” included in our 2021 Form 10-K.

Note 7 - Stock-Based Compensation

During the three months ended March 31, 2022, and 2021, selling, general and administrative expenses included $867,370 and $28,824 of stock-based compensation expense, respectively.

During the three months ended March 31, 2022 and 2021, the Company capitalized $424,110 and $0, respectively, of stock-based compensation expense associated with awards issued to consultants who are directly associated with and who devote time to our internal-use software.

Equity Incentive Plan

In October 2020, in connection with the Business Combination, the Company’s stockholders approved the Parts iD, Inc. 2020 Equity Incentive Plan (the “2020 EIP”). The 2020 EIP became effective immediately upon the closing of the Business Combination. As of March 31, 2022 and 2021, of the 4,904,596 shares of Class A common stock reserved for issuance under the 2020 EIP in the aggregate, 4,112,248 shares remained available for issuance.

The 2020 EIP provides for the grant of stock options, restricted stock, restricted stock units (“RSUs”), performance shares, performance units (“PSUs”), stock appreciation rights, other stock-based awards and cash awards (collectively “awards”). The awards may be granted to employees, directors and consultants of the Company.

Restricted Stock Units

The following table summarizes the activity related to RSUs during the three months ended March 31, 2022:

	Restricted Stock Units	Weighted Average Grant Date Fair Value
Unvested balance at January 1, 2022	1,551,033	$6.52
Granted	38,000	$2.20
Vested	-	-
Forfeited	(4,000)	$7.22
Unvested balance at March 31, 2022	1,585,033	$6.41

As of March 31, 2022, approximately $8.1 million of unamortized stock-based compensation expense was associated with outstanding RSUs, which is expected to be recognized over a remaining weighted average period of 1.62 years.

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Performance Based Restricted Stock Units

The following table summarizes the activity related to PSUs during the three months ended March 31, 2022:

PSU Type	Balance at January 1, 2022	Granted	Forfeited	Balance at March 31, 2022
Net revenue based	495,200	29,600	(1,600)	523,200
Weighted average grant date fair value	$8.00	$2.20	$7.22	$7.67
Cash flow based	123,800	7,400	(400)	130,800
Weighted average grant date fair value	$2.44	$2.14	$2.14	$2.14
Total	619,000	37,000	(2,000)	654,000

As of March 31, 2022, approximately $1.4 million of unamortized stock-based compensation expense was associated with outstanding PSUs, which is expected to be recognized over a weighted average period of 1.81 years.

Employee Stock Purchase Plan

In October 2020, in connection with the Business Combination, the Company’s stockholders approved the Parts iD, Inc. 2020 Employee Stock Purchase Plan (the “2020 ESPP”). There are 2,043,582 shares of Class A common stock available for issuance under the 2020 ESPP. The 2020 ESPP became effective immediately upon the closing of the Business Combination, but it has not yet been implemented. As of March 31, 2022, no shares had been issued under the 2020 ESPP.

Note 8 – Income Taxes

For the three months ended March 31, 2022, and 2021, the effective income tax rate of (18.23)% and (19.87)%, respectively, differs from the federal statutory rate of 21% primarily due to the effect of state income taxes, share-based compensation and expenses not deductible for income tax purposes.

On March 27, 2020, the Coronavirus Aid, Relief, and Economic Security Act (“CARES Act”) was enacted in the United Sates. The CARES Act contains several tax provisions, including modifications to the net operating loss (“NOL”) and business interest limitations as well as a technical correction to the recovery period for qualified improvement property. The Company has evaluated these provisions in the CARES Act and does not expect a material impact to its tax provision, except for the 80% of taxable income limitation in the future on the utilization of the Company’s NOLs.

The Company does not currently anticipate any significant increase or decrease of the total amount of unrecognized tax benefits within the next twelve months.

None of the Company’s U.S. federal or state income tax returns are currently under examination by the Internal Revenue Service (the “IRS”) or state authorities. However, fiscal years 2017 and later remain subject to examination by the IRS and respective states.

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Item 2. Management’s Discussion and Analysis of Financial Condition and Results of Operations

The following management’s discussion and analysis of financial condition and results of operations should be read together with our unaudited condensed consolidated financial statements, together with the related notes thereto, included in Part I, Item 1 of this Quarterly Report on Form 10-Q, as well as our audited consolidated financial statements included in our Annual Report on Form 10-K for the year ended December 31, 2021 (our “2021 Form 10-K”).

Overview

PARTS iD, Inc. is a technology-driven, digital commerce company focused on creating custom infrastructure and unique user experiences within niche markets. The success of the Company has inspired pursuit of our long-term strategy to scale into similar markets via our proprietary built, modular digital commerce technology platform. While our core focus continues to be automotive, in August 2018, we launched seven additional verticals (including BOATiD.com, MOTORCYCLEiD.com, CAMPERiD.com and more) which demonstrate the fungibility of our technology platform. These verticals address similar market challenges and focus on the enthusiasts’ needs through our seamless shopping experience using proprietary tools and techniques.

Although the COVID-19 pandemic has caused economic disruptions on a global scale, and created significant uncertainty, we believe it increased the adoption of online shopping by consumers and, for periods during which stimulus payments were disbursed by the government, particularly between April 2020 and April 2021, increased demand for the products of the Company with a positive effect on our revenue and profitability. However, there was a decline in traffic after the first quarter of 2021, primarily due to an increase in the average cost-per-click in the Company’s search advertising programs and lower consumer discretionary spend that adversely impacted marketing productivity.

COVID-19 and related containment measures have disrupted the supply chain, negatively affecting the Company and our industry. In the first quarter of 2022, continued spikes in the price of materials, low in-stock rates by our key suppliers, workforce shortages and shipping and seaport delays led to increases in the cost of goods sold, which negatively impacted gross margins of the Company. Supply chain challenges increased order cancellations and shipping costs. Our real-time multi-sourced inventory model helped us mitigate some of the risk by sourcing certain products from secondary and tertiary sources, but these measures resulted in increased costs. We continue to pass a portion of the increased costs through to our customers, while balancing the need to maintain price competitiveness.

Management continues to focus on efforts to drive growth, including product cultivation, vendor optimization, distribution network expansion and marketing diversification with a greater emphasis on the additional adjacent verticals, original equipment (“OE”) and repair parts businesses. We have also been focused on increasing our presence in the DIFM (Do-It-For-Me) segment of the automotive aftermarket industry. More than 5,000 new locations have been added to our tire installation network, an important step in our efforts to build an omnichannel customer experience and attract customers in the $225+ billion DIFM segment to our platform.

Russian-Ukrainian Conflict

In February 2022, the Russian Federation launched a full-scale invasion against Ukraine, and sustained conflict and disruption in the region is ongoing. The Company’s engineering and product data development team as well as back office and part of its customer service center are located in Ukraine. The conflict could have a material adverse effect upon the Company.

Since the onset of the active conflict in February, most the Company’s contractors have been able to continue their work, although at a reduced capacity and/or schedule.  The Company’s websites and call centers have continued to function but could be more negatively impacted in the future.  Some of the Company’s contractors have moved outside of Ukraine to neighboring countries where they continue to work remotely.  Some of the Company’s contractors who have remained in Ukraine have moved to other areas in Ukraine, but their ability to continue work is subject to significant uncertainty and potential disruptions.

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The situation is highly complex and continues to evolve. The Company cannot provide any assurance that its outsourced teams in Ukraine will be able to provide efficient and uninterrupted services, which could have an adverse effect on the Company’s operations and business. In addition, the Company’s ability to maintain adequate liquidity for our operations is dependent on a number of factors, including our revenue and earnings, which could be significantly impacted by the conflict in Ukraine. Further, any major breakdown or closure of utility services or any major threat to civilians or international banking disruption could materially impact the operations and liquidity of the Company.

Key Financial and Operating Metrics

We measure our business using financial and operating metrics, as well as non-GAAP financial measures. See “Results of Operations – Non-GAAP Financial Measures” below for more information on non-GAAP financial measures. We monitor several key business metrics to evaluate our business, measure our performance, develop financial forecasts and make strategic decisions, including the following:

Traffic and Engagement Metrics

For the Three Months Ended March 31,

	2022	2021	Change	% Change
Number of Users	32,529,076	34,535,770	(2,006,694)	(5.8)%
Number of Sessions	55,104,987	64,749,311	(9,644,324)	(14.9)%
Number of Pageviews	210,003,667	285,876,353	(75,872,686)	(26.5)%
Pages/Session	3.81	4.42	(0.60)	(13.7)%
Average Session Duration	00:02:59	00:03:26	(0:00:29)	(13.9)%

We use the metrics above to gauge our ability to acquire targeted traffic and keep users engaged. This information informs us of how effective our proprietary technology, data, and content is, and helps us define our strategic roadmap and key initiatives.

Results of Operations

	Three months ended March 31,				Change
	2022	% of Rev.	2021	% of Rev.	Amount	%
Revenue, net	$94,892,148		$109,073,628		$(14,181,480)	(13.0)%
Cost of goods sold	76,397,920	80.5%	86,240,019	79.1%	(9,842,099)	(11.4)%
Gross profit	18,494,228	19.5%	22,833,609	20.9%	(4,339,381)	(19.0)%
Gross Margin	19.5%		20.9%
Operating expenses
Advertising	9,701,292	10.2%	10,499,386	9.6%	(798,094)	(7.6)%
Selling, general & administrative	11,672,727	12.3%	11,358,707	10.4%	314,020	2.8%
Depreciation	1,954,462	2.1%	1,773,773	1.6%	180,689	10.2%
Total operating expenses	23,328,481	24.6%	23,631,866	21.7%	(303,385)	(1.3)%
Loss from operations	(4,834,253)	(5.1)%	(798,257)	(0.7)%	(4,035,996)	505.6%
Interest expense	-	0.0%	6,490	0.0%	(6,490)	(100.0)%
Loss before income tax	(4,834,253)	(5.1)%	(804,747)	(0.7)%	(4,029,506)	500.7%
Income tax benefit	(881,066)	(0.9)%	(159,934)	(0.1)%	(721,132)	450.9%
Net loss	$(3,953,187)	(4.2)%	$(644,813)	(0.6)%	$(3,308,374)	513.1%

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Revenue

Revenue for the three months ended March 31, 2022, decreased by $14.2 million, or 13.0%, compared to the same prior year period, primarily attributable to a lower number of orders due to decreases in traffic and the site conversion rate, partly offset by an increase in the average order value and an increase in Marketplace revenue. Compared to the same prior year period, traffic declined by 14.9% in the three-month period ended March 31, 2022, the site conversion rate decreased by 13.9% and average order value increased by 9.4%.

We believe that the decrease in traffic and the site conversion rate was primarily attributable to a reduction in discretionary spending by consumers. The decrease was exacerbated by a lack of government stimulus as compared to the first quarter of 2021, a delay in the issuance of IRS refund checks, which have historically benefited first quarter revenue, as well as an increase in product costs due to high inflation. The increase in average order value in the first quarter of 2022 compared to the same prior year period was primarily attributable to increases in inflation and shipping charges to the customers.

Cost of Goods Sold

Cost of goods sold is composed of product cost, the associated fulfillment and handling costs charged by vendors, if any, and shipping costs. In the three months ended March 31, 2022, cost of goods sold decreased by $9.8 million, or 11.4%, compared to the same prior year period. This decrease in cost of goods sold was primarily driven by decreases in the number of orders or products sold and related shipping costs.

For the three months ended March 31, 2022, cost of goods sold was 80.5% compared to 79.1% of revenue in the respective prior year period. The 1.4% increase in cost of goods sold as a percentage of revenue was primarily attributable to changes in product categories mix and ongoing supply chain disruptions associated with the COVID-19 pandemic. During the three months ended March 31, 2022, we continued to source select products from alternate vendors at higher price points and we did not pass all of the associated increased costs to the consumer. Management currently expects these cost pressures to ease as our supply chain should regain efficiencies as the COVID-19 pandemic and related containment measures abate. We also continued to make investments in the adjacent verticals, repair parts and original equipment businesses.

Gross Profit and Gross Margin

Gross profit decreased by $4.3 million, or 19.0%, for the three months ended March 31, 2022, compared to the same prior year period, primarily due to a 13.0% decrease in revenue and increases in product and shipping costs associated with supply chain disruptions.

Gross margin of 19.5% for the three months ended March 31, 2022, was lower than the gross margin of 20.9% for the three months ended March 31, 2021, primarily attributable to a change in the product category revenue mix as discussed above and increases in product and shipping costs associated with ongoing supply chain disruptions.

Operating Expenses

Advertising expenses decreased $0.8 million, or 7.6%, for the three months ended March 31, 2022, compared to the three months ended March 31, 2021, primarily due to lower traffic and number of clicks.

Advertising expenses as a percentage of revenue were 10.2% and 9.6% for the three months ended March 31, 2022 and 2021, respectively. The increase in percentage was primarily attributable to increases in cost-per-click, a change in the mix of advertising channels and investments in certain marketing initiatives. Management believes investment in advertisement is one of the key drivers of revenue, and measures advertising efficiency in terms of revenue per advertisement dollar spent.

Selling, general and administrative (“SG&A”) expenses increased $0.3 million, or 2.8%, for the three months ended March 31, 2022, compared to the three months ended March 31, 2021. This increase was primarily attributable to an increase in non-cash share-based compensation expense of $0.8 million, partially offset by decreases in public company operating expenses of $0.3 million and in merchant services provider processing fees of $0.3 million.

Depreciation expenses increased $0.2 million, or 10.2%, for the three months ended March 31, 2022, compared to the three months ended March 31, 2021.

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Interest Expense

Interest expense decreased by $6,490, or 100%, for the three months ended March 31, 2022, compared to the three months ended March 31, 2021.

Income Tax Expense

Income tax benefit was $0.9 million for the three months ended March 31, 2022, compared to $0.2 million for the three months ended March 31, 2021. For the three months ended March 31, 2022, the effective income tax rate was (18.23)%, compared to (19.87)% for the three months ended March 31, 2021. The change in rate was primarily attributable to changes in state taxes and expenses not deductible for income tax purposes.

Non-GAAP Financial Measures

EBITDA and Adjusted EBITDA

This report includes non-GAAP financial measures that differ from financial measures calculated in accordance with U.S. generally accepted accounting principles (“GAAP”). These non-GAAP financial measures may not be comparable to similar measures reported by other companies and should be considered in addition to, and not as a substitute for, or superior to, other measures prepared in accordance with GAAP. Management uses non-GAAP financial measures internally to evaluate the performance of the business. Additionally, management believes certain non-GAAP measures provide meaningful incremental information to investors to consider when evaluating the performance of the Company.

To this end, we provide EBITDA and Adjusted EBITDA, which are non-GAAP financial measures. EBITDA consists of net income (loss) plus (a) interest expense; (b) income tax provision (or less benefit); and (c) depreciation expense. Adjusted EBITDA consists of EBITDA plus costs, fees, expenses, write-offs and other items that do not impact the fundamentals of our operations, as described further below following the reconciliation of these metrics. Management believes these non-GAAP measures provide useful information to investors in their assessment of the performance of our business. The exclusion of certain expenses in calculating EBITDA and Adjusted EBITDA facilitates operating performance comparisons on a period-to-period basis as these costs may vary independent of business performance. Accordingly, we believe that EBITDA and Adjusted EBITDA provide useful information to investors and others in understanding and evaluating our operating results in the same manner as our management and board of directors.

EBITDA and Adjusted EBITDA have limitations as an analytical tool, and you should not consider these measures in isolation or as a substitute for analysis of our results as reported under GAAP. Some of these limitations are:

●	Although depreciation is a non-cash charge, the assets being depreciated may have to be replaced in the future, and EBITDA and Adjusted EBITDA do not reflect cash capital expenditure requirements for such replacements or for new capital expenditure requirements;

●	EBITDA and Adjusted EBITDA do not reflect changes in our working capital;

●	EBITDA and Adjusted EBITDA do not reflect income tax payments that may represent a reduction in cash available to us;

●	EBITDA and Adjusted EBITDA do not reflect depreciation and interest expenses associated with the lease financing obligations; and

●	Other companies, including companies in our industry, may calculate Adjusted EBITDA differently, which reduces its usefulness as a comparative measure.

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Because of these limitations, you should consider EBITDA and Adjusted EBITDA alongside other financial performance measures, including various cash flow metrics, net income (loss) and our other GAAP results.

The following table reflects the reconciliation of net income (loss) to EBITDA and Adjusted EBITDA for each of the periods indicated.

	Three months ended March 31,
	2022	2021
Net loss	$(3,953,187)	$(644,813)
Interest expense	-	6,490
Income tax benefit	(881,066)	(159,934)
Depreciation	1,954,462	1,773,773
EBITDA	(2,879,791)	975,516
Stock compensation expense included in statement of operations	867,370	28,824
Legal & settlement expenses (1)	311,998	243,426
Adjusted EBITDA Total	$(1,700,423)	$1,247,766
% of revenue	(1.8)%	1.3%

(1)	Represents legal and settlement expenses related to significant matters that do not impact the fundamentals of our operations, pertaining to: (i) causes of action between certain of the Company’s shareholders and which involves claims directly against the Company seeking the fulfillment of alleged indemnification obligations with respect to these matters, and (ii) trademark and IP protection cases. We are involved in routine IP litigation, commercial litigation and other various litigation matters. We review litigation matters from both a qualitative and quantitative perspective to determine if excluding the losses or gains will provide our investors with useful incremental information. Litigation matters can vary in their characteristics, frequency and significance to our operating results.

Net loss increased by $3.3 million for the three months ended March 31, 2022, as compared to the same prior year period, primarily driven by a decrease in gross profit of $4.3 million, as well as an increase in non-cash stock compensation expense of $0.8 million. The year-over-year decrease in Adjusted EBITDA for the three months ended March 31, 2022, as compared to the same prior year period, was attributable to an increase in net loss, partially offset by an increase in non-cash stock compensation expense, as noted in the reconciliation table above.

Free Cash Flow

To provide investors with additional information regarding our financial results, we have also disclosed free cash flow, a non-GAAP financial measure that we calculate as net cash provided by (used in) operating activities less capital expenditures (which consist of purchases of property and equipment and website and software development costs). We have provided a reconciliation below of free cash flow to net cash provided by operating activities, the most directly comparable GAAP financial measure.

We have included free cash flow in this report because it is an important indicator of our liquidity as it measures the amount of cash we generate. Accordingly, we believe that free cash flow provides useful information to investors and others in understanding and evaluating our operating results in the same manner as our management.

Free cash flow has limitations as a financial measure, and you should not consider it in isolation or as a substitute for analysis of our results as reported under GAAP. There are limitations to using non-GAAP financial measures, including that other companies, including companies in our industry, may calculate free cash flow differently. Because of these limitations, you should consider free cash flow alongside other financial performance measures, including net cash provided by (used in) operating activities, capital expenditures and our other GAAP results.

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The following table presents a reconciliation of net cash (used in) provided by operating activities to free cash flow for each of the periods indicated.

	Three months ended March 31,
	2022	2021
Net cash (used in) provided by operating activities	$(5,521,565)	$17,017,962
Purchase of property and equipment	(16,200)	(13,099)
Website and software development costs	(1,837,962)	(1,759,175)
Free cash flow	$(7,375,727)	$15,245,688

Liquidity and Capital Resources

The Company’s cash was $15.8 million and $23.2 million as of March 31, 2022 and December 31, 2021, respectively. Our ability to maintain adequate liquidity for our operations is dependent upon a number of factors, including our revenue and earnings, the impacts of COVID-19 and the Russia-Ukraine war on our operations and on macroeconomic conditions, and our ability to take further cost savings and cash conservation measures if necessary. At this time, we believe that cash flows generated from operations and our cash will be sufficient to meet our anticipated operating cash needs for at least the next twelve months. However, any projections of future cash needs and cash flows are subject to substantial uncertainty. See Item 1A of Part I, “Risk Factors” for a discussion of the factors that may impact our ability to maintain adequate liquidity, included in our 2021 Form 10-K.

Cash Flow Summary

The change in cash and cash equivalents was as follows:

	Three months ended March 31,
	2022	2021
Net cash (used in) provided by operating activities	$(5,521,565)	$17,017,962
Net cash used in investing activities	(1,854,162)	(1,772,274)
Net cash used in financing activities	-	(5,156)
Net change in cash	$(7,375,727)	$15,240,532

Cash Flows from Operating Activities

The net cash (used in) provided by operating activities consists of net income (loss), adjustments for certain non-cash items, including depreciation, and the effect of changes in working capital and other activities. Operating cash flows can be volatile and are sensitive to many factors, including changes in working capital and our net income (loss). We have a negative working capital model where current liabilities exceed current assets. Any profitable growth in revenue results in incremental cash for the Company. We receive funds when customers place orders on the website, while accounts payable are paid over a period of time. Vendor terms range on average from one week to eight weeks.

Net cash used in operating activities in the three months ended March 31, 2022 was $5.5 million, and was driven primarily by the impact of a net loss of $4.0 million, non-cash depreciation and amortization expenses of $2.2 million and a negative net change in operating assets and liabilities of $3.8 million, primarily comprising of a decrease in accounts payables.

Net cash provided by operating activities in the three months ended March 31, 2021 was $17.0 million and was driven primarily by cash provided by a change in operating assets and liabilities of $15.9 million, which in turn was primarily driven by increases in accounts payable and customer deposits, and the impact of non-cash depreciation and amortization expense of $1.8 million.

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Cash Flows from Investing Activities

Net cash used in investing activities was $1.9 million for the three months ended March 31, 2022, compared to $1.8 million for the three months ended March 31, 2021, consisting of website and software development costs and purchases of property and equipment in both periods. Cash used in investing activities varies depending on the timing of technology and product development cycles.

Cash Flows from Financing Activities

Net cash used in financing activities for the three months ended March 31, 2022, was $0, compared to $5,156 in the three months ended March 31, 2021, due to principal paid on notes payable in the prior year period that did not recur in the current year period.

Future Cash Requirements

Operating Leases

The Company has several non-cancelable lease arrangements for office spaces and an equipment lease that expire at various dates through 2024. Rental expense for operating leases was $248,391 for the three months ended March 31, 2022.

Future minimum lease payments under non-cancelable operating leases as of March 31, 2022, are as follows:

April 1, 2022 to March 31, 2023	$710,952
April 1, 2023 to March 31, 2024	441,534
Total future minimum lease payments	$1,152,486

Debt and Capital Structure Activity

We had no borrowings as of March 31, 2022. However, we continually evaluate opportunities to sell additional equity or debt securities, obtain credit facilities, obtain finance and operating lease arrangements, and/or enter into financing obligations for strategic reasons or to further strengthen our financial position. The sale of additional equity or convertible debt securities would be dilutive to our shareholders. In addition, we will, from time to time, consider the acquisition of, or investment in, complementary businesses, products, services, capital infrastructure, and technologies, which might affect our liquidity requirements or cause us to secure additional financing, or issue additional equity or debt securities. There can be no assurance that additional credit lines or financing instruments will be available in amounts or on terms acceptable to us, if at all.

Capital Expenditures

Capital expenditures consist primarily of website and software development, and the amount and timing thereof varies depending on the timing of technology and product development cycles.

Dividends

The Company has never paid dividends on any of our capital stock and currently intends to retain any future earnings to fund the growth of our business. Any determination to pay dividends in the future will be at the discretion of the Board and will depend on our financial condition, operating results, capital requirements, general business conditions and other factors that the Board may deem relevant.

Cash Taxes

The Company paid no taxes in cash for both the three months ended March 31, 2022 and 2021. As of December 31, 2021, the Company had $8,701,504 in federal net operating losses (“NOL”), all remaining from 2019 and onwards and accordingly available to offset future taxable income indefinitely. However, the NOL’s are subject to an 80% of taxable income limitation for all periods after January 1, 2021. The Company does not currently anticipate any significant increase or decrease of the total amount of unrecognized tax benefits within the next twelve months.

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Critical Accounting Estimates

Critical accounting estimates are those estimates made in accordance with GAAP that involve a significant level of estimation uncertainty and have had or are reasonably likely to have a material impact on the financial condition or results of operation of the registrant. These items require the application of management’s most difficult, subjective, or complex judgments, often because of the need to make estimates about the effect of matters that are inherently uncertain and that may change in subsequent periods. In preparing our consolidated financial statements in accordance with GAAP, management has made estimates, assumptions and judgments that affect the reported amounts of assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting periods.

In preparing these financial statements, management has utilized available information, including our past history, industry standards and the current and projected economic environments, among other factors, in forming its estimates, assumptions and judgments, giving due consideration to materiality. Because the use of estimates is inherent in GAAP, actual results could differ from those estimates. In addition, other companies may utilize different estimates, which may impact comparability of our results of operations to those of companies in similar businesses.

A summary of the accounting estimates that management believes are critical to the preparation of our consolidated financial statements is set forth below. See Note 2 of the Notes to Consolidated Financial Statements included in this report and in our 2021 Form 10-K for our other significant accounting policies and accounting pronouncements that may impact the Company’s consolidated financial position, earnings, cash flows or disclosures.

Revenue Recognition

Our revenue recognition is impacted by estimates of unshipped and undelivered orders at the end of the applicable reporting period. As we ship a large volume of packages through multiple carriers, actual delivery dates may not always be available, and as such we estimate delivery dates based on historical data. If actual unshipped and undelivered orders are not consistent with our estimates, the impact on our revenue for the applicable reporting period could be material. Unshipped and undelivered orders as of March 31, 2022, and December 31, 2021, were $17.9 million and $15.5 million, respectively, which are reflected as customer deposits on our consolidated balance sheets.

The outstanding days from the order date of our unshipped and undelivered orders were, on average, estimated at 11.6 days as of March 31, 2022, based on our actual determination of 11.6 days as of October 31, 2021.

Sales discounts earned by customers at the time of purchase and taxes collected from customers, which are remitted to governmental authorities, are deducted from gross revenue in determining net revenue. Allowances for sales returns are estimated and recorded based on historical experience and reduce product revenue, inclusive of shipping fees, by expected product returns.

If actual sales returns are not consistent with our estimates, or if we have to make adjustments, we may incur future losses or gains that could be material. Adjustments to our estimated net allowances for sales returns over the three months and nine months ended March 31, 2022, and 2021 were as follows:

	Three months ended March 31,
	2022	2021
Balance at beginning of period	$738,465	$1,062,077
Adjustment	145,188	63,893
Balance at closing of period	$883,653	$1,125,970

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Website and Software Development

We capitalize certain costs associated with website and software development (technology platform including the product catalog) for internal use in accordance with Accounting Standards Codification (“ASC”) 350-50, Intangibles — Goodwill and Other — Website Development Costs, and ASC 350-40, Intangibles — Goodwill and Other — Internal Use Software, when both the preliminary project design and the testing stage are completed and management has authorized further funding for the project, which it deems probable of completion and to be used for the function intended. Capitalized costs include amounts directly related to website and software development such as contractors’ fees, payroll and payroll-related costs for employees who are directly associated with and who devote time to our internal-use software. Capitalization of such costs ceases when the project is substantially complete and ready for its intended use. Capitalized costs are amortized over a three-year period commencing on the date that the specific module or platform is placed in service. Costs incurred during the preliminary stages of development and ongoing maintenance costs are expensed as incurred. Determinations as to when a project is substantially complete and what constitutes ongoing maintenance require judgments and estimates by management. We periodically review the carrying values of capitalized costs and makes judgments as to ultimate realization. The amount of capitalized software costs for the three months ended March 31, 2022, and 2021 were as follows:

Three months ended March 31,	Capitalized Software
2022	$1,837,962
2021	$1,759,175

Stock-Based Compensation

Compensation expense related to stock option awards and restricted stock units granted to certain employees, directors and consultants is based on the fair value of the awards on the grant date. If the service inception date precedes the grant date, accrual of compensation cost for periods before the grant date is based on the fair value of the award at the reporting date. In the period in which the grant date occurs, cumulative compensation cost is adjusted to reflect the cumulative effect of measuring compensation cost based on fair value at the grant date rather than the fair value previously used at the service inception date or any subsequent reporting date. Forfeitures are recorded as they occur. The Company recognizes compensation cost related to time-vested options and restricted stock units with graded vesting features on a straight-line basis over the requisite service period. Compensation cost related to a performance-vesting options and performance-based units, where a performance condition or a market condition that affects vesting exists, is recognized over the shortest of the explicit, implicit, or defined service periods. Compensation cost is adjusted depending on whether or not the performance condition is achieved. If the achievement of the performance condition is probable or becomes probable, the full fair value of the award is recognized. If the achievement of the performance condition is not probable or ceases to be probable, then no compensation cost is recognized or amounts previously recognized are reversed.

Changes in expectations and outcomes different from estimates (such as the achievement or non- achievement of performance conditions) may cause a significant adjustment to earnings in a reporting period as timing and amount of expense recognition is highly dependent on management’s estimate.

Deferred Tax Assets

Deferred tax assets and liabilities are recognized for the estimated future tax consequences attributable to temporary differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases and net operating loss carryforwards. Deferred tax assets and liabilities are measured using enacted tax rates for years in which those temporary differences are expected to be recovered or settled. The measurement of deferred tax assets is reduced by the amount of any tax benefit that, based on available evidence, is not expected to be realized, and a corresponding allowance is established. The current income tax provision reflects the tax consequences of revenues and expenses currently taxable or deductible on the Company’s various income tax returns for the reporting year.

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Allowance for Doubtful Accounts

Accounts receivable balances include amounts due from customers. The Company periodically reviews its accounts receivable balances to determine whether an allowance for doubtful accounts is necessary based on an analysis of past due accounts, historical occurrences of credit losses, existing economic conditions, and other circumstances that may indicate that the realization of an account is in doubt. As of March 31, 2022, and 2021, the Company determined that an allowance for doubtful accounts was not necessary. As circumstances change, it could result in material adjustments to the allowance for doubtful accounts.

Recent Accounting Pronouncements

See Note 2 of the Notes to the Consolidated Financial Statements included elsewhere in this report for information on how recent accounting pronouncements have affected or may affect our financial position, results of operations or cash flows.

Off-Balance Sheet Arrangements

PARTS iD is not a party to any off-balance sheet arrangements.

Item 3. Quantitative and Qualitative Disclosures about Market Risk

Not required for smaller reporting companies.

Item 4. Controls and Procedures

Management’s Evaluation of Disclosure Controls and Procedures

Disclosure controls and procedures are controls and other procedures that are designed to ensure that information required to be disclosed in our reports filed or submitted under the Exchange Act is recorded, processed, summarized and reported within the time periods specified in the SEC’s rules and forms. Disclosure controls and procedures include, without limitation, controls and procedures designed to ensure that information required to be disclosed in company reports filed or submitted under the Exchange Act is accumulated and communicated to management, including our Chief Executive Officer and Chief Financial Officer, to allow timely decisions regarding required disclosure.

As required by Rules 13a-15 and 15d-15 under the Exchange Act, our Chief Executive Officer and Chief Financial Officer carried out an evaluation of the effectiveness of the design and operation of our disclosure controls and procedures as of March 31, 2022. Based upon their evaluation, our Chief Executive Officer and Chief Financial Officer concluded that our disclosure controls and procedures (as defined in Rules 13a-15(e) and 15d-15(e) under the Exchange Act) were effective as of March 31, 2022.

Changes in Internal Control over Financial Reporting

There were no changes in our internal control over financial reporting that occurred during the quarter ended March 31, 2022 that have materially affected, or are reasonably likely to materially affect, our internal control over financial reporting.

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PART II

Item 1. Legal Proceedings

We are routinely involved in a number of legal actions, proceedings, litigation and other disputes arising in the ordinary course of our business. See Note 6 of Notes to Unaudited Condensed Consolidated Financial Statements for additional information regarding legal matters and proceedings, which is incorporated herein by reference.

Item 1A. Risk Factors

There have been no material changes to our risk factors from those previously disclosed in our 2021 Form 10-K.

Item 2. Unregistered Sales of Equity Securities and Use of Proceeds

Issuer Purchases of Equity Securities

During the three months ended March 31, 2022, the Company did not repurchase any of its securities.

Item 6. Exhibits

Exhibit Number	Description

3.1	Second Amended and Restated Certificate of Incorporation (incorporated by reference to Exhibit 3.1 to the Company’s Registration Statement on Form 8-A filed on November 23, 2020)

3.2	Amended and Restated Bylaws (incorporated by reference to Exhibit 3.2 to the Company’s Registration Statement on Form 8-A filed on November 23, 2020)

31.1	Certification of Principal Executive Officer pursuant to Rule 13a-14(a)/15d-14(a) of the Securities Exchange Act of 1934, as amended

31.2	Certification of Principal Financial Officer pursuant to Rule 13a-14(a)/15d-14(a) of the Securities Exchange Act of 1934, as amended

32.1	Certification of Principal Executive Officer pursuant to 18 U.S.C. §1350, as adopted pursuant to Section 906 of the Sarbanes-Oxley Act of 2002

32.2	Certification of Principal Financial Officer pursuant to 18 U.S.C. §1350, as adopted pursuant to Section 906 of the Sarbanes-Oxley Act of 2002

101.1	The following financial statements from the Company’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2022, formatted in Inline XBRL: (i) Balance Sheets, (ii) Statements of Operations, (iii) Statements of Changes in Shareholders’ Deficit, (iv) Statements of Cash Flows, and (v) Notes to the Condensed Consolidated Financial Statements

104	Cover Page Interactive Data File (formatted as Inline XBRL and contained in Exhibit 101.1)

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SIGNATURES

Pursuant to the requirements of Section 13 or 15(d) of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

PARTS iD, INC.

May 10, 2022	By:	/s/ Antonino Ciappina
Antonino Ciappina
Chief Executive Officer

May 10, 2022	By:	/s/ Kailas Agrawal
Kailas Agrawal
Chief Financial Officer

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